As filed with the Securities and Exchange Commission on November 18, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	25-1428528
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

601 Philadelphia Street, Indiana, Pennsylvania 15701 (724) 349-7220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew C. Tomb, Esq.

Executive Vice President,

General Counsel and Chief Risk Officer

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 463-2030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James J. Barresi, Esq. Squire Patton Boggs (US) LLP 221 E. Fourth Street, Suite 2900 Cincinnati, Ohio (513) 361-1260	Jeremy D. Siegfried, Esq. Porter, Wright, Morris & Arthur LLP 41 South High Street Suite 2800 Columbus, Ohio 43215 (614) 227-2181

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	8,443,187	N/A	$85,957,125	$9,962.43

(1)	This registration statement covers the estimated maximum number of shares of common stock of the Registrant which are expected to be issued in connection with completion of the merger described in this registration statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f), based on $14.50 per share, the average of the high and low prices of a DCB Financial Corp (“DCB Financial”) common share as quoted on the OTC Pink marketplace on November 11, 2016 the latest practicable date prior to the date of filing this Registration Statement, multiplied by 7,395,924 DCB Financial common shares that may be received by the Registrant and/or cancelled upon consummation of the merger less $21,283,773, the estimated aggregate amount of cash expected to be paid by the Registrant in exchange for DCB Financial common shares, which equals $85,957,125.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT AND PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT AND PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

DATED NOVEMBER 18, 2016, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF

DCB FINANCIAL CORP SHAREHOLDERS

and

PROSPECTUS OF

FIRST COMMONWEALTH FINANCIAL CORPORATION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

On October 2, 2016, DCB Financial Corp (“DCB Financial”) and First Commonwealth Financial Corporation (“First Commonwealth”) entered into an Agreement and Plan of Merger (which we refer to as the “Merger Agreement”) that provides for the combination of the two companies. Pursuant to the Merger Agreement, DCB Financial will merge with and into First Commonwealth, with First Commonwealth remaining as the surviving company (the “Merger”). The boards of directors of DCB Financial and First Commonwealth each have unanimously approved the Merger Agreement. If the Merger Agreement is approved and adopted by the shareholders of DCB Financial and the Merger is subsequently completed, each shareholder of DCB Financial will be entitled to receive, without interest, at the holder’s election and subject to proration as set forth in the Merger Agreement, 1.427 shares of First Commonwealth common stock or $14.50 in cash for each DCB Financial common share owned before the Merger (collectively, the “Merger Consideration”). The DCB Financial board of directors unanimously determined that the Merger, on the terms set forth in the Merger Agreement, is in the best interests of DCB Financial and the DCB Financial shareholders.

The Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement by the DCB Financial shareholders. This document is a proxy statement that the DCB Financial board of directors is using to solicit proxies for use at a special meeting of shareholders to be held on ●. At the meeting, the DCB Financial shareholders will be asked (1) to approve and adopt the Merger Agreement, (2) to approve the Merger-Related Compensation, (3) to adjourn the meeting if necessary to solicit additional proxies, and (4) to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

This document is also a prospectus relating to First Commonwealth’s issuance of up to 8,443,187 shares of First Commonwealth common stock in connection with completion of the Merger.

First Commonwealth common stock is listed on the New York Stock Exchange under the trading symbol “FCF,” and DCB Financial’s common shares are quoted on the OTC Pink marketplace under the symbol “DCBF.” On September 30, 2016, the last trading day before the execution of the Merger Agreement, the closing price of a share of First Commonwealth common stock was $10.09 and the closing price of a DCB Financial common share was $7.65. On ●, the closing price of a share of First Commonwealth common stock was $●, and the closing price of a DCB Financial common share was ●. We urge you to obtain current market quotations for both DCB Financial common shares and shares of First Commonwealth common stock.

For a discussion of certain risk factors relating to the Merger, see the section entitled “Risk Factors” beginning on page 18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement and prospectus or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with completion of the Merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement and prospectus is dated ●, and it

is first being mailed to DCB Financial shareholders on or about ●.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON ●

To the Shareholders of DCB Financial Corp:

We will hold a special meeting of the shareholders of DCB Financial Corp (“DCB Financial”) on ●, at ●, Eastern Time, at The Delaware County Bank and Trust Company Corporate Center, 110 Riverbend Avenue, Lewis Center, Ohio, 43035, to consider and vote upon:

1.	Merger Proposal. A proposal to approve and adopt the Agreement and Plan of Merger, dated October 2, 2016, by and between First Commonwealth Financial Corporation (“First Commonwealth”) and DCB Financial (the “Merger Agreement”) pursuant to which DCB Financial will merge with and into First Commonwealth (the “Merger”).

2.	Non-Binding Advisory Vote on Merger-Related Compensation. A proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of DCB Financial that is based on or otherwise relates to completion of the Merger (the “Merger-Related Compensation Proposal”).

3.	Adjournment. A proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy, or at any adjournment or postponement of that special meeting, to approve and adopt the Merger Agreement (the “Adjournment Proposal”).

4.	Other Matters. Such other matters as may properly come before the special meeting or any adjournment of the special meeting. The DCB Financial board of directors is not aware of any such other matters as of the date of this proxy statement and prospectus.

The proxy statement and prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section entitled “Risk Factors” beginning on page ● of the enclosed proxy statement and prospectus for a discussion of certain risk factors relating to the Merger.

The board of directors of DCB Financial fixed the close of business on ●, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT. Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described in the enclosed instructions. The affirmative vote of the holders of at least two-thirds of the outstanding DCB Financial common shares entitled to vote at the special meeting is required to approve and adopt the Merger Agreement. If you do not return your proxy or do not vote in person at the special meeting, the effect will be the same as a vote against the Merger Agreement. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy in the accompanying envelope. You may revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

The board of directors of DCB Financial unanimously recommends that shareholders vote (1) “FOR” approval and adoption of the Merger Agreement, (2) “FOR” approval of the Merger-Related Compensation Proposal, and (3) “FOR” approval of the Adjournment Proposal.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Regan & Associates, Inc., toll free at 1-800-737-3426.

By Order of the Board of Directors
Ronald J. Seiffert
Chairman, President, and Chief Executive Officer
●

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission (“SEC”) rules, this document incorporates certain important business and financial information about First Commonwealth and DCB Financial from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Attn: Matthew C. Tomb, Executive Vice President,

Chief Risk Officer and General Counsel

(724) 349-7220

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attn: J. Daniel Mohr, Executive Vice President

and Chief Financial Officer

(740) 657-7000

In order to ensure timely delivery of these documents, you should make your request by ●, to receive them before the special meeting.

You can also obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page ●.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the Merger, you should carefully read this entire proxy statement and prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement and prospectus.

Q: Why am I receiving this proxy statement and prospectus?

A: DCB Financial and First Commonwealth have agreed to the acquisition of DCB Financial by First Commonwealth under the terms of the Merger Agreement that is described in this proxy statement and prospectus. A copy of the Merger Agreement is attached to this proxy statement and prospectus as Annex A. In order to complete the Merger, DCB Financial shareholders must vote to approve and adopt the Merger Agreement. DCB Financial will hold a special meeting of shareholders to obtain this approval. This proxy statement and prospectus contains important information about the Merger, the Merger Agreement, the special meeting of DCB Financial, and other related matters, and you should read it carefully.

You are receiving this proxy statement and prospectus because you were a shareholder of DCB Financial as of ●, the record date for the special meeting of DCB Financial. This proxy statement and prospectus is being used by the board of directors of DCB Financial to solicit your proxy for use at the special meeting. The enclosed voting materials will allow you to vote your DCB Financial common shares without attending the special meeting in person. This document also serves as the prospectus for shares of First Commonwealth common stock to be issued in exchange for DCB Financial common shares in the Merger.

Q: What am I voting on?

A: You are being asked to vote to approve and adopt the Merger Agreement, pursuant to which DCB Financial will merge with and into First Commonwealth. First Commonwealth would be the surviving entity in the Merger, and DCB Financial would no longer be a separate company.

Additionally, you are being asked to vote to approve (1) the advisory (non-binding) Merger-Related Compensation Proposal, and (2) the Adjournment Proposal.

Q: What vote does the DCB Financial board of directors recommend?

A: After careful consideration, the DCB Financial board of directors has determined that the Merger is in the best interests of DCB Financial’s shareholders, has unanimously approved the Merger Agreement and recommends that DCB Financial’s shareholders vote “FOR” the approval and adoption of the Merger Agreement and “FOR” the Adjournment Proposal, if necessary. The DCB Financial board of directors also recommends that shareholders vote “FOR” approval of, on an advisory (non-binding) basis, the Merger-Related Compensation Proposal.

Q: What risks should I consider before I vote on the Merger Agreement?

A: You should review the section entitled “Risk Factors” beginning on page ●.

Q: What will I receive in the Merger?

A: If the Merger is completed, each DCB Financial common share will be converted into the right to receive, at the holder’s election and subject to proration as set forth in the Merger Agreement, 1.427 shares of First

Commonwealth common stock or $14.50 in cash (collectively, the “Merger Consideration”). See “The Merger Agreement — Merger Consideration” for a more complete discussion of the Merger Consideration to be paid in the Merger.

Q: How do I make an election to receive cash, First Commonwealth common stock or a combination of both?

A: An election form will be mailed to each holder of record of DCB Financial common shares as of the close of business on the record date for the DCB Financial special meeting. Each DCB Financial shareholder should complete and return the election form according to the instructions included with the form. The election form will be provided to DCB Financial shareholders under separate cover and is not being provided with this document. The election deadline will be 5:00 p.m., Eastern Time, on the date specified in the election form, which is expected to be one (1) business day preceding the closing date of the Merger. The election form must be received by Computershare Trust Company, N.A. (the “exchange agent”) by the election deadline.

If your DCB Financial common shares are held in “street name,” through a broker, bank or other nominee and you wish to make an election, you should seek instructions from the broker, bank or other nominee holding your shares concerning how to make an election. If you do not send in the election form by the election deadline, you will be treated as though you had not made an election.

Q: Will I receive the form of consideration I elect as a holder of DCB Financial common shares?

A: Each holder of DCB Financial common shares may not receive the form of consideration that such shareholder elects for each DCB Financial common share in the Merger due to the proration and adjustment procedures in the Merger Agreement.

The total cash consideration is fixed at $21,283,773, which is approximately 20% of the Merger Consideration, and the remaining approximately 80% of the Merger Consideration will be in the form of the stock consideration. As a result, if the aggregate number of shares with respect to which a valid cash or stock election has been made exceeds these limits, shareholders who elected the form of consideration that has been oversubscribed will receive a prorated election of both cash and stock consideration in accordance with the proration procedures set forth in the Merger Agreement and described in the section entitled “The Merger Agreement — Merger Consideration.”

Q: What happens if I do not make a valid election to receive cash or First Commonwealth common stock?

A: If a DCB Financial shareholder does not return a properly completed election form by the election deadline specified in the election form, such shareholder’s DCB Financial common shares will be considered “non-election” shares and will be converted into the right to receive the share consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. Generally, in the event one form of consideration (First Commonwealth common stock or cash) is undersubscribed in the Merger, DCB Financial common shares for which no election has been validly made will be allocated to that form of consideration before DCB Financial common shares electing the oversubscribed form will be switched to the other form of consideration pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your DCB Financial common shares, in the event proration is necessary, shares for which an election has been timely returned will have a priority over non-election shares.

Q: Will I receive any fractional shares of First Commonwealth common stock as part of the Merger Consideration?

A: No. First Commonwealth will not issue any fractional shares of First Commonwealth common stock in the Merger. Instead, First Commonwealth will pay you the cash value of a fractional share measured by the average of the daily closing prices during the regular session of First Commonwealth common stock on the New York Stock Exchange, or NYSE, for the five consecutive trading days ending on the business day immediately prior to the closing date of the Merger, rounded to the nearest cent.

Q: What are the tax consequences of the Merger to me?

A: The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the “Code”). As a result, the United States federal income tax consequences of the Merger to each DCB Financial shareholder will vary depending on whether the DCB Financial shareholder receives cash, shares of First Commonwealth common stock or a combination thereof in exchange for the shareholder’s DCB Financial common shares pursuant to the Merger. DCB Financial shareholders generally will not recognize a gain or loss on shares of the First Commonwealth common stock received pursuant to the Merger, except to the extent that the DCB Financial shareholders receive cash in lieu of any fractional shares of First Commonwealth common stock. DCB Financial shareholders’ basis in and holding periods for shares of the First Commonwealth common stock received may vary among shares if blocks of DCB Financial common shares were acquired at different times or for different prices.

DCB Financial shareholders receiving solely cash for their DCB Financial common shares generally will recognize a gain or loss equal to the difference between the amount of cash received and their tax basis in their DCB Financial common shares, although it is possible in certain circumstances that the amount of cash received could be treated as a dividend. DCB Financial shareholders receiving both shares of First Commonwealth common stock and cash for their DCB Financial common shares generally will recognize a gain (but not a loss) or, in certain circumstances, dividend income in an amount equal to the lesser of (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of shares of the First Commonwealth common stock received over the holder’s adjusted tax basis in its DCB Financial common shares surrendered) and (ii) the amount of cash received pursuant to the Merger.

As a condition to the closing, each of DCB Financial and First Commonwealth must receive an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. See “United States Federal Income Tax Consequences” beginning on page ● for a more complete discussion of the United States federal income tax consequences of the Merger. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q: Will First Commonwealth shareholders receive any shares or cash as a result of the Merger?

A: No. First Commonwealth shareholders will continue to own the same number of First Commonwealth shares they owned before the effective time of the Merger.

Q: What shareholder approvals are required to complete the Merger?

A: The Merger cannot be completed unless two-thirds of the DCB Financial common shares outstanding and entitled to vote at the special meeting approve and adopt the Merger Agreement.

Q: Are there any shareholders already committed to vote in favor of the Merger Agreement?

A: Yes. All of the members of DCB Financial’s board of directors have entered into a Voting Agreement to vote certain common shares beneficially owned by them, or cause common shares held jointly with another person or by such director’s spouse to be voted, in favor of approving the Merger Agreement. Those shareholders collectively own, either directly or indirectly, 1,671,182 common shares, or approximately 22.77% of the issued and outstanding DCB Financial common shares as of the record date.

Q: When and where is the special meeting?

A: The special meeting of shareholders of DCB Financial will be held on ●, at ●, Eastern Time, at The Delaware County Bank and Trust Company Corporate Center, 110 Riverbend Avenue, Lewis Center, Ohio, 43035.

Q: What will happen at the special meeting?

A: At the special meeting, DCB Financial shareholders will consider and vote upon the proposal to approve and adopt the Merger Agreement. Additionally, DCB Financial shareholders will consider and vote upon the advisory (non-binding) Merger-Related Compensation Proposal. If, at the time of the special meeting, there are not sufficient votes for the shareholders to approve and adopt the Merger Agreement, you may be asked to consider and vote upon a proposal to adjourn the special meeting so that additional proxies may be collected.

Q: Who is entitled to vote at the special meeting?

A: All holders of DCB Financial common shares who held shares at the close of business on ●, which is the record date for the special meeting of DCB Financial shareholders, are entitled to receive notice of and to vote at the DCB Financial special meeting. Each holder of DCB Financial common shares is entitled to vote their DCB Financial common shares owned as of the record date.

Q: What constitutes a quorum?

A: The holders of over 50% of the outstanding common shares as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain and bank, broker or other nominee non-votes will be treated as present for determining the presence or absence of a quorum.

Q: Is completion of the Merger subject to any conditions besides shareholder approval?

A: Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied or waived. To review the conditions of the Merger in more detail, see “The Merger Agreement — Conditions to Merger” on page ●.

Q: When is the Merger expected to be completed?

A: We are working to complete the Merger as quickly as possible. We first must obtain the necessary regulatory approvals and the approval and adoption of the Merger Agreement by DCB Financial shareholders at the special meeting. We currently expect to complete the Merger in the second quarter of 2017. Under the terms of the Merger Agreement, the closing date of the Merger cannot occur before April 1, 2017.

Q: What happens if the Merger is not completed?

A: If the Merger is not completed, DCB Financial shareholders will not receive any consideration for their DCB Financial common shares in connection with the Merger. Instead, DCB Financial will remain an independent public company and its common shares will continue to be quoted on the OTC Pink marketplace. Under specified circumstances, DCB Financial may be required to pay First Commonwealth a fee with respect to the Termination of the Merger Agreement, as described under “The Merger Agreement — Termination” beginning on page ●.

Q: Why am I being asked to cast a non-binding advisory vote on the Merger-Related Compensation Proposal?

A: The Securities and Exchange Commission requires DCB Financial to seek a non-binding advisory vote on the Merger-Related Compensation Proposal.

Q: What will happen if DCB Financial shareholders do not approve the Merger-Related Compensation Proposal at the special meeting?

A: Approval of the Merger-Related Compensation Proposal is not a condition to completion of the Merger. The vote with respect to the Merger-Related Compensation Proposal is an advisory vote and will not be binding on DCB Financial (or First Commonwealth following the Merger). Accordingly, as such compensation is contractual, such compensation will become payable if the Merger is completed regardless of the outcome of the advisory vote.

Q: What do I need to do now?

A: You should carefully read and consider the information contained in or incorporated by reference into this proxy statement and prospectus, including its annexes. It contains important information about the Merger, the Merger agreement, DCB Financial and First Commonwealth. After you have read and considered this information, you should vote your shares as soon as possible in one of four ways: (1) by mail (by completing and signing the proxy that accompanies this proxy statement and prospectus); (2) by telephone; (3) by using the Internet; or (4) in person (by either delivering the completed proxy or by casting a ballot if attending the special meeting). In the event that you choose not to vote by telephone, internet or in person, you should mail your signed proxy in the accompanying pre-addressed, postage-paid envelope as soon as possible so that your shares can be voted at the ●, DCB Financial special meeting.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on ●.

Q: What happens if I do not return a proxy or otherwise do not vote?

A: Because the required vote of DCB Financial shareholders on the Merger Agreement is based upon the number of outstanding DCB Financial common shares entitled to vote rather than upon the number of shares actually voted, a failure to vote, abstentions and broker non-votes will have the same practical effect as a vote “AGAINST” approval and adoption of the Merger Agreement.

The advisory vote on the Merger-Related Compensation Proposal and the vote on the Adjournment Proposal each require more votes to be cast in favor of these proposals than against. A failure to vote, abstentions and broker non-votes will have no effect on these proposals.

If you properly complete and sign your proxy but do not indicate how your DCB Financial common shares should be voted on a proposal, the DCB Financial common shares represented by your proxy will be voted as the DCB Financial board of directors recommends and therefore, “FOR” approval and adoption of the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal, and “FOR” approval of the Adjournment Proposal.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: No. Your bank, broker or other nominee is not permitted to vote your shares on the Merger Agreement without instructions from you. Your bank, broker or other nominee will only vote your shares on the Merger Agreement if you provide instructions on how to vote. You should contact your bank, broker or other nominee and ask what directions your bank, broker or other nominee will need from you. If you do not provide instructions on how to vote on the Merger Agreement, your bank, broker or other nominee will not be able to vote your shares, and this will have the effect of voting against the Merger Agreement.

Similarly, your bank, broker or other nominee will vote your shares on the Merger-Related Compensation Proposal and the Adjournment Proposal, but only if you provide instructions on how to vote. If you do not submit voting instructions to your bank, broker or other nominee, your shares will not be counted in determining the outcome of those proposals.

Please instruct your bank, broker or other nominee how to vote your shares, following the directions that your bank, broker or nominee provides.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy, dated at a date later than your most recent proxy. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions. You should send any notice of revocation to:

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attn: J. Daniel Mohr

Corporate Secretary

Q. What does it mean if I get more than one proxy card?

A. It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q: Should I send in my stock certificates now?

A: No. As soon as practicable after the completion of the Merger, you will receive a letter of transmittal describing how you may exchange your shares for the Merger Consideration. At that time, you must send your completed letter of transmittal to First Commonwealth in order to receive the Merger Consideration. Please do not return stock certificates with your proxy cards.

Q: Am I entitled to exercise appraisal rights instead of receiving the per share Merger Consideration for my DCB Financial common shares?

A: Shareholders are entitled to appraisal rights under Section 1701.84 and 1701.85 of the Ohio General Corporation Law (the “OGCL”) provided they follow the procedures and satisfy the conditions set forth in Section 1701.85 of the OGCL. For more information regarding appraisal rights, see the section entitled “Dissenters’ Rights of DCB Financial Shareholders” beginning on page ● of this proxy statement and prospectus.

In addition, a copy of Section 1701.85 of the OGCL is attached as Annex C to this proxy statement and prospectus. Failure to strictly comply with Section 1701.85 of the OGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q: Will a proxy solicitor be used?

A: Yes. DCB Financial has engaged Regan & Associates, Inc. to assist in the solicitation of proxies for its special meeting. In addition, DCB Financial officers and employees may request the return of proxies by telephone or in person.

Q: Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A: If you have more questions about the Merger Agreement or the Merger, you should contact:

First Commonwealth Financial Corporation 601 Philadelphia Street Indiana, Pennsylvania 15701 Attn: Matthew C. Tomb, Executive Vice President, Chief Risk Officer and General Counsel (724) 349-7220	Or

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attn: J. Daniel Mohr, Executive Vice President

and Chief Financial Officer

(740) 657-7000

or

Regan & Associates, Inc.

505 Eighth Avenue, Suite 800

New York, New York 10018

(800) 737-3426

SUMMARY

This summary highlights selected information in this proxy statement and prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement and prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” on page ●.

The Companies (page ●)

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 349-7220

First Commonwealth, headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 109 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency, Inc. First Commonwealth’s common stock is listed on the New York Stock Exchange under the symbol “FCF.”

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

(740) 657-7000

DCB Financial is a financial holding company formed under the laws of the State of Ohio. DCB Financial is the parent of The Delaware County Bank and Trust Company (“DCB Bank”), a state-chartered commercial bank, which conducts business from its main offices in Lewis Center, Ohio, and through its nine full-service and four limited-service branch offices located in Central Ohio. DCB Bank provides customary retail and commercial banking and cash management services to its customers. Its services include checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, SBA loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. DCB Financial’s common shares are quoted on the OTC Pink marketplace under the symbol “DCBF.”

Special Meeting of Shareholders; Required Vote (page ●)

The special meeting of DCB Financial shareholders is scheduled to be held on ●, at ●, Eastern Time, at The Delaware County Bank and Trust Company Corporate Center, 110 Riverbend Avenue, Lewis Center, Ohio, 43035. At the DCB Financial special meeting, you will be asked to vote to approve and adopt the Merger Agreement. You will also be asked to approve the Merger-Related Compensation Proposal and the Adjournment Proposal. Only DCB Financial shareholders of record as of the close of business on ●, are entitled to notice of, and to vote at, the DCB Financial special meeting and any adjournments or postponements of the DCB Financial special meeting.

As of the record date, there were ● DCB Financial common shares outstanding. The directors and executive officers of DCB Financial (and their affiliates), as a group, beneficially owned ● DCB Financial common shares representing approximately ●% of the outstanding DCB Financial common shares as of the record date.

Approval and adoption of the Merger Agreement requires the affirmative vote of holders of at least two-thirds of the outstanding DCB Financial common shares entitled to vote at the special meeting. The advisory vote on the Merger-Related Compensation Proposal and the vote on the Adjournment Proposal each require more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will have no effect on these proposals.

No approval by First Commonwealth shareholders is required.

The Merger and the Merger Agreement (pages ● and ●)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, DCB Financial will be merged with and into First Commonwealth, with First Commonwealth remaining as the surviving company. As soon as practicable after the consummation of the Merger, DCB Bank will be merged with and into First Commonwealth Bank, a wholly-owned subsidiary of First Commonwealth (the “Bank Merger”). The board of directors of First Commonwealth will be the board of directors of the surviving entity. At the time the Merger is completed, the boards of directors of First Commonwealth and First Commonwealth Bank will each be enlarged by one seat, and one DCB Financial director, as mutually agreed upon by First Commonwealth and DCB Financial, will be appointed to serve on the First Commonwealth and First Commonwealth Bank boards of directors. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement and prospectus and is incorporated by reference herein.

Merger Consideration (page ●)

If the Merger is completed, each DCB Financial common share will be converted into the right to receive, at the holder’s election and subject to proration as set forth in the Merger Agreement, either $14.50 in cash or 1.427 shares of First Commonwealth common stock. Aggregate cash consideration is fixed at $21,283,773, which is approximately 20% of the Merger Consideration, and the remaining Merger Consideration will be in the form of the stock consideration.

Treatment of DCB Financial’s Equity-Based Compensation Awards (page ●)

Stock Options. Immediately prior to the effective time, each option to purchase DCB Financial common shares granted under a DCB Financial equity incentive plan that is outstanding, which we refer to as a “DCB stock option,” will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, an amount in cash, without interest, equal to the product of (i) the positive difference, if any, between the Per Share Cash Equivalent Consideration (as defined below) and the exercise price of such stock option and (ii) the number of DCB Financial common shares subject to such option. If the exercise price of an option exceeds the Per Share Cash Equivalent Consideration, then the option will be cancelled without any payment.

As used herein, “Per Share Cash Equivalent Consideration” means an amount equal to the amount in cash, without interest, rounded to the nearest cent, equal to the (i) Exchange Ratio multiplied by (ii) the average of the daily closing prices of First Commonwealth common stock on the New York Stock Exchange for the five (5) trading days ending on the business day prior to the completion of the Merger.

Restricted Shares. At the effective time of the Merger, each award of DCB Financial restricted common shares that is outstanding immediately prior to the effective time of the Merger shall fully vest and shall be converted automatically, in accordance with the procedures set forth in the Merger Agreement, into the right to receive the Merger Consideration.

Recommendations of DCB Financial Board of Directors; DCB Financial’s Reasons for the Merger (page ●)

The DCB Financial board of directors unanimously determined that the Merger on the terms set forth in the Merger Agreement is in the best interests of DCB Financial and the DCB Financial shareholders. The DCB

Financial board of directors unanimously recommends that DCB Financial shareholders vote “FOR” approval and adoption of the Merger Agreement. In reaching its determination, the DCB Financial board of directors considered a number of factors, which are described in the section entitled “Proposal 1 — The Merger — DCB Financial’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page ●. Because of the wide variety of factors considered, the DCB Financial board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The DCB Financial board of directors also unanimously recommends that you vote “FOR” approval of the Merger Related Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Dissenters’ Rights of DCB Financial Shareholders (page ●)

DCB Financial shareholders of record, subject to the restrictions below, may exercise statutory appraisal rights under the OGCL in connection with the Merger.

DCB Financial shareholders who do not vote in favor of the approval and adoption of the Merger Agreement and who otherwise comply with applicable provisions of Sections 1701.84 and 1701.85 of the OGCL will be entitled to exercise appraisal rights thereunder and demand payment of the fair cash value of their shares. Any DCB Financial common shares held by a DCB Financial shareholder as of the record date who has not voted in favor of the approval and adoption of the Merger Agreement and who has demanded appraisal for such shares in accordance with the OGCL will not be converted into a right to receive the Merger Consideration. If, after the consummation of the Merger, such holder of DCB Financial common shares fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the consummation of the Merger into a right to receive the Merger Consideration. The relevant provisions of the OGCL are included as Annex C to this proxy statement and prospectus.

DCB Financial shareholders who are considering exercising their appraisal rights and seeking payment of fair cash value of their DCB Financial shares should be aware that the “fair cash value” of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the Merger Consideration they would receive pursuant to the Merger if they did not seek payment of fair cash value of their shares.

You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your appraisal rights, DCB Financial shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled “Dissenters’ Rights of DCB Financial Shareholders” beginning on page ● of this proxy statement and prospectus and the text of Section 1701.85 of the OGCL reproduced in its entirety as Annex C to this proxy statement and prospectus for additional information.

Voting Agreement (page ●)

As of the record date, the directors of DCB Financial beneficially owned 1,671,182 DCB Financial common shares. In connection with the execution of the Merger Agreement, First Commonwealth entered into voting agreements with all of the directors of DCB Financial pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, for approval and adoption of the Merger Agreement.

Opinion of DCB Financial’s Financial Advisor (page ●)

In connection with the Merger, DCB Financial’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered to the DCB Financial Board of Directors its opinion, dated October 2, 2016, to the effect that, as of the date of such opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of DCB Financial common shares, as more fully described under “The Merger —Opinion of DCB Financial’s Financial Advisor” beginning on page ●. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this document. The opinion was for the information of, and was directed to, the DCB Financial Board of Directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of DCB Financial to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the DCB Financial Board of Directors in connection with the Merger, and it does not constitute a recommendation to any holder of DCB Financial common shares or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of DCB Financial common shares, what election any such shareholder should make with respect to the cash consideration, the stock consideration or any combination thereof).

Regulatory Approvals (page ●)

Under the terms of the Merger Agreement, the Merger cannot be completed until First Commonwealth receives necessary regulatory approvals, which include the approval of the Federal Deposit Insurance Corporation (“FDIC”), the Pennsylvania Department of Banking and Securities (“PaDBS”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). First Commonwealth has filed applications with the FDIC and the PaDBS for approval, however, First Commonwealth cannot be certain when or if such approval will be obtained. On November 18, 2016, First Commonwealth submitted a request to the Federal Reserve Board for a waiver of the Federal Reserve’s application requirements. In the event that a waiver is not granted, First Commonwealth will file an application with the Federal Reserve for approval of the Merger. In addition, the Bank Merger is also subject to the non-objection of the Ohio Department of Commerce, Division of Financial Institutions. Although First Commonwealth does not know of any reason why it cannot obtain these regulatory approvals or waivers in a timely manner, it cannot be certain when, or if, they will be obtained.

Issued First Commonwealth Shares Will be Eligible for Trading (page ●)

The shares of First Commonwealth common stock to be issued upon completion of the Merger will be eligible for trading on the New York Stock Exchange.

Conditions to the Merger (page ●)

The respective obligations of First Commonwealth and DCB Financial to consummate the Merger are subject to the satisfaction or waiver, on or before the effective time of the Merger, of a number of conditions, including:

•	approval of the Merger Agreement at the special meeting by holders of at least two-thirds of the outstanding DCB Financial common shares entitled to vote;

•	approval of the Merger and the Bank Merger by the appropriate regulatory authorities without the imposition of any term, condition or restriction upon First Commonwealth that First Commonwealth reasonably determines is a burdensome condition;

•	the consummation of the Merger and the Bank Merger will not be illegal or otherwise prohibited and no order, injunction or other legal restraint preventing the consummation of the Merger or the Bank Merger is in effect;

•	the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the shares of First Commonwealth common stock to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;

•	the shares of First Commonwealth common stock to be issued upon completion of the Merger shall have been authorized for listing on the New York Stock Exchange;

•	the representations and warranties made by the parties in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger or as otherwise required in the Merger Agreement, unless the inaccuracies do not or would not reasonably be expected to result in a material adverse effect;

•	the obligations of the parties in the Merger Agreement must have been performed in all material respects;

•	the parties must have received the respective closing deliverables of the other party to the Merger Agreement;

•	dissenting shares must represent no more than ten percent (10%) of the outstanding DCB Financial common shares;

•	DCB Financial must have received an opinion from Porter, Wright, Morris & Arthur LLP, counsel to DCB Financial, and First Commonwealth must have received an opinion from Squire Patton Boggs (US) LLP, counsel to First Commonwealth, each dated as of the closing date, to the effect that the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code; and

•	there must not have occurred, on a consolidated basis, any change that individually or in the aggregate results in or is reasonably likely to result in a material adverse effect on DCB Financial or First Commonwealth.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination (page ●)

First Commonwealth or DCB Financial may mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if the DCB Financial shareholders have approved and adopted it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including (i) if the Merger is not consummated by October 2, 2017, (ii) if any governmental entity has issued a final and nonappealable order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or (iii) if the DCB Financial shareholders do not approve and adopt the Merger Agreement at the DCB Financial special meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the Merger Agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured by the earlier of October 2, 2017, or the date that is thirty (30) days following written notice of the breach.

First Commonwealth has the right to terminate the Merger Agreement if the DCB Financial board (i) withdraws, qualifies, amends, modifies or withholds its recommendation that DCB Financial shareholders approve and adopt the Merger Agreement, fails reaffirm such recommendation within five (5) business days after First Commonwealth requests that such action be taken or fails to publicly recommend against a publicly announced acquisition proposal from another party within five (5) business days after the public announcement of such acquisition proposal; (ii) approves or recommends an alternative acquisition proposal; or (iii) breaches certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of its shareholders and recommending that they approve and adopt the Merger Agreement.

DCB Financial has the right to terminate the Merger Agreement if at any time during the five day period starting on the date on which all required regulatory and shareholder approvals are obtained, (i) the average closing price of First Commonwealth common stock for the ten (10) trading days immediately preceding the date when all required regulatory approvals are obtained is below $8.07 per share and (ii) the average closing price of First Commonwealth common stock during such 10-day period underperforms the NASDAQ Bank Index by more than 20%. First Commonwealth has the right to prevent DCB Financial’s termination by agreeing to increase the Exchange Ratio pursuant to the formula set forth in the section entitled “The Merger Agreement —Merger Consideration.”

Termination Fee (page ●)

DCB Financial is required to pay First Commonwealth a termination fee of approximately $5.3 million under certain circumstances, including circumstances involving alternative acquisition proposals with respect to DCB Financial, changes in the recommendation of the DCB Financial board, and certain breaches of the Merger Agreement by DCB Financial.

Interests of DCB Financial’s Directors and Executive Officers in the Merger (page ●)

You should be aware that some of DCB Financial’s directors and executive officers may have interests in the Merger that are different from, or in addition to, their interests as shareholders. These interests include certain payments and benefits that may be provided to directors and executive officers of DCB Financial upon completion of the Merger, including acceleration of restricted share awards and payment of discretionary bonuses, or upon termination of their employment under specified circumstances at the time of or following the completion of the Merger, including cash severance. The DCB Financial board of directors was aware of these interests and took them into account in approving and adopting the Merger Agreement.

Accounting Treatment of the Merger (page ●)

First Commonwealth will account for the Merger as an “acquisition,” as that term is used under U.S. generally accepted accounting principles, or GAAP.

Rights of Shareholders After the Merger (page ●)

When the Merger is completed, DCB Financial shareholders who receive stock will become First Commonwealth shareholders, and their rights as shareholders will then be governed by First Commonwealth’s articles of incorporation and by-laws, which provide different rights than those provided by DCB Financial’s articles of incorporation and code of regulations. First Commonwealth is organized under Pennsylvania law and DCB Financial is organized under Ohio law. To review the differences in the rights of shareholders under each company’s governing documents, see “Comparison of the Rights of Shareholders” beginning on page ●.

United States Federal Income Tax Consequences of the Merger (page ●)

First Commonwealth and DCB Financial expect the Merger to qualify as a “reorganization” for United States federal income tax purposes. If the Merger so qualifies, DCB Financial shareholders will not recognize any gain or loss for United States federal income tax purposes on the exchange of DCB Financial shares solely for First Commonwealth shares in the Merger (except to the extent that the DCB Financial shareholders receive cash in lieu of any fractional shares of First Commonwealth common stock). DCB Financial shareholders exchanging DCB Financial shares solely for cash in the Merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and the DCB Financial shareholder’s aggregate tax basis in its DCB Financial common shares surrendered in exchange thereof, although it is possible in certain circumstances that the amount of cash received could be treated as a dividend. DCB Financial shareholders receiving both shares of First Commonwealth common stock and cash for their DCB Financial common shares generally will recognize a gain (but not a loss) or, in certain circumstances, dividend income in an amount equal to the lesser of (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of shares of the First Commonwealth common stock received over the holder’s adjusted tax basis in its DCB Financial common shares surrendered) and (ii) the amount of cash received pursuant to the Merger.

To review the tax consequences of the Merger to DCB Financial shareholders in greater detail, please see the section “United States Federal Income Tax Consequences” beginning on page ●.

Comparative Per Share Data

The following table shows information about First Commonwealth’s and DCB Financial’s book value per share, cash dividends per share, and diluted earnings per share, and similar information as if the Merger had occurred on the date indicated, all of which is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods, it has been assumed that First Commonwealth and DCB Financial had been merged throughout those periods along with certain other assumptions.

The information listed as “Pro Forma Equivalent DCB Financial Share” was obtained by multiplying the Pro Forma Combined amounts by a fixed Exchange Ratio of 1.427. This information is presented to reflect the fact that DCB Financial shareholders will receive shares of First Commonwealth common stock for each DCB Financial common share exchanged in the Merger. It is also anticipated that the combined company will derive financial benefits from the Merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. Further, the pro forma information below excludes one-time expenses related to the Merger. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

	First Commonwealth Historical	DCB Financial Historical	Pro Forma Combined	Pro Forma Equivalent DCB Financial Share
Book value per share:
at September 30, 2016	$8.45	$8.09	$8.59	$12.26
at December 31, 2015	$8.09	$8.08	$8.17	$11.66

Cash dividends per share:
Nine months ended September 30, 2016	$0.21	—	$0.21	$0.30
Year ended December 31, 2015	$0.28	—	$0.28	$0.40

Basic earnings per share:
Nine Months ended September 30, 2016	$0.47	$—	$0.43	$0.61
Year ended December 31, 2015	$0.56	$1.61	$0.63	$0.90

Diluted earnings per share:
Nine months ended September 30, 2016	$0.47	$—	$0.43	$0.61
Year ended December 31, 2015	$0.56	$1.61	$0.63	$0.90

Market Prices and Share Information

The table below sets forth, for the calendar quarters indicated, the high and low sales price per share, as well as the cash dividends paid per share, of First Commonwealth common stock, which trades on the NYSE under the symbol “FCF,” and DCB Financial Corp common shares, which trades on the OTC Pink marketplace under the symbol “DCBF.”

	First Commonwealth Common Stock						DCB Financial Common Shares
	High		Low		Dividend		High		Low		Dividend
Quarter Ended	(Dividends in Dollars per share)
December 31, 2016 (as of ●, 2016)	●		●		●		●		●		●
September 30, 2016		$10.36		$8.74		$0.07		$7.65		$7.05		—
June 30, 2016		$9.44		$8.32		$0.07		$7.18		$6.81		—
March 31, 2016		$9.28		$7.85		$0.07		$7.95		$6.72		—
December 31, 2015		$9.95		$8.78		$0.07		$7.95		$6.50		—
September 30, 2015		$9.93		$8.30		$0.07		$7.40		$6.70		—
June 30, 2015		$9.88		$8.85		$0.07		$7.35		$6.85		—
March 31, 2015		$9.32		$7.76		$0.07		$7.88		$7.00		—
December 31, 2014		$9.56		$8.27		$0.07		$7.50		$6.86		—

The following table presents quotation information for First Commonwealth stock on the New York Stock Exchange and DCB Financial stock on the OTC Pink marketplace on September 30, 2016, which was the last trading day prior to the announcement of the signing of the Merger Agreement and ●, which was the last practicable trading day for which information was available prior to the date of this proxy statement and prospectus.

	First Commonwealth Common Stock						DCB Financial Common Shares
	High		Low		Close		High		Low		Close
(Dollars per share)
September 30, 2016		$10.17		$9.95		$10.09		$7.65		$7.55		$7.65
●	$	●	$	●	$	●	$	●	$	●	$	●

The market value of the First Commonwealth common stock to be issued in exchange for DCB Financial common shares upon the completion of the Merger will not be known at the time of the special meeting. The above tables show only historical comparisons. Because the market prices of the First Commonwealth and DCB Financial common shares will likely fluctuate prior to the Merger, these comparisons may not provide meaningful information for the DCB Financial shareholders in determining whether to approve and adopt the Merger Agreement. Shareholders are encouraged to obtain current market quotations and to carefully review the other information contained in this proxy statement and prospectus.

The holders of First Commonwealth common stock receive dividends as and when declared by First Commonwealth’s board of directors out of statutory surplus or from net profits. Following the completion of the Merger, subject to approval and declaration by First Commonwealth’s board of directors, First Commonwealth expects to continue paying quarterly cash dividends on a basis consistent with past practices. The current annualized rate of distribution on a share of First Commonwealth common stock is $0.28 per share as of November 10, 2016. However, payment of dividends by First Commonwealth is subject to numerous factors, and no assurance can be given that First Commonwealth will pay dividends following the completion of the Merger or that dividends will not be reduced in the future.

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST COMMONWEALTH

The selected consolidated financial data presented below, as of and for the nine months ended September 30, 2016 and 2015, is unaudited. The selected consolidated financial data presented below, as of and for each of the years in the five-year period ended December 31, 2015, is derived from First Commonwealth’s audited historical financial statements. First Commonwealth’s management prepared the unaudited information on the same basis as it prepared First Commonwealth’s audited consolidated financial statements. In the opinion of First Commonwealth’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement and prospectus that First Commonwealth has previously filed with the SEC. See the section entitled “Where You Can Find More Information” on page ●. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$161,682	$151,736	$204,071	$202,181	$206,358	$219,075	$231,545
Total interest expense	14,166	11,509	15,595	18,501	21,707	30,146	41,678
Net interest income	147,516	140,227	188,476	183,680	184,651	188,929	189,867
Provision for credit losses	20,306	8,818	14,948	11,196	19,227	20,544	55,816
Net interest income after provision for loan losses	127,210	131,409	173,528	172,484	165,424	168,385	134,051
Total non-interest income	46,267	46,043	61,325	60,859	60,163	65,434	57,669
Total non-interest expense	114,250	120,745	163,874	171,210	168,824	177,207	176,826
Income before income taxes	59,227	56,707	70,979	62,133	56,763	56,612	14,894
Income taxes	17,551	16,625	20,836	17,680	15,281	14,658	(380)
Net income	41,676	40,082	50,143	44,453	41,482	41,954	15,274
Per Common Share:
Basic earnings per share	$0.47	$0.45	$0.56	$0.48	$0.43	$0.40	$0.15
Diluted earnings per share	0.47	0.45	0.56	0.48	0.43	0.40	0.15
Cash dividends declared	0.21	0.21	0.28	0.28	0.23	0.18	0.12
Book value	8.45	8.12	8.09	7.81	7.47	7.49	7.23
Statement of Condition (at period end):
Total assets	$6,666,483	$6,384,749	$6,566,890	$6,360,285	$6,214,861	$5,995,390	$5,841,122
Loans, net	4,805,918	4,527,217	4,632,938	4,405,257	4,229,608	4,137,517	3,982,409
Loans held for sale	7,855	4,986	5,763	2,502	—	—	13,412
Deposits	4,458,980	4,161,490	4,195,894	4,315,511	4,603,863	4,557,881	4,504,684
Short-term borrowings	1,330,327	1,329,794	1,510,825	1,105,876	626,615	356,227	312,777
Subordinated debentures	72,167	72,167	72,167	72,167	72,167	105,750	105,750
Long-term borrowings	8,892	39,052	9,314	89,459	144,385	174,471	101,664
Total shareholders’ equity	751,787	722,768	719,546	716,145	711,697	746,007	758,543
Significant Ratios:
Return on average assets	0.83%	0.84%	0.78%	0.71%	0.68%	0.71%	0.27%
Return on average equity	7.53	7.48	6.98	6.18	5.70	5.46	2.00
Net interest margin	3.28	3.29	3.28	3.27	3.39	3.61	3.80
Dividend payout ratio	44.68	46.67	50.00	58.33	53.49	44.57	82.26
Capital Ratios:
Tier 1 leverage ratio	9.98%	10.13%	9.85%	9.85%	10.00%	11.24%	11.91%
Tier 1 capital to risk-weighted assets	11.59	11.50	11.25	11.73	12.10	13.28	13.46
Total capital to risk-weighted assets	12.64	12.46	12.25	12.79	13.26	14.53	14.71
Average equity to average assets	11.09	11.27	11.23	11.45	11.87	12.95	13.33
Asset Quality Ratios:
Non-performing / total loans	1.13%	0.89%	1.09%	1.24%	1.39%	2.56%	2.76%
Allowance for loan losses/total loans	1.13	1.06	1.08	1.17	1.27	1.60	1.51
Allowance for loan losses/non-performing loans	99.83	118.84	99.94	94.21	91.31	62.47	62.01
Net loan charge-offs/average loans (annualized)	0.46	0.37	0.36	0.31	0.76	0.35	1.62

SELECTED CONSOLIDATED FINANCIAL DATA OF DCB FINANCIAL

The selected consolidated financial data presented below, as of and for the nine months ended September 30, 2016 and 2015, is unaudited. The selected consolidated financial data presented below, as of and for each of the years in the five-year period ended December 31, 2015, is derived from DCB Financial’s audited historical financial statements. DCB Financial’s management prepared the unaudited information on the same basis as it prepared DCB Financial’s audited consolidated financial statements. In the opinion of DCB Financial’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement and prospectus. See the section entitled “Where You Can Find More Information” on page ●. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$13,742	$13,390	$17,890	$17,380	$17,079	$18,848	$22,732
Total interest expense	1,186	872	1,170	1,212	1,818	3,238	5,113
Net interest income	12,556	12,518	16,720	16,168	15,261	15,610	17,619
Provision for loan losses	—	—	—	150	2,417	495	5,436
Net interest income after provision for loan losses	12,556	12,518	16,720	16,018	12,844	15,115	12,183
Total non-interest income	4,841	3,561	4,822	4,460	4,967	5,024	6,358
Total non-interest expense	17,609	15,296	20,453	20,106	21,040	19,606	21,292
Income before income taxes	(212)	783	1,089	372	(3,229)	533	(2,751)
Income taxes	(233)	(10,688)	(10,655)	—	(298)	(69)	(13)
Net income	21	11,471	11,744	372	(2,931)	602	(2,738)

Per Common Share:
Basic earnings per share	$0.00	$1.58	$1.61	$0.05	$(0.41)	$0.15	$(0.74)
Diluted earnings per share	0.00	1.58	1.61	0.05	(0.41)	0.15	(0.74)
Cash dividends declared	—	—	—	—	—	—	—
Book value	8.09	8.05	8.08	6.53	6.29	6.73	9.33

Statement of Condition (at period end):
Total assets	$565,417	$541,734	$541,264	$515,382	$502,419	$506,492	$522,881
Loans, net	386,158	376,084	374,180	381,208	349,324	310,623	350,183
Loans held for sale	755	—	—	—	7,806	—	—
Deposits	489,548	474,907	474,537	453,192	426,859	448,290	445,428
Deposits held for sale	—	—	—	—	22,571	—	—
Short-term borrowings	1,328	382	1,530	7,257	—	454	29,500
Subordinated debentures	—	—	—	—	—	—	—
Long-term borrowings	2,965	4,329	2,990	4,551	4,838	7,044	10,536
Total shareholders’ equity	59,393	58,696	58,847	47,211	45,264	48,389	34,699

Significant Ratios:
Return on average assets	0.01%	2.88%	2.19%	0.07%	(0.58)%	0.12%	(0.49)%
Return on average equity	0.05	32.82	23.71	0.82	(6.01)	1.73	(7.41)
Net interest margin	3.33	3.41	3.39	3.49	3.28	3.35	3.39
Dividend payout ratio	—	—	—	—	—	—	—

Capital Ratios:
Tier 1 leverage ratio	8.99%	9.33%	9.34%	9.21%	9.00%	9.79%	6.60%
Tier 1 capital to risk-weighted assets	13.33	13.28	13.44	12.72	12.56	12.25	8.80
Total capital to risk-weighted assets	14.58	14.43	14.62	13.88	13.82	13.46	10.10
Average equity to average assets	10.55	8.79	9.23	9.06	9.39	6.83	6.56

Asset Quality Ratios:
Non-performing loans / total loans	2.51%	1.95%	1.92%	2.98%	5.91%	8.21%	9.34%
Allowance for loan losses / total loans	1.18	1.11	1.14	1.10	1.85	2.17	2.66
Allowance for loan losses / non-performing loans	46.87	56.63	59.65	36.84	31.98	26.41	28.52
Net loan charge-offs / average loans	(0.09)	0.01	(0.03)	0.70	0.18	0.97	2.05

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement and prospectus (See “Where You Can Find More Information”), including the risk factors included in First Commonwealth’s and DCB Financial’s respective Annual Reports on Form 10-K for the year ended December 31, 2015, you should consider carefully the risk factors described below in deciding how to vote for the proposals presented in this proxy statement and prospectus. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement and prospectus titled “Caution About Forward-Looking Statements.”

Because the market price of First Commonwealth common stock will fluctuate, DCB Financial shareholders cannot be certain of the market value of the First Commonwealth common stock that they will receive upon completion of the Merger.

Upon completion of the Merger, each DCB Financial common share will be converted to the right to receive 1.427 shares of First Commonwealth common stock or $14.50 in cash at the election of the shareholder and subject to proration as provided in the Merger Agreement. Any change in the price of First Commonwealth common stock prior to the Merger will affect the market value of the First Commonwealth common stock that you will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Commonwealth’s businesses, operations, prospects and regulatory considerations. Many of these factors are beyond the control of First Commonwealth and DCB Financial.

The prices of First Commonwealth common stock and DCB Financial common shares at the completion of the Merger may vary from their respective prices on the date the Merger Agreement was executed, on the date of this proxy statement and prospectus and on the date of our special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of First Commonwealth common stock during the period from September 30, 2016, the last trading day before public announcement of the Merger, through ●, the last practicable trading day prior to the date we printed and mailed this proxy statement and prospectus, the exchange ratio represented a value ranging from a high of $● on ● to a low of $● on ● for each DCB Financial common share. Because the date on which we expect to complete the Merger will be later than the date of our special meeting, at the time of our special meeting our shareholders will not know what the market value of First Commonwealth’s common stock will be upon completion of the Merger.

DCB Financial shareholders may receive a form of consideration different from what they elect.

Although each holder of DCB Financial common shares may elect to receive as consideration only shares of First Commonwealth common stock or only cash in the Merger, or shares of First Commonwealth common stock for certain shares and cash for other shares the total cash consideration is fixed at $21,283,773, which is approximately 20% of the Merger Consideration, and the remaining Merger Consideration will be in the form of First Commonwealth common stock. The cash consideration is fixed. Therefore, if DCB Financial shareholders elect more cash or stock than is available under the Merger Agreement, elections for the over-subscribed form of Merger Consideration will be prorated. As a result, if either the aggregate cash elections or stock elections exceed the maximum availability, and you choose the consideration election that exceeds the maximum availability, some of your consideration will be in a form that you did not choose.

The combined company that results from the Merger will have incurred significant transaction- and merger-related costs in connection with the Merger.

First Commonwealth and DCB Financial each expect to incur substantial costs in connection with the Merger and combining the businesses and operations of the two companies. First Commonwealth and DCB

Financial have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, additional unanticipated costs may be incurred during the integration process. Whether or not the Merger is consummated, First Commonwealth and DCB Financial will incur substantial expenses, such as legal, accounting, printing and financial advisory fees. Although First Commonwealth and DCB Financial expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near-term, or at all.

The combined company that results from the Merger may encounter integration difficulties that may prevent it from realizing the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, First Commonwealth’s ability to combine the businesses of First Commonwealth Bank and DCB Bank within First Commonwealth’s projected timeframe without materially disrupting the existing customer relationships of DCB Bank and suffering decreased revenues as a result of the loss of those customers. If First Commonwealth is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.

A number of factors could affect the integration process. The success of the Merger will depend upon the integration of employees, systems, operating procedures and information technologies, as well as the retention of key employees. First Commonwealth and DCB Financial have operated and, until the completion of the Merger, will continue to operate, independently from each other. Key employees of DCB Financial may elect to terminate their employment as a result of, or in anticipation of, the Merger. It will be important for First Commonwealth to attract and retain talented employees to complete the integration process. It is possible that the integration process could result in the disruption of First Commonwealth’s or DCB Financial’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Commonwealth or DCB Financial to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger.

First Commonwealth believes the combined company will achieve enhanced earnings due to, among other things, reduction of duplicate costs, improved efficiency and cross-marketing opportunities. If completion of the Merger is delayed or First Commonwealth experiences integration difficulties, including those discussed in the paragraphs above, First Commonwealth may not realize the anticipated benefits of the Merger at all, or the benefits of the Merger may take longer to realize than anticipated. Failure to achieve the anticipated benefits of the Merger in the timeframes projected by First Commonwealth could result in increased costs and decreased revenues. This could have a dilutive effect on the combined company’s earnings per share.

First Commonwealth has limited operating experience in Ohio, which may adversely impact First Commonwealth’s ability to compete successfully in this market area.

First Commonwealth first entered the Ohio market in 2014 with the opening of a loan production office in Cleveland. In August 2015, First Commonwealth expanded its presence in Ohio through its acquisition of First Community Bank. In July 2016, First Commonwealth announced the acquisition of 13 branches in Canton and Ashtabula from The Huntington National Bank and expects to complete this acquisition in December 2016. First Commonwealth may not be able to retain existing customers of DCB Financial, or adequately address the Ohio market in terms of the products and services that First Commonwealth proposes to offer, or otherwise compete successfully against institutions already established within this market area. First Commonwealth’s success in the Ohio market will depend, in large part, on the ability of First Commonwealth to identify, attract and retain qualified and experienced personnel with local expertise and relationships in the Ohio market to supplement the existing DCB Financial and First Commonwealth team. Such qualified personnel may be inexperienced in working with First Commonwealth, which could affect First Commonwealth’s ability to attract and retain qualified personnel. The newness of the First Commonwealth brand in the Ohio market may adversely affect First Commonwealth’s overall ability to compete for customers in this market area.

The market price for First Commonwealth common stock may be affected by factors different from those that historically have affected DCB Financial common shares.

Upon completion of the Merger, certain holders of DCB Financial common shares will become holders of First Commonwealth common stock. First Commonwealth’s businesses differ from those of DCB Financial, and accordingly, the results of operations of First Commonwealth will be affected by some factors that are different from those currently affecting the results of operations of DCB Financial. For a discussion of the businesses of First Commonwealth and DCB Financial and some of the important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement and prospectus and referred to under “Where You Can Find More Information” beginning on page ● and the information concerning DCB Financial and its subsidiaries contained elsewhere in this proxy statement and prospectus.

First Commonwealth’s decisions regarding the credit risk associated with DCB Bank’s loan portfolio could be incorrect and its credit mark may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the completion of the Merger.

Before signing the Merger Agreement, First Commonwealth conducted extensive due diligence on a significant portion of DCB Bank’s loan portfolio. However, First Commonwealth’s review did not encompass each and every loan in the DCB Bank loan portfolio. In accordance with customary industry practices, First Commonwealth evaluated the loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, First Commonwealth’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, which is obtained from independent appraisers, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and the economic environment in which the borrowers operate. If First Commonwealth’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, First Commonwealth’s estimated credit mark against the loan portfolio in total may be insufficient to cover actual loan losses after the Merger closes, and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside management’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease First Commonwealth’s net income.

The Merger cannot be completed unless a number of conditions in the Merger Agreement are satisfied or waived.

The Merger Agreement contains a number of conditions that must be satisfied or waived in order to complete the Merger. Those conditions include: approval of the Merger by DCB Financial shareholders, receipt of all required regulatory approvals, absence of any law, statute or regulation, or any order, injunction or other legal restraint or prohibition preventing the completion of the Merger, effectiveness of the registration statement of which this proxy statement and prospectus is a part, the accuracy of the representations and warranties of both parties, the performance by both parties of their respective covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. There can be no assurance that the conditions to closing of the Merger will be fulfilled or that the Merger will be completed. See the section entitled “The Merger Agreement — Conditions to the Merger” on page ●.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the Merger and the Bank Merger may be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. These governmental entities may not grant approval of either the Merger or the Bank Merger, or may impose conditions on the granting of their approvals. The conditions or changes they impose, as well as the process of obtaining regulatory approvals, could have the effect of delaying completion of the Merger or of imposing additional costs or limitations on First Commonwealth following the Merger. First Commonwealth may elect not to consummate the Merger if, in connection with any regulatory approval needed for the Merger, any governmental or regulatory entity imposes a restriction, requirement or condition on First Commonwealth that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on First Commonwealth and its subsidiaries, taken as a whole, after giving effect to the Merger. As a result, there can be no assurance that the desired regulatory approvals for the Merger will be obtained or that the Merger will be completed. See the section entitled “The Merger Agreement —Regulatory Approvals for the Merger” on page ●.

Termination of the Merger Agreement could negatively affect DCB Financial’s businesses and the market price of its common shares.

If the Merger Agreement is terminated, there may be various consequences, including:

•	DCB Financial’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger; and

•	the market price of DCB Financial common shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

If the Merger Agreement is terminated and the DCB Financial board of directors seeks another merger or business combination, DCB Financial shareholders cannot be certain that DCB Financial will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Commonwealth has agreed to pay in the Merger.

If the Merger Agreement is terminated under certain circumstances, DCB Financial may be required to pay First Commonwealth a termination fee of $5.3 million. See “The Merger Agreement — Termination Fee” on page ●.

If the Merger is not completed, DCB Financial will have incurred substantial expenses without its shareholders realizing the expected benefits of the Merger.

DCB Financial has already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement and prospectus, which are charged to earnings as incurred. If the Merger is not completed, these expenses will have a material adverse impact on the operating results of DCB Financial even though it will not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

The Merger Agreement limits DCB Financial’s ability to pursue alternatives to the Merger with First Commonwealth.

The Merger Agreement contains provisions that restrict DCB Financial’s ability to discuss, facilitate or enter into agreements with third parties to acquire DCB Financial. DCB Financial is not required to comply with this restriction if compliance would reasonably be expected to cause DCB Financial’s board of directors to breach its fiduciary duties. Even if DCB Financial were to avail itself of that limited exception, it could be obligated to pay First Commonwealth a termination fee of $5.3 million if either First Commonwealth or DCB Financial terminates the Merger Agreement under specified circumstances. In any event, the presence of those restrictions in the Merger Agreement could discourage a potential competing acquiror that may have an interest in acquiring DCB Financial from proposing or considering an acquisition even if that potential acquiror were prepared to pay a higher price to DCB Financial shareholders than the Merger Consideration offered by First Commonwealth.

DCB Financial will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainties about the effect of the Merger on employees and customers may have an adverse effect on DCB Financial and consequently on First Commonwealth. These uncertainties may impair DCB Financial’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others who deal with DCB Financial to consider changing existing business relationships with DCB Financial. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, DCB Financial’s business prior to the Merger and First Commonwealth’s business following the Merger could be negatively impacted.

The pursuit of the Merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from the ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of DCB Financial and, following the Merger, the combined company.

In addition, the Merger Agreement restricts DCB Financial from taking specified actions relative to its business without the prior consent of First Commonwealth. These restrictions may prevent DCB Financial from pursuing attractive business opportunities that may arise prior to the completion of the Merger. See “The Merger Agreement — Covenants” beginning on page ● for a description of the restrictive covenants applicable to DCB Financial.

Some of DCB Financial’s directors and executive officers have interests in the Merger that may differ from the interests of DCB Financial’s shareholders including, if the Merger is completed, the receipt of financial and other benefits.

You should be aware that DCB Financial’s directors and executive officers may have economic interests in the Merger that are different from, or in addition to, the interests of DCB Financial shareholders generally. For example, once the Merger is completed, it is expected that each DCB Financial executive officer will be entitled to change-in-control payments and accelerated vesting of equity-based compensation under the compensation programs put in place by DCB Financial. In addition, the executive officers may receive “stay bonuses” if they remain employed by DCB Financial through the closing date of the Merger.

Directors of DCB Financial will receive, once the Merger is completed, accelerated vesting of equity-based compensation. Additionally, following completion of the Merger, the First Commonwealth and First Commonwealth Bank boards of directors will each be enlarged by one seat, and one DCB Financial director, as mutually agreed upon by First Commonwealth and DCB Financial, will be appointed to serve on the First Commonwealth and First Commonwealth Bank boards of directors. The Merger Agreement also provides for the continued indemnification of DCB Financial’s current and former directors and executive officers following the Merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the Merger. See “Interests of DCB Financial’s Directors and Executive Officers in the Merger” on page ●.

DCB Financial shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Following the Merger, former DCB Financial shareholders are expected to hold approximately 9% of the outstanding shares of First Commonwealth common stock. As a result, former DCB Financial shareholders will have only limited ability to influence First Commonwealth’s business. Former DCB Financial shareholders will not have separate approval rights with respect to any actions or decisions of First Commonwealth or have separate representation on First Commonwealth’s or First Commonwealth Bank’s board of directors.

The Merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your DCB Financial common shares and DCB Financial may be subject to significant tax liability at the corporate level.

First Commonwealth and DCB Financial intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. First Commonwealth and DCB Financial will, as a condition to closing, each obtain an opinion from their respective legal counsel that the Merger will constitute a reorganization for federal tax purposes. These opinions do not bind the Internal Revenue Service (the “IRS”) or prevent the IRS from adopting a contrary position. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each DCB Financial common share surrendered in an amount equal to the difference between your adjusted tax basis in that common share and the fair market value of the Merger Consideration received in exchange for that common share upon completion of the Merger. Furthermore, if the Merger fails to qualify as a reorganization, First Commonwealth, as successor to DCB Financial, may incur a significant tax liability resulting from a taxable sale of DCB Financial’s assets for United States federal income tax purposes. See “United States Federal Income Tax” on page ●.

The shares of First Commonwealth common stock to be received by DCB Financial shareholders as consideration in the Merger will have different rights from the DCB Financial common shares currently held by them.

The rights associated with DCB Financial common shares are different from the rights associated with First Commonwealth common stock in certain significant respects. Upon completion of the Merger, DCB Financial shareholders who receive shares of First Commonwealth common stock as consideration in the Merger will become First Commonwealth shareholders and their rights as shareholders will be governed by the articles of incorporation and by-laws of First Commonwealth and provisions of Pennsylvania law applicable to companies formed in Pennsylvania, like First Commonwealth.

Please see “Comparison of the Rights of Shareholders” beginning on page ● for a discussion of the different rights associated with First Commonwealth common stock.

The fairness opinion delivered by DCB Financial’s financial advisor to the DCB Financial board of directors prior to the execution of the Merger Agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.

KBW, DCB Financial’s financial advisor in connection with the proposed Merger, delivered to the DCB Financial Board of Directors on October 2, 2016, its opinion, dated October 2, 2016, to the effect that, as of the date of such opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view to the holders of DCB Financial common shares, as more fully described under “The Merger — Opinion of DCB Financial’s Financial Advisor” beginning on page ●. KBW’s opinion speaks only as of the date of the opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of First Commonwealth or DCB Financial, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of First Commonwealth and DCB Financial.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This document, and the documents incorporated by reference into it, may contain forward-looking statements, including statements about First Commonwealth’s and DCB Financial’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of First Commonwealth and DCB Financial with the SEC, in press releases and in oral and written statements made by or with the approval of First Commonwealth that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•	statements about the benefits of the Merger between First Commonwealth and DCB Financial, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements of plans, objectives and expectations of First Commonwealth or DCB Financial or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the failure of the parties to satisfy or waive the closing conditions in the Merger Agreement in a timely manner or at all;

•	the failure of the DCB Financial shareholders to approve and adopt the Merger Agreement;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the risk that the businesses of First Commonwealth and DCB Financial will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	business disruption following the Merger;

•	revenues following the Merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	customer disintermediation;

•	local, regional, national and international economic conditions and the impact they may have on First Commonwealth and DCB Financial and their customers and First Commonwealth’s and DCB Financial’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth and DCB Financial must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	technological change;

•	the number of shares outstanding and price volatility of First Commonwealth’s common stock and DCB Financial’s common shares;

•	legislation affecting the financial services industry as a whole, and/or First Commonwealth and DCB Financial and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times and on the terms required to support First Commonwealth’s and DCB Financial’s future businesses;

•	capital management activities;

•	if litigation relating to the Merger is commenced, litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect First Commonwealth, DCB Financial and their respective businesses;

•	the impact on First Commonwealth’s or DCB Financial’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and

•	the success of First Commonwealth and DCB Financial at managing the risks involved in the foregoing.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Additional factors that could cause First Commonwealth’s and DCB Financial’s results to differ materially from those described in the forward-looking statements can be found in First Commonwealth’s and DCB Financial’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on

Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to First Commonwealth or DCB Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. First Commonwealth and DCB Financial undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For any forward-looking statements made in this proxy statement and prospectus or in any documents incorporated by reference into this proxy statement and prospectus, First Commonwealth and DCB Financial claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF THE DCB FINANCIAL SHAREHOLDERS

Date, Place, Time, and Purpose

The DCB Financial board of directors is sending you this proxy statement and prospectus and proxy to use at the special meeting. At the special meeting, the DCB Financial board of directors will ask you to vote (1) on a proposal to approve and adopt the Merger Agreement, (2) to approve, on an advisory (non-binding) basis, the Merger-Related Compensation Proposal, and (3) to approve the Adjournment Proposal. DCB Financial does not expect any other items of business to be presented at the special meeting. If other matters do properly come before the special meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their judgment.

The special meeting will be held on ●, at ●, Eastern Time, at The Delaware County Bank and Trust Company Corporate Center, 110 Riverbend Avenue, Lewis Center, Ohio, 43035.

Record Date, Voting Rights, Quorum, and Required Vote

DCB Financial has set the close of business on ●, as the record date for determining the holders of DCB Financial common shares entitled to notice of and to vote at the special meeting. Only DCB Financial shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were ● DCB Financial common shares outstanding and entitled to vote at the special meeting. Each DCB Financial common share is entitled to one vote at the special meeting on all matters properly presented.

The holders of over 50% of the outstanding DCB Financial common shares as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain will be treated as present for determining the presence or absence of a quorum.

Approval and adoption of the Merger Agreement will require the affirmative vote of holders of at least two-thirds of DCB Financial’s outstanding shares entitled to vote at the special meeting. Abstentions from voting and broker non-votes will have the same effect as a vote against the Merger Agreement. The directors and executive officers of DCB Financial (and their affiliates), as a group, beneficially own ● DCB Financial common shares, representing approximately ●% of the outstanding DCB Financial common shares as of the record date. In connection with the execution of the Merger Agreement, First Commonwealth entered into a voting agreement with all of the directors of DCB Financial pursuant to which they agreed to vote their shares “FOR” the approval and adoption of the Merger Agreement. The directors of DCB Financial were not paid any additional consideration in connection with the execution of the voting agreement.

The advisory vote on the Merger-Related Compensation Proposal and the vote on the Adjournment Proposal each require more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will have no effect on these proposals.

Voting and Revocability of Proxies

You may vote in one of four ways: (1) by mail (by completing and signing the proxy that accompanies this proxy statement and prospectus); (2) by telephone; (3) by using the Internet; or (4) in person (by either delivering the completed proxy or by casting a ballot if attending the special meeting). To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

DCB Financial shareholders whose shares are held in “street name” by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares.

Voting instructions are included on your proxy. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you submit your proxy without specifying a voting instruction, your shares will be voted “FOR” approval and adoption of the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal and “FOR” approval of the Adjournment Proposal.

You may revoke your proxy before it is voted by:

•	submitting to the Secretary of DCB Financial a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: DCB Financial Corp, 110 Riverbend Avenue, Lewis Center, Ohio 43035, Attention: J. Daniel Mohr, Corporate Secretary.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on ●.

Solicitation of Proxies

First Commonwealth will pay the costs of the distribution of this proxy statement and prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of DCB Financial may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. DCB Financial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

If you have any questions concerning the Merger, the other meeting matters or this proxy statement and prospectus or need assistance voting your shares, please contact the proxy solicitor at the address or telephone number listed below:

Regan & Associates, Inc.

505 Eighth Avenue, Suite 800

New York, New York 10018

(800) 737 - 3426

Recommendation of the DCB Financial Board of Directors

The DCB Financial board of directors unanimously determined that the Merger on the terms set forth in the Merger Agreement is in the best interests of DCB Financial and the DCB Financial shareholders. The DCB Financial board of directors unanimously recommends that DCB Financial shareholders vote “FOR” approval and adoption of the Merger Agreement, “FOR” approval of the Merger-Related Compensation Proposal and “FOR” approval of the Adjournment Proposal.

See “The Merger — Background of the Merger” and —“DCB Financial’s Reasons for the Merger and Recommendation of the Board of Directors” for a more detailed discussion of the DCB Financial board of directors’ recommendation with regard to the Merger Agreement.

INFORMATION ABOUT THE COMPANIES

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 349-7220

First Commonwealth, headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 109 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency, Inc. First Commonwealth’s common stock is listed on the New York Stock Exchange under the symbol “FCF.”

Additional information about First Commonwealth and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page ●.

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

(740) 657-7000

DCB Financial is a financial holding company formed under the laws of the State of Ohio. DCB Financial is the parent of DCB Bank, a state-chartered commercial bank, which conducts business from its main offices in Lewis Center, Ohio, and through its nine full-service and four limited-service branch offices located in Central Ohio. DCB Bank provides customary retail and commercial banking and cash management services to its customers. Its services include checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, SBA loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. DCB Financial’s common shares are quoted on the OTC Pink marketplace under the symbol “DCBF.”

Additional information about DCB Financial and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page ●.

PROPOSAL 1 — THE MERGER

Background of the Merger

The DCB Financial board of directors and its strategic alternatives committee have regularly engaged with executive management to consider and review DCB Financial’s long-term prospects, strategies, and options for enhancing shareholder value. These meetings from time to time have been attended by financial advisors, including KBW.

On June 16, 2016, at a meeting of the strategic alternatives committee of the DCB Financial board of directors, at which all members of the board of directors were invited to attend, executive management of DCB Financial reviewed its current five-year financial forecast and potential strategic options including, among other options, (1) an organic growth strategy, whereby DCB Financial would remain independent and pursue internally generated growth; (2) an acquisition strategy, whereby DCB Financial would remain independent and pursue potential acquisitions in addition to the pursuit of internally generated growth; and (3) a sale of DCB Financial through a business combination with another financial institution.

Executive management reviewed various proposed initiatives that supported DCB Financial’s then-current strategy of remaining independent. Executive management’s review of strategic options included a review of internal and external factors to assist the strategic alternatives committee of the board of directors in weighing whether DCB Financial should continue to remain independent. Factors that were discussed included, among other factors, (1) the current and prospective economic, interest rate and regulatory environments, (2) the current credit cycle, (3) security threats facing the financial services industry generally, (4) recent trends in mergers and acquisitions, (5) commercial loan portfolio growth in recent quarters and prospects for future growth, (6) upcoming long-term contractual obligations, (7) director succession, and (8) DCB Financial’s historical financial performance and stock trading multiples.

Executive management and the DCB Financial board of directors also discussed the potential impact that these factors could have on DCB Financial’s ability to meet the targets in its five-year financial forecast. Executive management and the DCB Financial board of directors also discussed difficulties faced by DCB Financial in pursuing and completing acquisitions in the current environment, and that those difficulties in pursuing and completing acquisitions would likely adversely affect the length of time necessary for DCB Financial to achieve ratios of return on assets and return on equity commensurate with its peers.

Following extensive discussion regarding each of the potential strategic options with the board of directors, Porter, Wright, Morris & Arthur LLP, or Porter Wright, DCB Financial’s legal counsel, advised the board of directors of its fiduciary obligations to the shareholders of DCB Financial in connection with the implementation of DCB Financial’s business plan and its consideration of mergers, acquisitions and other strategic alternatives.

At the conclusion of the strategic alternatives committee meeting, executive management recommended that DCB Financial retain KBW as its financial advisor. KBW was recommended based on its reputation in and knowledge of the banking industry, executive management’s prior experience with KBW and informal contact with KBW. The strategic alternatives committee resolved to engage KBW as DCB Financial’s financial advisor to assist the board of directors in its continuing assessment of the strategic alternatives discussed at the meeting, including a potential sale of DCB Financial, subject to negotiation of KBW’s engagement. The strategic alternatives committee advised management that KBW should be prepared to attend its regularly scheduled June 23, 2016 board meeting to discuss DCB Financial’s potential strategic alternatives.

On June 23, 2016, at a meeting of the board of directors of DCB Financial, KBW discussed with the board of directors, among other things, a market overview for the financial industry, the performance of DCB Financial compared to selected publicly traded banks, preliminary valuation matters, and the current mergers and acquisitions environment. KBW then engaged in a discussion of potential acquirors of DCB Financial identified based on size, geographic proximity to DCB Financial’s market, and the banking industry in such markets. As part of the discussion, KBW discussed each potential acquiror’s estimated capacity to complete a transaction with DCB Financial.

Following extensive discussion among the DCB Financial board of directors, executive management, KBW, and Porter Wright, the board of directors concluded that, based on the information discussed and the board’s assessment of its strategic alternatives, and given the recent favorable merger environment for financial institutions and viability of potential acquirors, the potential value that could be created for shareholders through a strategic transaction was greater than other alternatives, including remaining independent. The board of directors discussed a potential auction transaction timeline with executive management, KBW and Porter Wright. The board of directors formally engaged KBW as its financial advisor for such process and engaged Porter Wright as its legal counsel for such process.

Subsequent to the June 23, 2016 board meeting, DCB Financial, with the assistance of its financial and legal advisors, began to prepare a virtual data room and a confidential information memorandum, or CIM, that would be used to solicit indications of interest.

On July 28, 2016, at a meeting of the board of directors of DCB Financial, KBW reviewed with the board of directors the confidential information memorandum and 15 financial institutions that had been identified by KBW, with the assistance and recommendation of executive management, as potential acquirors for the board of directors to consider based on size, geographic proximity to DCB Financial’s market, and the banking industry in such markets and DCB Financial’s market. KBW provided an overview of each of the 15 financial institutions, including First Commonwealth, which included publicly available information on financial performance, market position, management and information on recent transactions.

KBW and DCB Financial executive management discussed the rationale for inclusion of each potential acquiror, although it was considered that several entities on the list may not be inclined to participate in the process due to timing concerns with other potential transactions. KBW also discussed the apparent financial ability to pay for each of the 15 identified financial institutions. Following extensive discussion by the board of directors of DCB Financial with executive management and KBW, the board of directors approved the inclusion of the 15 identified financial institutions in the process of soliciting indications of interest regarding a strategic transaction with DCB Financial. The board of directors directed KBW to commence the process by contacting each of the 15 potential acquirors on a confidential basis to make them aware of DCB Financial’s decision to explore strategic alternatives.

On July 29, 2016, KBW and Mr. Seiffert began contacting representatives of the 15 potential acquirors, including T. Michael Price, First Commonwealth’s President and Chief Executive Officer, and advised each of them that DCB Financial had determined to explore a strategic transaction.

Between July 29, 2016 and August 9, 2016, 10 of the 15 potential acquirors that were contacted signed a confidentiality agreement with DCB Financial and were granted access to a secure virtual data room containing the CIM and certain other preliminary information regarding DCB Financial. One potential acquiror that signed a confidentiality agreement and received the CIM decided not to continue with the process shortly after executing its confidentiality agreement. Five of the 15 potential acquirors that were contacted declined to sign a confidentiality agreement, did not engage any further in the process, and were not provided with access to the CIM.

Each of the nine remaining potential acquirors receiving the CIM were asked to submit a written non-binding indication of interest by August 24, 2016, and were told that DCB Financial would likely select two or three of such bidders to continue in the process, to conduct additional due diligence, and to engage in management presentations.

On August 8, 2016, executive management and KBW provided an informal update to the board of directors via teleconference of progress to date with those nine financial institutions that remained in the process.

On August 23, 2016, DCB Financial received its first written, non-binding indication of interest from a potential acquiror, which we refer to as Bank A, that proposed merger consideration in the range of $13-14 per share with a consideration mix of 60% stock and 40% cash. The indication of interest from Bank A also offered to consider adding one DCB Financial board member to its board of directors.

Also on August 23, 2016, DCB Financial received a second written non-binding indication of interest from a potential acquiror, which we refer to as Bank B, that proposed merger consideration at $10.50 per share with a consideration mix of 75% stock and 25% cash. The indication of interest from Bank B also offered to strongly consider adding one DCB Financial board member to its board of directors.

On August 24, 2016, DCB Financial received a written, non-binding indication of interest from First Commonwealth that proposed merger consideration in the range of $12-13 per share with up to 10% of the consideration payable in cash and the remainder in stock. The indication of interest also offered DCB Board members with the opportunity to join First Commonwealth’s central Ohio advisory board.

Also on August 24, 2016, DCB Financial received written, non-binding indications of interest from institutions, which we refer to as Bank C and Bank D. Bank C’s indication of interest proposed merger consideration at $13.50 per share in an all-stock transaction and Bank D offered proposed merger consideration in the range of $13-14 per share, with up to 20% of total merger consideration payable in cash and the remainder in stock.

On August 26, 2016, the board of directors held a regular meeting at which representatives of KBW and Porter Wright were present. KBW provided a summary of activities since the last board of directors update on August 8, 2016. KBW indicated that of the nine financial institutions that received the CIM, five had submitted indications of interest. Bank B had been informed that its proposed bid of $10.50 per share was substantially lower than the other indications of interest that were received, but Bank B declined to increase its proposal. KBW informed the board, that during its discussions with First Commonwealth regarding its indication of interest, First Commonwealth had orally stated that it was raising its offer from a range of $12-13 per share to a fixed $13 per share. First Commonwealth subsequently submitted a revised indication of interest reflecting a revised proposed merger consideration of $13 per share.

The board reviewed, with the assistance of KBW and Porter Wright, each of the indications of interest and the material terms of each indication of interest, including offer price or range per share, exchange ratio, whether there would be any caps, collars or walkaway rights, aggregate deal value, stock option treatment, mix of consideration (i.e., stock versus cash), board seats on acquiror’s board and/or creation of a regional board, required approvals, pro-forma ownership by DCB Financial’s shareholders, pro forma dividend per share, and charitable commitments to the communities served by DCB Financial. KBW compared for the board the various indications of interest in terms of market premiums, earnings per share multiples, tangible book value multiples, core deposit premium multiples, and other relevant metrics. KBW also discussed the financial performance and market performance of each of the five potential acquirors.

The board and executive management also discussed and considered a range of other factors including, but not limited to: the strategic compatibility with DCB Financial of each of the potential acquirors, the financial and market performance of each of the potential acquirors, the prospects of the combined company following the transaction, the liquidity of each of the potential acquiror’s capital stock, and the ability of each potential acquiror to successfully complete a transaction and obtain regulatory approvals. After consideration and further consultation with KBW and Porter Wright, the board of directors determined to invite First Commonwealth, Bank A, and Bank C to continue the process and conduct further due diligence.

In making its determination as to which potential acquirors would continue the process, the DCB Financial board of directors determined that Bank B’s offered merger consideration of $10.50 was insufficient. The board also determined that Bank D’s proposal was inferior to those advanced by First Commonwealth, Bank A and Bank C based on the factors described above and concerns regarding Bank D’s ability to receive regulatory approval and to promptly complete a transaction based on recent activity by Bank D.

On August 30, 2016, the secure virtual data room of DCB Financial containing relevant due diligence information and a draft version of the merger agreement prepared by Porter Wright was opened and made available to the three remaining potential acquirors, including First Commonwealth. The three potential acquirors were instructed to complete all of their due diligence, submit any desired changes to the proposed merger agreement, and submit a final written indication of interest by September 22, 2016.

Over the course of September 2016, the three remaining potential acquirors completed their due diligence reviews of DCB Financial, including review of due diligence documents and meetings among management of DCB Financial and each potential acquiror. DCB Financial also conducted reverse due diligence examinations of each potential acquiror.

On September 22, 2016, DCB Financial received final written indications of interest and proposed markups of the merger agreement from each of First Commonwealth, Bank A, and Bank C, the three remaining potential acquirors.

First Commonwealth’s final indication of interest proposed merger consideration of $14.50 per share with 20% of the consideration payable in cash and the remainder in stock. The indication of interest also offered adding one DCB Financial board member to First Commonwealth’s board of directors. First Commonwealth proposed a 5% termination fee payable by DCB Financial, but provided DCB Financial with the protection of a termination right in the event of significant adverse performance of First Commonwealth’s stock.

Bank A’s final indication of interest proposed merger consideration of $13.50 per share with 40% of the consideration payable in cash and the remainder in stock. The indication of interest also offered adding one DCB Financial board member to Bank A’s board of directors. Bank A proposed a $4 million termination fee, equating to 4% of its proposal, payable by DCB Financial, and did not provide DCB Financial with the protection of a termination right in the event of significant adverse performance of Bank A’s stock.

Bank C’s final indication of interest proposed merger consideration of $12.14 per share in an all stock transaction. The indication of interest also offered adding one DCB Financial board member to Bank C’s board of directors. Bank C proposed a $4 million termination fee, equating to 4.5% of its proposal, payable by DCB Financial, but provided DCB Financial with the protection of a termination right in the event of significant adverse performance of Bank C’s stock.

On September 25, 2016, the board of directors held a special meeting at which representatives of KBW and Porter Wright were present. KBW and executive management provided a summary of activities since the last board of directors update on August 26, 2016. The board reviewed, with the assistance of KBW and Porter Wright, each of the final indications of interest and the material terms of each indication of interest, including offer price per share, exchange ratio, whether there would be any caps, collars or walkaway rights, aggregate deal value, stock option treatment, mix of consideration (i.e., stock versus cash), board seats on acquiror’s board and/or creation of a regional board, required approvals, pro-forma ownership by DCB Financial’s shareholders, pro forma dividend per share, and charitable commitments to the communities served by DCB Financial. KBW compared for the board the final indications of interest in terms of market premiums, earnings per share multiples, tangible book value multiples, core deposit premium multiples, and other relevant metrics. KBW also discussed the financial performance and market performance of each of the three remaining potential acquirors.

The board of directors and executive management also discussed and considered a range of other factors including, but not limited to: the strategic compatibility with DCB Financial of each of the potential acquirors, the financial and market performance of each of the potential acquirors, the prospects of the combined company following the transaction, the liquidity of each of the potential acquiror’s capital stock, and the ability of each the potential acquiror to successfully complete a transaction and obtain regulatory approvals. Porter Wright also discussed with the board of directors the proposed changes to the merger agreement submitted by each of the remaining potential acquirors.

After consideration and further consultation with KBW and Porter Wright, including a review by Porter Wright of the fiduciary duties of the board of directors and executive management, the board of directors determined to proceed with negotiating a definitive merger agreement with First Commonwealth.

Over the next week, DCB Financial and First Commonwealth negotiated the terms of the definitive merger agreement and its related documents and agreements.

DCB Financial and First Commonwealth also continued their respective due diligence examinations of each other. On September 27, 2016, executive management of DCB Financial performed on-site reverse due diligence at First Commonwealth’s headquarters in consultation with representatives of KBW who were also in attendance, which included interviews of First Commonwealth management and a review of certain non-public information regarding First Commonwealth.

On September 29, 2016, after Bank A had submitted its final indication of interest, Bank A submitted a revised indication of interest that raised its offer from $13.50 per share to $13.75 per share. KBW was in contact with Bank A’s financial advisor; however, Bank A did not further increase its $13.75 per share offer price.

On October 2, 2016, DCB Financial’s board of directors convened a special meeting to consider the merger agreement, the proposed per share merger consideration, the voting agreement, and the terms of the merger agreement and related documents and agreements, which were distributed for review in advance of the meeting. In attendance were representatives of KBW and Porter Wright and executive management.

KBW discussed with the board of directors Bank A’s revised indication of interest raising its proposed per share merger consideration to $13.75 per share.

KBW reviewed the financial aspects of the proposed Merger and rendered to the DCB Financial board of directors its opinion (initially rendered verbally and confirmed in a written opinion dated the same date) to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of DCB Financial common shares (see “— Opinion of DCB Financial’s Financial Advisor” below for a summary). Porter Wright again advised the board of directors as to its fiduciary duties. Porter Wright then reviewed the terms of the merger agreement and answered questions from the board of directors.

Following the presentations from KBW and Porter Wright, and a discussion with executive management, the DCB Financial board of directors unanimously determined that the merger and the transactions contemplated by the merger agreement were advisable and in the best interests of DCB Financial and its shareholders, and voted unanimously to approve and adopt the Merger Agreement and voting agreement and the other transactions contemplated thereby. See “DCB Financial’s Reasons for the Merger and Recommendation of the Board of Directors,” for more information regarding the determination of the DCB Financial board of directors and the factors that were discussed in the process.

Following the meeting of the board of directors of DCB Financial, First Commonwealth and DCB Financial executed the Merger Agreement and the directors of DCB Financial executed the voting agreement. Prior to the opening of the New York Stock Exchange on the following morning, October 3, 2016, First Commonwealth and DCB Financial issued a joint press release announcing the transaction.

DCB Financial’s Reasons for the Merger and Recommendation of the Board of Directors

In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve and adopt the Merger proposal, the DCB Financial board of directors evaluated the Merger Agreement and the Merger in consultation with DCB Financial executive management, as well as DCB Financial’s financial and legal advisors, and considered a number of factors, including the following factors:

•	each of DCB Financial’s and First Commonwealth’s business, operations, financial condition, asset quality, earnings and prospects;

•	the anticipated economies of scale for the combined company;

•	the anticipated pro forma impact of the Merger on the combined company, including the expected impact on financial metrics, including earnings, dividends, return on equity, tangible book value dilution (and earn-back period), and regulatory capital levels;

•	the current and prospective environment in which DCB Financial and First Commonwealth operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on DCB Financial both with and without the Merger;

•	the historical performance of First Commonwealth common stock, First Commonwealth common stock’s liquidity in terms of average daily trading volume and the level of future cash dividends anticipated to be received by DCB Financial’s shareholders;

•	First Commonwealth’s record of performance over a substantial period of time and throughout various economic cycles, including its earnings record;

•	the soundness of First Commonwealth’s financial condition and asset quality;

•	publicly available information regarding First Commonwealth’s regulatory status and First Commonwealth’s assurance that it was unaware of any meaningful obstacle to regulatory approvals on a reasonably timely basis;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•	the form of consideration, including the cash consideration, which would ensure that a portion of the value of the Merger Consideration would not be subject to potential downward fluctuations in the price of First Commonwealth common stock, and the fact that a significant portion of the Merger Consideration would be in stock and with a fixed exchange ratio, which would allow DCB Financial’s shareholders to participate in the future performance of the combined company;

•	the expected tax treatment of the mergers, taken together, as a “reorganization” for United States federal income tax purposes;

•	the size of the termination fee in relation to the overall transaction size;

•	the complementary nature of the business strategies, customers, cultures, geographic areas and business lines of the two companies, which the DCB Financial board of directors believes should provide the opportunity to mitigate integration risks and increase potential returns, including that:

•	the nature of the business strategies, customers and geographic areas of the two companies would enable the combined company to achieve goals DCB Financial would have independently attempted to pursue in connection with its strategic plan (including greater cross-selling opportunities based on complementary product sets); and

•	the similarities in the two companies’ community bank operating model and culture, and First Commonwealth’s commitment to supporting the local communities it serves;

•	the opinion, dated October 2, 2016, of KBW to the DCB Financial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of DCB Financial common shares of the Merger Consideration in the proposed Merger, as more fully described below under “Opinion of DCB Financial’s Financial Advisor;”

•	the review undertaken by the DCB Financial board of directors and management, with the assistance of its financial and legal advisors, with respect to the strategic alternatives available to DCB Financial, including:

•	the likelihood of an alternative transaction;

•	the value of DCB Financial as an independent company;

•	the capital and earnings available to DCB Financial as an independent company, at the time and as expected in the future, to pursue various business and strategic initiatives; and

•	the challenges facing DCB Financial as an independent institution and the DCB Financial board of directors’ belief that combining with a larger financial institution would benefit DCB Financial’s shareholders, customers and communities;

•	the fact that the implied value of the Merger Consideration as of September 30, 2016, of approximately $14.42 for each share of DCB Financial common stock, based on First Commonwealth’s closing stock price of $10.09 on that date, represented an 88.5% premium over the closing price of DCB Financial’s common stock of $7.65 on September 30, 2016;

•	the fact that the Merger Agreement provides that DCB Financial may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the DCB Financial board of directors makes a good faith determination (in accordance with the Merger Agreement and after consultation with DCB Financial’s outside legal counsel and financial advisor) that it is required to take such actions to comply with its fiduciary duties under applicable law;

•	the other terms of the Merger Agreement and their comparability to those in other recent consolidation transactions;

•	its review and discussions with DCB Financial’s management concerning the due diligence examination of First Commonwealth;

•	the transaction-related restructuring charges and other merger-related costs;

•	the potential risks associated with successfully integrating DCB Financial’s business, operations and workforce with those of First Commonwealth, including the costs and risks of successfully integrating the two companies;

•	the potential risk of diverting management attention and resources from the operation of DCB Financial’s and First Commonwealth’s respective businesses and towards the completion of the Merger and the integration of the two companies;

•	the nature and amount of payments to be received by DCB Financial’s management in connection with the Merger;

•	the regulatory and other approvals required in connection with the Merger and the Bank Merger and the time required to obtain such approvals, consideration of the relevant factors expected to be assessed by the regulators for the approvals and the parties’ evaluations of those factors, the expected likelihood that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions and the possibility that regulators may impose certain restrictions on the combined operations of DCB Financial and First Commonwealth (particularly branch divestitures) in order to grant the required approvals;

•

the anticipated continued participation of certain of DCB Financial’s directors, officers and employees in the combined company, which enhances the likelihood that the strategic benefits that DCB Financial expects to achieve as a result of the Merger will be realized and that the benefits and talents that DCB Financial brings to the combined company will be appropriately valued and effectively utilized; and

•	First Commonwealth’s commitment in the Merger Agreement to:

•	maintain certain standards of compensation and benefits (including equity based awards) to continuing DCB Financial employees; and

•	maintain the charitable support of DCB Financial to communities in which DCB Financial operates.

This discussion of the information and factors considered by the DCB Financial board includes the material factors considered by the DCB Financial board, but it is not intended to be exhaustive and may not include all the factors considered by the DCB Financial board. In view of the wide variety of factors considered, and the complexity of these matters, the DCB Financial board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Rather, the DCB Financial board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the DCB Financial board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the DCB Financial board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Caution About Forward-Looking Statements.”

In considering the recommendation of the DCB Financial board, you should be aware that certain directors and officers of DCB Financial may have interests in the Merger that are different from, or in addition to, interests of shareholders of DCB Financial generally and may create potential conflicts of interest. The DCB Financial board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and in recommending to DCB Financial’s common shareholders that they vote in favor of the proposal to approve and adopt the Merger Agreement. See “Interests of DCB Financial’s Directors and Executive Officers in the Merger.”

For the reasons set forth above, the DCB Financial board of directors unanimously recommends that the DCB Financial common shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement.

First Commonwealth’s Reasons For the Merger

First Commonwealth’s board of directors unanimously concluded that the Merger Agreement is in the best interests of First Commonwealth and its shareholders. In deciding to approve the Merger Agreement, First Commonwealth’s board of directors considered a number of factors, including, without limitation, the following, which are not presented in order of priority:

•	DCB Bank’s nine full-service and four limited-service branches and presence in Delaware County, Ohio, part of the Columbus MSA, which First Commonwealth believes offer it robust commercial and retail client opportunities to cross sell many of First Commonwealth’s existing products and services;

•	DCB Financial represents one of the only significant entry opportunities into the Columbus MSA, one of the most attractive banking markets in the Midwest;

•	The Merger increases First Commonwealth’s scale and operating leverage while remaining below the $10 billion regulatory threshold;

•	DCB Financial’s business philosophies and operating culture with respect to the meeting of local banking needs and strong community ties are compatible with First Commonwealth’s respective business philosophies and operating culture;

•	First Commonwealth’s management’s review of the business, operating efficiencies and cost savings, earnings, and financial condition, including capital levels and asset quality, of DCB Financial; and

•	The likelihood of regulators approving the Merger without undue conditions or delay.

Effects of the Merger

The respective Boards of Directors of First Commonwealth and DCB Financial believe that, over the long-term, the Merger will be beneficial to First Commonwealth shareholders, including the current shareholders of DCB Financial who will become First Commonwealth shareholders if the Merger is completed. The First Commonwealth board of directors believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating DCB Financial’s banking subsidiary into First Commonwealth Bank, which savings are expected to enhance First Commonwealth’s earnings.

First Commonwealth expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after completion of the Merger, which will enable First Commonwealth to achieve economies of scale in these areas. Promptly following the completion of the Merger, which is expected to occur in the second quarter of 2017, First Commonwealth plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

The amount of any cost savings First Commonwealth may realize in 2017 and beyond will depend upon how quickly and efficiently First Commonwealth is able to implement the processes outlined above.

First Commonwealth believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets;

•	reduce legal and accounting fees; and

•	achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

First Commonwealth has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

First Commonwealth also believes that the Merger will be beneficial to the customers of DCB Financial as a result of the additional products and services offered by First Commonwealth and its subsidiaries and because of the increased lending capability of the combined company.

Opinion of DCB Financial’s Financial Advisor

DCB Financial engaged KBW to render financial advisory and investment banking services to DCB Financial, including an opinion to the DCB Financial board of directors as to the fairness, from a financial point of view, to the holders of DCB Financial common shares of the Merger Consideration to be received by such shareholders in the proposed Merger of DCB Financial with and into First Commonwealth. DCB Financial selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the DCB Financial board of directors held on October 2, 2016, at which the DCB Financial board of directors evaluated the proposed Merger. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered to the DCB Financial board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of DCB Financial common shares. The DCB Financial board of directors approved and adopted the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the DCB Financial board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the Merger Consideration in the Merger to the holders of DCB Financial common shares. It did not address the underlying business decision of DCB Financial to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the DCB Financial board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of DCB Financial common shares or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of DCB Financial common shares, what election any such shareholder should make with respect to the cash consideration, the stock consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Merger or exercise any dissenters’, or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of DCB Financial and First Commonwealth and bearing upon the Merger, including, among other things:

•	an execution version of the Merger Agreement (the most recent version then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of DCB Financial;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of DCB Financial;

•	certain draft and unaudited financial results for the two-month period ended August 31, 2016 of DCB Financial (provided to KBW by representatives of DCB Financial);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of First Commonwealth;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of First Commonwealth;

•	certain regulatory filings of DCB Financial, DCB Bank, First Commonwealth and First Commonwealth Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP, the quarterly reports on Form FR Y-9LP, and the quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015, the quarter ended March 31, 2016 and the semi-annual period and quarter ended June 30, 2016;

•	certain other interim reports and other communications of DCB Financial and First Commonwealth to their respective shareholders; and

•	other financial information concerning the businesses and operations of DCB Financial and First Commonwealth that was furnished to KBW by DCB Financial and First Commonwealth or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of DCB Financial and First Commonwealth;

•	the assets and liabilities of DCB Financial and First Commonwealth;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for DCB Financial and First Commonwealth with similar information for certain other companies the securities of which were publicly traded;

•	financial and operating forecasts and projections of DCB Financial that were prepared by, and provided to KBW and discussed with KBW by, DCB Financial management and that were used and relied upon by KBW at the direction of such management;

•	publicly available consensus “street estimates” of First Commonwealth for 2016, 2017, and 2018 (which “street estimates” included assumptions regarding First Commonwealth’s then pending acquisition of bank branches of FirstMerit Corporation that was publicly announced on July 27, 2016 (such acquisition, the “FirstMerit Branch Acquisition”)), as well as assumed long-term First Commonwealth growth rates provided to KBW by First Commonwealth management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions at the direction of DCB Financial management;

•	projected balance sheet and capital data of First Commonwealth, giving effect to First Commonwealth’s estimates and assumptions regarding the pro forma impact of the FirstMerit Branch Acquisition, that was prepared by First Commonwealth management, provided to and discussed with KBW by such management and used and relied upon by KBW based on such discussions at the direction of DCB Financial management; and

•	estimates regarding certain pro forma financial effects of the Merger on First Commonwealth (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with KBW by the management of First Commonwealth, and used and relied upon by KBW based on such discussions at the direction of DCB Financial management.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of DCB Financial and First Commonwealth regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies (including, in the case of First Commonwealth management, matters pertaining to the FirstMerit Branch Acquisition) and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by or on behalf of DCB Financial, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with DCB Financial.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of DCB Financial as to the reasonableness and achievability of the financial and operating forecasts and projections of DCB Financial (and the assumptions and bases therefor) referred to above and KBW assumed that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of DCB Financial, upon First Commonwealth management as to the reasonableness and achievability of (i) the publicly available consensus “street estimates” of First Commonwealth (and the assumed First Commonwealth long-term growth rates provided to KBW by such management) referred to above, and (ii) the projected balance sheet and capital data of First Commonwealth referred to above and (iii) the estimates regarding certain pro forma financial effects of the Merger on First Commonwealth (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) referred to above, and KBW assumed that all such information was reasonably prepared on bases reflecting, or in the case of the First Commonwealth “street estimates” referred to above that such information was consistent with, the best currently available estimates and judgments of First Commonwealth management and that the forecasts, projections and estimates reflected in all such information would be realized in the amounts and in the time periods estimated. KBW expressed no view or opinion as to the FirstMerit Branch Acquisition (or any terms, aspects or implications thereof) and assumed, with the consent of DCB Financial, that the FirstMerit Branch Acquisition will be consummated as described to KBW by First Commonwealth management in the fourth quarter of 2016.

It is understood that the portion of the foregoing financial information of DCB Financial and First Commonwealth that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Commonwealth referred to above that KBW was directed to use, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of DCB Financial and First Commonwealth, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either DCB Financial or First Commonwealth since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with DCB Financial’s consent, that the aggregate allowances for loan and lease losses for DCB Financial and First Commonwealth are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of DCB Financial or First Commonwealth, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of DCB Financial or First Commonwealth under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	that the Merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the execution version reviewed by KBW referred to above) with no adjustments to the Merger Consideration (or the cash and stock components thereof) and with no other payments in respect of the DCB Financial common shares);

•	that the FirstMerit Branch Acquisition would be completed as described to KBW by representatives of First Commonwealth;

•	that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the subsidiary bank merger) and that all conditions to the completion of the Merger and any related transaction (including the subsidiary bank merger) would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of DCB Financial, First Commonwealth or the pro forma entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger.

KBW assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of DCB Financial that DCB Financial relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to DCB Financial, First Commonwealth, the Merger and any related transaction (including the subsidiary bank merger), the FirstMerit Branch Acquisition and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of DCB Financial common shares of the Merger Consideration to be received by such holders in the Merger. KBW expressed no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger or any related transaction to DCB Financial, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of DCB Financial to engage in the Merger or enter into the Merger Agreement;

•	the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by DCB Financial or the DCB Financial board of directors;

•	the fairness of the amount or nature of any compensation to any of DCB Financial’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of DCB Financial common shares;

•	the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of DCB Financial (other than the holders of DCB Financial common shares solely with respect to the Merger Consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Commonwealth or any other party to any transaction contemplated by the Merger Agreement;

•	whether First Commonwealth has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of DCB Financial common shares at the closing of the Merger;

•	the election by holders of DCB Financial common shares to receive the cash consideration or the stock consideration, or any combination thereof, or the actual allocation between the cash consideration and the stock consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Merger Agreement), or the relative fairness of the stock consideration and the cash consideration;

•	any adjustment (as provided in the Merger Agreement) to the Merger Consideration assumed for purposes of KBW’s opinion;

•	the actual value of First Commonwealth common stock to be issued in the Merger;

•	the prices, trading range or volume at which DCB Financial common shares or First Commonwealth common stock would trade following the public announcement of the Merger or the prices, trading range or volume at which First Commonwealth common stock would trade following the consummation of the Merger;

•	any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to DCB Financial, First Commonwealth, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the subsidiary bank merger), or the FirstMerit Branch Acquisition, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, DCB Financial and First Commonwealth. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the DCB Financial board of directors in making its determination to approve and adopt the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the DCB Financial board of directors with respect to the fairness of the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between DCB Financial and First Commonwealth and the decision of DCB Financial to enter into the Merger Agreement was solely that of the DCB Financial board of directors.

The following is a summary of the material financial analyses presented by KBW to the DCB Financial board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the DCB Financial board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied value of the Merger Consideration of $14.42 per DCB Financial common share, consisting of the sum of (i) the implied value of the stock consideration of 1.427 shares of First Commonwealth common stock, based on the closing price of First Commonwealth common stock on September 30, 2016, multiplied by 80%, and (ii) the cash consideration of $14.50, multiplied by 20%.

DCB Financial Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of DCB Financial to 18 selected U.S. banks and thrifts which were publicly traded and headquartered in the Ohio and which had total assets between $250 million and $1 billion. Targets of publicly announced merger transactions were excluded from the selected companies.

The selected companies were as follows:

Andover Bancorp, Inc.	Heartland BancCorp
ASB Financial Corp.	Killbuck Bancshares, Inc.
Central Federal Corporation	Middlefield Banc Corp.
Comunibanc Corporation	Ohio Valley Banc Corp.
Consumers Bancorp, Inc.	Perpetual Federal Savings Bank
Cortland Bancorp	SB Financial Group, Inc.
Croghan Bancshares, Inc.	United Bancorp, Inc.
CSB Bancorp, Inc.	United Bancshares, Inc.
FFD Financial Corporation	Wayne Savings Bancshares, Inc.

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of latest 12 months (“LTM”) information, through, the most recent completed quarter (“MRQ”) available (which in the case of DCB Financial was the fiscal quarter ended June 30, 2016) and market price information as of September 30, 2016. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in DCB Financial’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of DCB Financial and the selected companies:

			Selected Companies
	DCB		25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	0.19	%(3)	0.81%	0.97%	0.93%	1.08%
LTM Core Return on Average Equity(1)	1.92	%(3)	7.65%	9.15%	8.73%	10.11%
LTM Core Return on Average Tangible Common Equity(1)	1.92	%(3)	7.89%	9.34%	9.81%	11.81%
LTM Net Interest Margin	3.35%		3.31%	3.59%	3.58%	3.77%
LTM Fee Income / Revenue Ratio(2)	24.8%		12.4%	16.9%	16.7%	19.2%
LTM Efficiency Ratio	96.1%		73.6%	70.1%	67.6%	62.6%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles.
(2)	Excluded gains/losses on securities.
(3)	Excluded impact of deferred tax asset valuation allowance reversal in 2015.

KBW’s analysis also showed the following concerning the financial condition of DCB Financial and the selected companies:

		Selected Companies
	DCB	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	10.76%	9.20%	9.94%	10.00%	10.16%
Total Capital Ratio	13.70%	13.41%	14.05%	15.53%	16.44%
Loans / Deposits	84.0%	75.1%	88.1%	86.3%	95.8%
Loan Loss Reserve / Gross Loans	1.16%	0.86%	1.12%	1.10%	1.24%
Nonperforming Assets / Loans + OREO	2.01%	2.26%	1.65%	2.07%	1.27%
LTM Net Charge-Offs / Average Loans	(0.15%)	0.19%	0.09%	0.14%	0.01%

In addition, KBW’s analysis showed the following concerning the market performance of DCB Financial and the selected companies:

		Selected Companies
	DCB	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	13.3%	1.9%	8.7%	9.3%	18.4%
One-Year Total Return	13.3%	5.2%	11.2%	12.8%	22.9%
Year-To-Date Stock Price Change	2.1%	1.1%	5.7%	6.5%	12.5%
Stock Price / Tangible Book Value per Share	0.94x	0.97x	1.08x	1.09x	1.20x
Stock Price / LTM Core EPS(1)	NM	10.5x	12.0x	13.0x	15.7x
Dividend Yield(2)	0.0%	2.5%	3.1%	3.0%	3.6%
LTM Dividend Payout(2)	0.0%	31.7%	38.5%	40.2%	45.2%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles; DCB Financial core income excluded impact of deferred tax asset valuation allowance reversal in 2015.
(2)	Dividend payout and yield calculated using MRQ dividend annualized excluding special dividends.

No company used as a comparison in the above selected companies analysis is identical to DCB Financial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

First Commonwealth Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Commonwealth to 27 selected U.S. banks and thrifts which were publicly traded and headquartered in Pennsylvania, Maryland, New York, Ohio or West Virginia and which had total assets between $2.0 billion and $10.0 billion. Targets of publicly announced merger transactions were excluded from the selected companies.

The selected companies were as follows:

Arrow Financial Corporation

Beneficial Bancorp, Inc.

Bridge Bancorp, Inc.

Bryn Mawr Bank Corporation

City Holding Company

CNB Financial Corporation

Community Bank System, Inc.

Customers Bancorp, Inc.

Dime Community Bancshares, Inc.

Eagle Bancorp, Inc.

Financial Institutions, Inc.

First Defiance Financial Corp.

First Financial Bancorp.

First of Long Island Corporation

Flushing Financial Corporation

NBT Bancorp Inc.

Northwest Bancshares, Inc.

Park National Corporation

Peoples Bancorp Inc.

S&T Bancorp, Inc.

Sandy Spring Bancorp, Inc.

Tompkins Financial Corporation

TriState Capital Holdings, Inc.

TrustCo Bank Corp NY

United Community Financial Corp.

Univest Corporation of Pennsylvania

WesBanco, Inc.

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through, the fiscal quarter ended June 30, 2016 and market price information as of September 30, 2016. KBW also used 2016 and 2017 EPS estimates taken from First Call consensus “street estimates” for First Commonwealth and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First Commonwealth’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First Commonwealth and the selected companies:

		Selected Companies
	First Commonwealth	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Assets(1)	0.77%	0.84%	0.96%	0.97%	1.07%
LTM Core Return on Equity(1)	6.89%	7.95%	9.38%	9.13%	10.83%
LTM Core Return on Tangible Common Equity(1)	8.90%	9.44%	12.90%	11.70%	13.90%
LTM Net Interest Margin	3.27%	3.14%	3.46%	3.37%	3.62%
LTM Fee Income / Revenue Ratio(2)	23.8%	13.0%	23.5%	22.1%	30.3%
LTM Efficiency Ratio	60.0%	62.5%	61.2%	59.2%	55.5%

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles.
(2)	Excluded gains/losses on securities.

KBW’s analysis showed the following concerning the financial condition of First Commonwealth and the selected companies:

	First Commonwealth	FCF Pro Forma for FirstMerit Branch Acquisition(1)	Selected Companies
			25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.75%	8.09%	7.87%	8.53%	8.85%	9.26%
Total Capital Ratio	12.17%	11.34%	12.72%	13.53%	14.42%	14.79%
Loans / Deposits	110.2%	98.0%	88.0%	92.4%	94.8%	100.9%
Loan Loss Reserve / Gross Loans	1.23%	—	0.78%	0.97%	0.93%	1.16%
Nonperforming Assets / Loans + OREO	1.50%	—	1.24%	0.87%	0.95%	0.49%
LTM Net Charge-Offs / Average Loans	0.28%	—	0.23%	0.14%	0.16%	0.06%

(1)	Reflected pro forma adjustment for then pending FirstMerit Branch Acquisition.

In addition, KBW’s analysis showed the following concerning the market performance of First Commonwealth and the selected companies (excluding the impact of the 2016 and 2017 estimated EPS multiples of one of the selected companies, which multiples were not considered to be meaningful because they were greater than 30.0x):

	First Commonwealth	FCF Pro Forma for FirstMerit Branch Acquisition(2)	Selected Companies
			25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	11.0%	—	6.7%	16.8%	15.7%	22.1%
One-Year Total Return	14.5%	—	9.5%	20.9%	18.9%	26.3%
Year-To-Date Stock Price Change	11.2%	—	7.8%	12.0%	11.8%	18.0%
Stock Price / Tangible Book Value per Share	1.56x	1.66x	1.61x	1.82x	1.87x	2.18x
Stock Price / 2016 Estimated EPS	16.5x	—	14.4x	15.7x	15.9x	17.2x
Stock Price / 2017 Estimated EPS	13.4x	—	13.6x	14.4x	14.7x	15.7x
Dividend Yield(1)	2.8%	—	2.4%	2.9%	2.6%	3.2%
LTM Dividend Payout	52.8%	—	35.8%	48.4%	48.5%	55.6%

(1)	Dividend payout and yield calculated using MRQ dividend annualized excluding special dividends.
(2)	Reflected pro forma adjustment for then pending FirstMerit Branch Acquisition.

No company used as a comparison in the above selected companies analysis is identical to First Commonwealth. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Nationwide Transactions Analysis. KBW reviewed publicly available information related to 45 selected whole bank and thrift transactions in the U.S. announced since June 30, 2015 with transaction values between $50 million and $150 million. Terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company

CVB Financial Corp.	Valley Commerce Bancorp
National Commerce Corporation	Private Bancshares, Inc.
First Defiance Financial Corp.	Commercial Bancshares, Inc.
Equity Bancshares, Inc.	Community First Bancshares, Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Berkshire Hills Bancorp, Inc.	First Choice Bank
First Bancorp	Carolina Bank Holdings, Inc.
Byline Bancorp, Inc.	Ridgestone Financial Services, Inc.
QCR Holdings, Inc.	Community State Bank
Simmons First National Corporation	Citizens National Bank
Bar Harbor Bankshares	Lake Sunapee Bank Group
Revere Bank	Monument Bank
First Mid-Illinois Bancshares, Inc.	First Clover Leaf Financial Corp.
Pacific Continental Corporation	Foundation Bancorp, Inc.
State Bank Financial Corporation	NBG Bancorp, Inc.
Westfield Financial, Inc.	Chicopee Bancorp, Inc.
Guaranty Bancorp	Home State Bancorp
Horizon Bancorp	La Porte Bancorp, Inc.
Midland Financial Co.	1st Century Bancshares, Inc.
Triumph Bancorp, Inc.	ColoEast Bankshares, Inc.
Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.
BOK Financial Corporation	MBT Bancshares, Inc.
Charter Financial Corporation	CBS Financial Corporation
Great Western Bancorp, Inc.	HF Financial Corp.
MainSource Financial Group, Inc.	Cheviot Financial Corp.
WSFS Financial Corporation	Penn Liberty Financial Corp.
BNC Bancorp	High Point Bank Corporation
First Midwest Bancorp, Inc.	NI Bancshares Corporation
RBB Bancorp	TFC Holding Company
Seacoast Banking Corporation of Florida	Floridian Financial Group, Inc.
German American Bancorp, Inc.	River Valley Bancorp
Heartland Financial USA, Inc.	CIC Bancshares, Inc.
Beneficial Bancorp, Inc.	Conestoga Bank
Southern BancShares (N.C.), Inc.	Heritage Bankshares, Inc.
Renasant Corporation	KeyWorth Bank
CenterState Banks, Inc.	Community Bank of South Florida, Inc.
Pacific Premier Bancorp, Inc.	Security California Bancorp
Ameris Bancorp	Jacksonville Bancorp, Inc.
Park Sterling Corporation	First Capital Bancorp, Inc.
HomeStreet, Inc.	Orange County Business Bank
Northfield Bancorp, Inc.	Hopewell Valley Community Bank
BNC Bancorp	Southcoast Financial Corporation
Prosperity Bancshares, Inc.	Tradition Bancshares, Inc.
Private investor - Gaylon Lawrence Jr.	F&M Financial Corporation
Independent Bank Group, Inc.	Grand Bank

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

KBW also reviewed the price per common share paid for the acquired company for the 26 selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed Merger based on the implied transaction value for the proposed Merger of $14.42 per share of DCB Financial common shares and using historical financial information for DCB Financial as of and for the twelve month period ended June 30, 2016 and the closing price of DCB Financial common shares on September 30, 2016.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiple for one selected transaction, which multiple was not considered to be meaningful because of negative earnings in the relevant period):

	DCB	DCB (excl. DTA)(1)	Selected Transactions
			25th Percentile	Median	Average	75th Percentile
Transaction Value / Tangible Book Value (%)	1.77x	—	1.33x	1.50x	1.58x	1.69x
Core Deposit Premium (%)	10.7%	—	5.1%	6.7%	7.7%	9.4%
Transaction Value / LTM Earnings (x)	8.9x	114.1x	15.6x	19.0x	23.9x	31.8x
One-Day Market Premium (%)	88.5%		20.8%	31.9%	47.9%	53.3%

(1)	DCB Financial core income excluded impact of deferred tax asset valuation allowance reversal in 2015.

No company or transaction used as a comparison in the above selected transaction analysis is identical to DCB Financial or the proposed Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Ohio Transactions Analysis. KBW reviewed publicly available information related to 28 selected whole bank and thrift transactions in Ohio announced since January 1, 2013 with transaction values were between $10 million and $200 million. Terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
United Community Financial Corp.	Ohio Legacy Corp
First Defiance Financial Corp.	Commercial Bancshares, Inc.
Middlefield Banc Corp.	Liberty Bank, National Association
First State Bancorp, Inc.	First Safety Bank
Ohio Valley Banc Corp.	Milton Bancorp, Inc.
CNB Financial Corporation	Lake National Bank
MainSource Financial Group, Inc.	Cheviot Financial Corp.
Farmers National Banc Corp.	Tri-State 1st Banc, Inc.
First Commonwealth Financial Corporation	First Community Bank
Farmers National Banc Corp.	National Bancshares Corporation
First Merchants Corporation	C Financial Corporation
LCNB Corp.	BNB Bancorp, Inc.
Northwest Bancshares, Inc.	LNB Bancorp, Inc.
First Citizens Banc Corp	TCNB Financial Corporation
Peoples Bancorp Inc.	NB&T Financial Group, Inc.
Community Bancshares, Inc.	Citizens Bank of Ashville, Ohio
First Financial Bancorp.	Guernsey Bancorp, Inc.
Peoples Bancorp Inc.	North Akron Savings Bank
Peoples Bancorp Inc.	Ohio Heritage Bancorp, Inc.
Peoples Bancorp Inc.	Midwest Bancshares, Inc.
First Financial Bancorp.	Insight Bank
First Financial Bancorp.	First Bexley Bank
LCNB Corp.	Eaton National Bank and Trust Co.
Huntington Bancshares Incorporated	Camco Financial Corporation
Peoples Bancorp Inc.	Ohio Commerce Bank
Croghan Bancshares, Inc.	Indebancorp
CNB Financial Corporation	FC Banc Corp.
F.N.B. Corporation	PVF Capital Corp.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	core deposit premium of the acquired company; and

•	price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

KBW also reviewed the one-day market premiums for the 11 selected transactions in which the acquired company was publicly traded. The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed Merger based on the implied transaction value for the proposed Merger of $14.42 per DCB Financial common share and using historical financial information for DCB Financial as of and for the twelve month period ended June 30, 2016 and the closing price of DCB Financial common shares on September 30, 2016.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiple for two selected transactions, which multiples were not considered to be meaningful because the multiple was greater than 70.0x or because of negative earnings in the relevant period):

	DCB	DCB (excl. DTA)(1)	Selected Transactions
			25th Percentile	Median	Average	75th Percentile
Transaction Value / Tangible Book Value (%)	1.77x	—	1.31x	1.43x	1.48x	1.64x
Core Deposit Premium (%)	10.7%	—	4.9%	6.4%	7.0%	7.9%
Transaction Value / LTM Earnings (x)	8.9x	114.1x	15.0x	21.6x	24.3x	26.2x
One-Day Market Premium (%)	88.5%	—	20.6%	36.1%	38.7%	50.5%

(1)	DCB Financial core income excluded impact of deferred tax asset valuation allowance reversal in 2015.

No company or transaction used as a comparison in the above selected transaction analysis is identical to DCB Financial or the proposed Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of First Commonwealth and DCB Financial to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for First Commonwealth and DCB Financial as of or for the twelve month period ended June 30, 2016, (ii) 2016, 2017, and 2018 EPS estimates per First Call consensus “street estimates” for First Commonwealth, and (iii) financial and operating forecasts and projections of DCB Financial provided by DCB Financial management. First Commonwealth data reflected pro forma adjustment for the then pending FirstMerit Branch Acquisition, and DCB Financial data excluded the impact of the deferred tax asset valuation allowance reversal by DCB Financial in 2015. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Commonwealth and DCB Financial shareholders in the combined company based on the stock consideration of 1.427 shares of First Commonwealth common stock at the 80% stock / 20% cash implied Merger Consideration mix provided for in the Merger Agreement and also hypothetically assuming 100% stock consideration in the proposed Merger for illustrative purposes:

	First Commonwealth as a % of Total	DCB as a % of Total
Ownership
80% stock / 20% cash(1)	91%	9%
100% stock(1)(2)	89%	11%
Balance Sheet
Total Assets	93%	7%
Gross Loans HFI	93%	7%
Deposits	92%	8%
Tangible Common Equity	90%	10%
Income Statement
LTM Core Net Income(3)	98%	2%
2016 Estimated Net Income	97%	3%
2017 Estimated Net Income	96%	4%
2018 Estimated Net Income	95%	5%
Market Capitalization	94%	6%

(1)	Based on DCB Financial common shares outstanding per DCB Financial management as of 9/29/2016.
(2)	For illustrative purposes only.
(3)	DCB Financial core income excluded impact of deferred tax asset valuation allowance reversal in 2015.

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Commonwealth and DCB Financial. Using closing balance sheet estimates as of April 1, 2017 for First Commonwealth and DCB Financial provided by First Commonwealth management, publicly available consensus “street estimates” of First Commonwealth for 2017 and 2018, financial and operating forecasts and projections of DCB Financial provided by DCB Financial management and pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by First Commonwealth management, KBW analyzed the potential financial impact of the Merger on certain projected financial results of First Commonwealth. This analysis indicated the Merger could be accretive to First Commonwealth’s estimated 2017 EPS and estimated 2018 EPS and dilutive to First Commonwealth’s estimated tangible book value per share as of April 1, 2017. Furthermore, the analysis indicated that each of First Commonwealth’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of April 1, 2017 could be lower. For all of the above analysis, the actual results achieved by First Commonwealth following the Merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis — DCB Financial. KBW performed a discounted cash flow analysis of DCB Financial to estimate a range for the implied equity value of DCB Financial. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of DCB Financial provided by DCB Financial management, and assumed discount rates ranging from 14.0% to 16.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that DCB Financial could generate over the six-year period from 2017 to 2022 as a standalone company, and (ii) the present value of DCB Financial’s implied terminal value at the end of such period. KBW assumed that DCB Financial would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of DCB Financial, KBW applied a range of 12.5x to 15.5x estimated 2022 net income. This discounted cash flow analysis resulted in a range of implied values per share of DCB Financial common shares of $5.93 to $7.32.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values of DCB Financial.

Miscellaneous. KBW acted as financial advisor to DCB Financial and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and further to certain existing sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, DCB Financial and First Commonwealth and, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of DCB Financial or First Commonwealth for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, DCB Financial agreed to pay KBW a total cash fee equal to 1.15% of the aggregate Merger Consideration, $250,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the Merger. DCB Financial also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to DCB Financial. During the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to First Commonwealth but did not receive compensation for such services. KBW was engaged to act as financial advisor to First Commonwealth in October 2014 and July 2015, in each case in connection with a potential acquisition by First Commonwealth that was not consummated and for which no compensation was received. KBW may in the future provide investment banking and financial advisory services to DCB Financial or First Commonwealth and receive compensation for such services.

THE MERGER AGREEMENT

The following section is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which we include as Annex A to this proxy statement and prospectus and incorporate by reference in this proxy statement and prospectus. This summary may not contain all of the information about the Merger Agreement that may be important to you. We encourage you to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

This summary and the copy of the Merger Agreement attached to this document as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. The Merger Agreement contains customary representations and warranties of First Commonwealth and DCB Financial, which were made to each other only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for purposes of the contract between First Commonwealth and DCB Financial and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. For the foregoing reasons, the representations, warranties and covenants, and any descriptions of those provisions, should not be read alone. They should be read in conjunction with the other information contained in the reports, statements and filings that First Commonwealth and DCB Financial publicly file with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” on page ●. First Commonwealth and DCB will provide additional disclosure in their respective public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the representations and warranties contained in the Merger Agreement and will update such disclosure as required by the federal securities laws.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, DCB Financial will merge with and into First Commonwealth, with First Commonwealth being the surviving corporation. The separate corporate existence of DCB Financial will terminate and DCB Financial common shares will be cancelled as a consequence of the Merger. First Commonwealth common stock will continue to be listed on the New York Stock Exchange under the symbol “FCF.” As soon as practicable following the consummation of the Merger, DCB Bank will be merged with and into First Commonwealth Bank, with First Commonwealth Bank being the surviving bank.

Under the Merger Agreement, the officers and directors of First Commonwealth serving at the effective time of the Merger will continue to serve as the officers and directors of First Commonwealth after the Merger is consummated. At the time the Merger is completed, the boards of directors of First Commonwealth and First Commonwealth Bank will each be enlarged by one seat, and one DCB Financial director, as mutually agreed upon by First Commonwealth and DCB Financial, will be appointed to serve on the First Commonwealth and First Commonwealth Bank boards of directors. As of the date of this proxy statement and prospectus, First Commonwealth and DCB Financial have not selected the director who will be appointed to the boards of directors of First Commonwealth and First Commonwealth Bank. For information about the identities, backgrounds, compensation and certain other matters relating to First Commonwealth’s directors and executive officers, please refer to First Commonwealth’s proxy statement for its 2016 annual meeting of shareholders, which is incorporated by reference herein. For information about DCB Financial’s directors, please refer to DCB Financial’s proxy statement for its 2016 annual meeting of shareholders, which is also incorporated by reference herein. See “Where You Can Find More Information” on page ●.

Merger Consideration

If the Merger is completed, each DCB Financial common share will be converted into the right to receive 1.427 shares of First Commonwealth common stock (the “Exchange Ratio”) or $14.50 in cash, at the election of the holder and subject to proration and other adjustments as provided in the Merger Agreement.

If, prior to the effective time, the outstanding shares of First Commonwealth common stock or DCB Financial common shares have increased, decreased or changed as a result of a reorganization, recapitalization, stock dividend or similar transaction, or there has been any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the Merger Consideration to give holders of DCB Financial common shares the same economic effect as contemplated by the Merger Agreement prior to such event.

The market prices of both First Commonwealth common stock and DCB Financial common shares will fluctuate before the completion of the Merger, and the market price of First Commonwealth common stock may also fluctuate between the completion of the Merger and the time you receive any First Commonwealth common stock. You should obtain current stock price quotations for First Commonwealth common stock and DCB Financial common shares before you vote and before you make an election.

Election as to Form of Consideration

The Merger Agreement provides that DCB Financial shareholders will be provided with a form of election and other appropriate and customary transmittal materials. Each DCB Financial shareholder will be sent an election form and transmittal materials under separate cover. The election deadline will be 5:00 p.m., Eastern Time, on the date specified in the election form, which is expected to be one (1) business day preceding the closing date of the Merger. Each form of election will allow the holder to make cash or stock elections or no elections. The exchange agent will also make available forms of election to each person who subsequently becomes a holder of DCB Financial common shares.

Holders of DCB Financial common shares who wish to elect the type of Merger Consideration they will receive in the Merger should carefully review and follow the instructions set forth in the form of election. DCB Financial shareholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. DCB Financial common shares as to which the holder has not made a valid election prior to the election deadline set forth in the election form, will be treated as though they had not made an election.

To make a timely election, a holder of DCB Financial common shares must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.

Generally, an election may be revoked or changed, but only by written notice received by exchange agent prior to the election deadline. If an election is revoked and unless a subsequent properly executed form of election is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his, her or its DCB Financial common shares.

DCB Financial shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, DCB Financial shareholders who have made elections will be unable to revoke their elections or sell their DCB Financial common shares during the interval between the election deadline and the date of completion of the Merger.

Cash Election

The Merger Agreement provides that each DCB Financial shareholder who makes a valid cash election will have the right to receive, in exchange for each DCB Financial common share, subject to proration and adjustment as described below, cash in the amount of $14.50 per share. The aggregate cash consideration will equal $21,283,773. As a result, a total of 1,467,846 DCB Financial common shares will be converted into the right to receive the per share cash consideration (the “Cash Conversion Number”). In the event that cash consideration is oversubscribed, which means that holders of DCB Financial common shares have made cash elections with respect to a number of shares which exceeds the Cash Conversion Number, then the applicable pro rata portion of such cash election shares held by each such DCB Financial shareholder will instead be converted into the right to receive stock consideration.

As a result, even if a holder of DCB Financial common shares makes a valid cash election, such shareholder may nevertheless receive a mix of cash and stock consideration. The allocation of the mix of consideration payable to DCB Financial shareholders in the Merger will not be known until the completion of the Merger or until a time after completion.

Stock Election

The Merger Agreement provides that each DCB Financial shareholder who makes a valid stock election will have the right to receive, in exchange for each DCB Financial common share, subject to proration and adjustment as described below, a number of shares of First Commonwealth common stock equal to the Exchange Ratio.

As a result, even if a holder of DCB Financial common shares makes a valid stock election, such shareholder may nevertheless receive a mix of cash and stock consideration. The allocation of the mix of consideration payable to DCB Financial shareholders in the Merger will not be known until the completion of the Merger or until a time after completion.

Non-Election

DCB Financial shareholders who make no election to receive cash or First Commonwealth common stock in the Merger, whose elections are not received by First Commonwealth by the election deadline, or whose forms of election are improperly completed and/or are not signed, will be deemed not to have made an election. DCB Financial shareholders not making an election may be paid in cash, First Commonwealth common stock or a mix of cash and First Commonwealth common stock depending on, and after giving effect to, the proration and adjustment procedures described below. The proration procedures will be contingent on the number of valid cash elections and stock elections, respectively, that have been made by other DCB Financial shareholders, and the number of shares held by DCB Financial shareholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of the OGCL (“Dissenting Shareholders”).

Proration Adjustment if Cash Consideration is Oversubscribed

Stock consideration may be issued to DCB Financial shareholders who make cash elections if cash consideration is oversubscribed, which will occur if the number of Cash Election Shares exceeds the Cash Conversion Number. If the cash consideration is oversubscribed, then:

•	a DCB Financial shareholder making a stock election, no election or an invalid election will receive the stock consideration for each DCB Financial common share as to which he, she or it made a stock election, no election or an invalid election;

•	a DCB Financial shareholder making a cash election will receive:

•	cash consideration for a number of DCB Financial common shares equal to the product obtained by multiplying (1) the number of DCB Financial common shares for which such shareholder has made a cash election by (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the aggregate number of cash election shares; and

•	stock consideration for the remaining DCB Financial common shares for which such DCB Financial shareholder made a cash election.

Proration Adjustment if Cash Consideration is Undersubscribed

Cash consideration may be issued to DCB Financial shareholders who make stock elections if cash consideration is undersubscribed, which will occur if the number of cash election shares is less than the Cash Conversion Number. The amount by which the number of cash election shares is less than the Cash Conversion Number is referred to herein as the “shortfall number.”

If the Cash Conversion Number is undersubscribed, then all DCB Financial shareholders making a cash election will receive cash consideration for all DCB Financial common shares as to which they made a cash election. DCB Financial shareholders making a stock election, DCB Financial shareholders who make no election and DCB Financial shareholders who failed to make a valid election will receive cash and/or First Commonwealth common stock based in part on whether the shortfall number is less or greater than the number of the DCB Financial common shares for which no elections are made or for which DCB Financial shareholders failed to make a valid election, which are referred to as the “non-election shares,” as described below.

Scenario 1: shortfall number is less than or equal to the number of non-election shares. If the shortfall number is less than or equal to the number of non-election shares, then:

•	a DCB Financial shareholder making a cash election will receive the cash consideration for each DCB Financial common share as to which he, she or it made a cash election;

•	a DCB Financial shareholder making a stock election will receive the stock consideration for each DCB Financial common share as to which he, she or it made a stock election; and

•	a DCB Financial shareholder who made no election or who did not make a valid election with respect to any of his, her or its DCB Financial common shares will receive:

•	the cash consideration in respect of the number of such holder’s non-election shares equal to the product of (x) the number of non-election shares held by such holder and (y) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, and

•	the stock consideration in respect of such holder’s remaining non-election shares.

Scenario 2: shortfall number exceeds the number of non-election shares. If the shortfall number exceeds the number of non-election shares, then:

•	a DCB Financial shareholder making a cash election will receive the cash consideration for each DCB Financial common share as to which he, she or it made a cash election;

•	a DCB Financial shareholder who made no election or who has not made a valid election will receive the cash consideration for each DCB Financial common share for which he, she or it made no election or did not make a valid election; and

•	a DCB Financial shareholder making a stock election will receive:

•	the cash consideration in respect of the number of such holder’s stock election shares equal to the product obtained by multiplying (1) the number of DCB Financial common shares with respect to which such DCB Financial shareholder made a stock election by (2) a fraction, the numerator of which is equal to the amount by which the shortfall number exceeds the number of non-election shares and the denominator of which is equal to the total number of stock election shares; and

•	stock consideration with respect to the remaining DCB Financial common shares held by such DCB Financial shareholder as to which he, she or it made a stock election.

Dissenting Shareholders

Dissenting Shareholders will not have a right to receive the Merger Consideration and will be entitled only to such rights as are granted under the OGCL. If any Dissenting Shareholder effectively withdraws or loses his, her or its right to dissenters’ rights of appraisals at or prior to the effective time of the Merger, such holder’s shares of DCB Financial common shares will be converted into a right to receive the Merger Consideration pursuant to the Merger Agreement. If such holder effectively withdraws or loses his, her or its right to dissenters’ rights of appraisal after the effective time, each DCB Financial common share of such holder shall be treated as a non-election share.

Treatment of DCB Financial Equity-Based Awards

Restricted Shares. Upon completion of the Merger, all restricted DCB Financial common shares granted under the DCB Financial 2014 Restricted Stock Plan will vest in full and become freely transferrable and will be eligible to receive the Merger Consideration.

Stock Options. Upon completion of the Merger, each option to purchase DCB Financial common shares granted under the DCB Financial 2004 Long-Term Stock Incentive Plan, whether or not vested or exercisable, will be cancelled and be converted into the right to receive a cash payment in an amount equal to the product of (i) the positive difference, if any, between the Per Share Cash Equivalent Consideration (as defined below) and the exercise price of such stock option and (ii) the number of DCB Financial common shares subject to such option. If the exercise price of an option exceeds the Per Share Cash Equivalent Consideration, then the option will be cancelled without any payment. As used herein, “Per Share Cash Equivalent Consideration” means an amount equal to the amount in cash, without interest, rounded to the nearest cent, equal to the (i) Exchange Ratio multiplied by (ii) the average of the daily closing prices of First Commonwealth common stock on the New York Stock Exchange for the five (5) trading days ending on the business day prior to the completion of the Merger.

Conversion of DCB Financial Common Shares

At and after the effective time of the Merger, each certificate representing DCB Financial common shares will represent only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement and the right to receive any dividends or other distributions with respect to First Commonwealth common stock having a record date after the effective time of the Merger, payable only on surrender of the DCB Financial common share certificate. First Commonwealth will (i) reserve a sufficient number of shares of First Commonwealth common stock to be issued as the stock consideration and (ii) have and make available sufficient cash to allow First Commonwealth to make all payments that may be required to effect the exchange of shares.

First Commonwealth will provide a written notice of ownership of uncertificated shares to each former DCB Financial registered shareholder setting forth the number of shares of First Commonwealth common stock that each holder of DCB Financial common shares has received in the Merger, if any, and will cause a check in the amount of cash that such holder has the right to receive, if any, to be delivered to such shareholder.

The common share transfer books of DCB Financial will be closed at the effective time of the Merger and after the effective time there will be no transfers on the common share transfer records of DCB Financial of any DCB Financial common shares. First Commonwealth will be entitled to rely on DCB Financial’s common share transfer books to establish the identity of those persons entitled to receive the Merger Consideration.

Letter of Transmittal. Soon after the completion of the Merger, First Commonwealth will send a letter of transmittal to only those persons who were DCB Financial shareholders at the effective time of the Merger and who have not previously submitted a form of election and properly surrendered his, her or its DCB Financial common shares to First Commonwealth. This mailing will contain instructions on how to surrender DCB Financial common shares (if these shares have not already been surrendered) in exchange for the Merger

Consideration the holder is entitled to receive under the Merger Agreement and any applicable dividends or distributions with respect to First Commonwealth common stock having a record date after the effective time of the Merger.

Withholding. First Commonwealth is entitled to deduct and withhold from the cash portion of the aggregate Merger Consideration, cash dividends or distributions payable to any holder of DCB Financial common shares or DCB Financial restricted common shares such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the Merger as having been paid to the DCB Financial shareholders from whom they were withheld.

Dividends and Distributions. Until DCB Financial book-entry common shares are surrendered for exchange, any dividends or other distributions having a record date after the effective time of the Merger with respect to the whole number of First Commonwealth common stock into which DCB Financial common shares may have been converted will accrue but will not be paid. First Commonwealth will pay to former DCB Financial shareholders any unpaid dividends or other distributions, without interest, only after such holders have duly surrendered their book-entry shares. After the effective time of the Merger, there will be no transfers on the common share transfer books of DCB Financial of any DCB Financial common shares.

Representations and Warranties

The Merger Agreement contains representations and warranties of DCB Financial, on the one hand, and First Commonwealth, on the other hand, to each other, as to, among other things:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	corporate power;

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the Merger;

•	compliance with applicable laws;

•	legal proceedings and regulatory actions;

•	reports filed with the SEC and other authorities;

•	financial statements, books and records and absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	taxes, tax returns and absence of circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	employee benefit plans;

•	regulatory capitalization;

•	broker’s fees payable in connection with the Merger;

•	the inapplicability of takeover laws; and

•	FDIC deposit insurance.

In addition, the Merger Agreement contains representations and warranties of solely DCB Financial to First Commonwealth as to:

•	labor matters;

•	insurance;

•	environmental matters;

•	intellectual property;

•	certain material contracts;

•	property and leases;

•	loans;

•	investment securities;

•	investment management and related activities;

•	derivative transactions;

•	repurchase agreements;

•	compliance with the Community Reinvestment Act, Bank Secrecy Act and anti-money laundering laws and privacy and customer information security laws;

•	transactions with affiliates; and

•	receipt by the DCB Financial board of an opinion from DCB Financial’s financial advisor.

None of the representations and warranties of the parties will survive the completion of the Merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules which were separately delivered by each party to the other party.

Certain representations and warranties of First Commonwealth and DCB Financial are qualified as to “materiality” or “material adverse effect.” Under the Merger Agreement, a material adverse effect means, with respect to DCB Financial or First Commonwealth, any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of such party and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent such party from performing its obligations under the Merger Agreement or consummating the transactions contemplated by the Merger Agreement. However, the term Material Adverse Effect does not include (i) any fact, change, event, development, effect or circumstance arising after the date of the Merger Agreement affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on DCB Financial or First Commonwealth, as the case may be); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting after the date of the Merger Agreement, which affects generally entities such as DCB Financial or First Commonwealth, as the case may be (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on such party); (iii) actions and omissions of DCB Financial or First Commonwealth, as the case may be, taken with the prior written consent of the other party in furtherance of the transactions contemplated by the Merger Agreement or otherwise permitted to be taken by such party under the Merger Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by the Merger Agreement; (v) any failure by such party to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (however, the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); and (vi) any act of war (whether or not declared), armed hostilities, civil unrest, terrorism, and natural or man-made disaster, or other acts of god.

DCB Financial Restrictions

DCB Financial has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the earlier of the effective time of the Merger or the termination of the Merger Agreement. In general, except as expressly contemplated by the Merger Agreement or as required by applicable law or with the prior written consent of First Commonwealth (which consent will not be unreasonably withheld, conditioned or delayed), DCB Financial will, and will cause its subsidiaries to, conduct its business in the ordinary course of business in all material respects and will use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay its ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby on a timely basis.

In addition, DCB Financial has agreed to specific restrictions on the conduct of its business (unless it receives the prior written consent of First Commonwealth, which may not be unreasonably withheld, conditioned or delayed), between the date of the Merger Agreement and the earlier of the effective time or the termination of the Merger Agreement. DCB Financial will not, and will not permit any of its subsidiaries to do any of the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to First Commonwealth as provided in the Merger Agreement or as required by applicable law or a regulatory agency):

•	other than pursuant to equity awards outstanding as of the date of the Merger Agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional common shares or securities convertible into or exchangeable for any additional common shares;

•	accelerate the vesting of any existing stock-based awards (other than as required by the terms of such awards);

•	change the number of common shares or securities convertible into or exchangeable for any additional common shares;

•	make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any common shares other than (i) dividends from wholly owned subsidiaries, or (ii) regular quarterly cash dividends on DCB Financial common shares no greater than the rate paid during the fiscal quarter immediately preceding the date of the Merger Agreement with record and payment dates consistent with past practice, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any common shares;

•	enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for normal merit increases in the ordinary course of business consistent with past practice, not to exceed an aggregate increase of more than three percent (3%) from the aggregate amount paid in 2016 and except as otherwise contemplated by the Merger Agreement;

•	enter into, establish, adopt or amend any employee benefit plan or other pension, retirement, stock option, stock purchase, restricted stock, savings, profit sharing, deferred compensation, consulting, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement with respect to any director, officer or other employee of DCB Financial or any of its subsidiaries;

•	hire any employee other than (i) to replace a departing employee or (ii) any employee with an annual base salary of $50,000 or less or elect any new director or management official;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material;

•	amend its articles of incorporation or code of regulations (or equivalent documents);

•	acquire (other than by certain foreclosures, in a bona fide fiduciary capacity or in satisfaction of debts previously contracted) all or any portion of the assets, business, securities, deposits or properties of any other entity;

•	make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate;

•	enter into, amend or modify in any material respect, or terminate any material contract other than in the ordinary course of business consistent with past practice;

•	except for debt workouts in the ordinary course of business, enter into any settlement or similar agreement in excess of $50,000 individually or $100,000 in the aggregate, with respect to any action, suit, proceeding, order or investigation or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect;

•	enter into any new material line of business;

•	change, in any material way, its lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority;

•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	file any application or make any contract with respect to branching or site location or branching or site relocation, including but not limited to loan production offices;

•	enter into any derivative transactions;

•	incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice);

•	prepay any indebtedness or other similar arrangements so as to cause DCB Financial or any of its subsidiaries to incur any prepayment penalty thereunder;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) any debt security or equity investment of a type or in an amount other than in the ordinary course of business consistent with past practice;

•	restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

•	make or acquire any new loan or issue new commitments for any loan in excess of $1,000,000 or renegotiate, renew, increase or modify any existing loan in excess of $1,000,000; provided, however, that no action shall be taken with respect to any classified loans;

•	make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith) or foreclose on or take a deed or title to any real estate other than one (1) — four (4) family residential properties with a value of less than $1,000,000;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP;

•	make or change any tax election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, fail to timely file any tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any tax return or the payment of any tax;

•	change its loan policies or procedures in effect as of the date hereof, except as required by any governmental authority;

•	knowingly take any action that would (i) prevent or impede the Merger from qualifying as a tax free “reorganization,” (ii) result in any of its representations and warranties in the Merger Agreement being or becoming untrue in any material respect or at any time prior to the completion of the Merger or any of the conditions to the Merger not being satisfied, or (iii) materially violate any provision of the Merger Agreement; or

•	agree or commit to do any of the foregoing.

First Commonwealth Restrictions

First Commonwealth has agreed to specific restrictions on the conduct of its business without (unless it receives the prior written consent of DCB Financial, which may not be unreasonably withheld, conditioned or delayed) between the date of the Merger Agreement and the earlier of the effective time or the termination of the Merger. First Commonwealth will not, and will not permit any of its subsidiaries to do any of the following:

•	amend its articles of incorporation or by-laws in a manner that would materially and adversely affect the economic benefit of the Merger to the DCB Financial shareholders;

•	knowingly take any action that would prevent or impede the Merger from qualifying as a tax free “reorganization”;

•	take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set not being satisfied;

•	adjust, split, combine or reclassify any of its capital stock or declare or pay any special or extraordinary dividend; or

•	take any action reasonably likely to adversely affect the ability of any party to obtain any necessary approval of any governmental authority required for the transactions contemplated by the Merger Agreement.

Covenants

In addition to the restrictions noted above, the Merger Agreement contains certain other covenants and agreements, including the following covenants.

•	First Commonwealth and DCB Financial have agreed to (i) use reasonable best efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4, which includes this proxy statement and prospectus, as promptly as practicable following the date of the Merger Agreement and (ii) use their reasonable best efforts to have the S-4 declared effective as promptly as practicable after such filing, and DCB Financial will thereafter mail or deliver the proxy statement to its shareholders.

•	DCB Financial has agreed to hold a special meeting of its shareholders, within 45 days following the date on which the Registration Statement on Form S-4 is declared effective, unless such time period is extended by First Commonwealth, for the purpose of seeking the DCB Financial shareholder approval and adoption of the Merger Agreement and to use its reasonable best efforts to solicit the requisite shareholder approval for such proposal.

•	First Commonwealth and DCB Financial have agreed to use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all filings and applications and obtain all permits, consents and approvals of all third parties and governmental authorities which are necessary to consummate the transactions contemplated by the Merger Agreement and to cooperate and furnish each other with all information reasonably necessary or advisable in connection with any filing or application to any governmental authority in connection with the Merger and Bank Merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the Merger Agreement.

•	DCB Financial has agreed to permit First Commonwealth to have reasonable access to its properties, commitments, books, records and contracts, and to its officers, employees, accountants, counsel or other representatives upon reasonable notice and subject to applicable law.

•	First Commonwealth has agreed to file a notice of additional listing of shares with the New York Stock Exchange with respect to shares of its common stock to be issued to DCB Financial shareholders in the Merger.

•	First Commonwealth has agreed to indemnify all directors and officers of DCB Financial and its subsidiaries as provided in DCB Financial’s articles of incorporation or code of regulations with respect to matters occurring prior to the effective time of the Merger for a period of six years after the effective time of the Merger.

•	First Commonwealth has agreed to permit DCB Financial to purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage providing coverage to DCB Financial’s directors and officers for six (6) years following the effective time of the Merger; provided that the aggregate cost of such endorsement may not exceed 200% of the current annual premium (referred to as the “premium limit”). If the cost would exceed the premium limit, DCB Financial may purchase such lesser amount of coverage as may be obtained by spending the premium limit.

•	First Commonwealth and DCB Financial will notify the other party of any fact, event or circumstance that is reasonably likely to result in any of the conditions to the consummation of the Merger not being satisfied or would constitute a material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

•	DCB Financial will provide First Commonwealth the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against DCB Financial and/or its directors relating to the transactions contemplated by the Merger Agreement, and no such settlement shall be agreed to without First Commonwealth’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

•	If any takeover laws of any state or governmental entity are or may become applicable to the Merger, First Commonwealth and DCB Financial agree to take all necessary steps within their control to exempt (or ensure the continued exemption of) the transactions contemplated by the Merger Agreement from, or if necessary challenge the validity or applicability of, any applicable takeover laws that purport to apply to the Merger Agreement.

•	DCB Financial has agreed to provide financial statements and certain other reports and information to First Commonwealth on a monthly basis and information regarding problem loans at the end of each calendar quarter.

•	DCB Financial has agreed to timely file all tax returns, pay all taxes due, establish accruals for taxes payable, notify First Commonwealth of any audit, investigation or other proceedings relating to any tax matter and supply to Squire Patton Boggs (US) LLP and Porter, Wright, Morris & Arthur LLP with such certificates and information as may be necessary in connection with the delivery by such firms of their respective tax opinions.

•	First Commonwealth has agreed to support charitable activities in the communities served by DCB Financial consistent with DCB Financial’s past practices and agrees that it will honor all charitable commitments of DCB Financial made as of the effective time of the Merger.

•	First Commonwealth and DCB Financial have agreed to consult with each other before issuing any press releases or written statements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement, and will not issue any press release or public statement without the prior consent of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) unless such press release or public statement is required to be made by applicable law or rule or regulation of any applicable securities exchange.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement — Employee Benefit Matters” and “Interests of DCB Financial’s Directors and Executive Officers in the Merger.”

Acquisition Proposals by Third Parties

Except as described below, DCB Financial has agreed that, from the time of the execution of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with the terms of the Merger Agreement, it will not and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives (which are collectively referred to as “representatives”) to not:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Commonwealth) any information or data with respect to the DCB Financial or any of its subsidiaries or otherwise relating to an acquisition proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the DCB Financial is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the DCB Financial shareholder approval and adoption of the Merger Agreement, DCB Financial may participate in discussions or negotiations and furnish information to a person other than First Commonwealth if:

•	DCB Financial receives an unsolicited bona fide written acquisition proposal that did not result from a breach by DCB Financial of the restrictions described above;

•	DCB Financial’s board of directors determines in good faith, after consultation and consideration of the advice of outside legal counsel and a nationally recognized, independent financial advisor, that the acquisition proposal is or is reasonably likely to lead to a superior proposal and it is required to take such actions to comply with its fiduciary duties to shareholders;

•	DCB Financial has provided First Commonwealth at least three (3) business days’ prior notice of such determination; and

•	prior to furnishing or affording access to any information or data, DCB Financial receives from such person a confidentiality agreement with terms no less favorable to DCB Financial than those contained in the confidentiality agreement that DCB Financial entered into with First Commonwealth.

An “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Commonwealth), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, any of the following:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving DCB Financial or any of its subsidiaries;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of DCB Financial or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of DCB Financial and its subsidiaries on a consolidated basis;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of DCB Financial or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of DCB Financial or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of these types of transactions.

The Merger Agreement requires that DCB Financial notify First Commonwealth in writing (within twenty-four (24) hours) if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, DCB Financial or its representatives in each case in connection with any acquisition proposal, including the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and to keep First Commonwealth informed on a current basis of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Changes in DCB Financial Board Recommendation

The DCB Financial board of directors has agreed, subject to certain exceptions summarized below, not to:

•	withdraw, qualify, amend or modify its recommendation that DCB Financial shareholders approve and adopt the Merger Agreement or fail to reaffirm such recommendation within five (5) business days following receipt of an acquisition proposal or make any statement inconsistent with such recommendation;

•	approve or recommend any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any acquisition transaction (other than a confidentiality agreement) or requiring DCB Financial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

Notwithstanding the restrictions described above, prior to the approval and adoption of the Merger Agreement by DCB Financial shareholders, the DCB Financial board of directors is permitted to withdraw or alter its recommendation if:

•	the DCB Financial board of directors, has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that it is required to withdraw or alter its recommendation to comply with its fiduciary duty under applicable law;

•	for a five business day period following notice of such withdrawal or alteration of its recommendation, DCB Financial has cooperated and negotiated in good faith with First Commonwealth to make such adjustments, modifications or amendments to the terms and conditions of the Merger Agreement as would enable DCB Financial to proceed with the recommendation to approve and adopt the Merger Agreement; and

•	at the end of a five business day period following notice of such withdrawal or alteration of its recommendation, DCB Financial has again determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that it is required to withdraw or alter its recommendation to comply with its fiduciary duty under applicable law.

Conditions to the Merger

The obligations of First Commonwealth and DCB Financial to consummate the Merger are subject to the satisfaction or waiver, at or before the effective time of the Merger, of a number of conditions, including:

•	the approval and adoption of the Merger Agreement by holders of two-thirds of the outstanding shares of DCB Financial common shares entitled to vote;

•	the receipt of necessary regulatory approvals from the Federal Reserve Board, the FDIC and the PaDBS and certain other approvals and lack of objections as are necessary to consummate the transactions contemplated by the Merger Agreement, and the expiration of all statutory waiting periods in respect thereof, without the imposition of a burdensome condition;

•	the absence of any order, decree or injunction by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger, and the absence of any law, statute or regulation enacted, or adopted that enjoins, prohibits, materially restricts or makes illegal the consummation of the Merger or the Bank Merger; and

•	the declaration of effectiveness by the SEC of this registration statement of which this proxy statement and prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC or any other governmental authority.

The obligation of First Commonwealth to effect the Merger is subject to the satisfaction, or waiver, of the following additional conditions:

•	the representations and warranties of DCB Financial contained in the Merger Agreement are accurate as of the date on which the Merger Agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the Merger, subject to the materiality standards provided in the Merger Agreement;

•	DCB Financial having performed in all material respects all of the obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

•	the receipt by First Commonwealth of a certificate executed by the chief executive officer and chief financial officer of DCB Financial certifying that the conditions described in the preceding two bullet points have been satisfied;

•	the receipt by First Commonwealth from Squire Patton Boggs (US) LLP of a written opinion, dated as of the closing date of the Merger, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	The dissenting shares of DCB Financial represent no more than ten percent (10%) of the outstanding common shares of DCB Financial; and

•	The absence of a material adverse effect on DCB Financial.

The obligation of DCB Financial to effect the Merger is subject to satisfaction, or waiver, of the following additional conditions:

•	the representations and warranties of First Commonwealth contained in the Merger Agreement are accurate as of the date on which the Merger Agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the Merger, subject to the materiality standards provided in the Merger Agreement;

•	First Commonwealth having performed in all material respects all of the obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

•	the receipt by DCB Financial of a certificate executed by the chief executive officer and chief financial officer of First Commonwealth certifying that the conditions described in the preceding two bullet points have been satisfied;

•	the receipt by DCB Financial from Porter, Wright, Morris & Arthur LLP of a written opinion, dated as of the closing date of the Merger, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	The absence of a material adverse effect on First Commonwealth.

Expenses

Except as otherwise provided in the Merger Agreement, DCB Financial and First Commonwealth will each be responsible for their respective expenses incidental to the Merger.

Employee Benefit Matters

The Merger Agreement requires First Commonwealth to make available to the officers and employees of DCB Financial and its subsidiaries who continue as employees of First Commonwealth or any subsidiary substantially the same compensation and employee benefits on substantially the same terms and conditions as First Commonwealth offers to its similarly situated officers and employees, until December 31, 2017. Employees of DCB Financial and its subsidiaries will receive service credit, after the Merger, to the same extent that such service was taken into account under analogous DCB Financial benefit plans for all prior service with DCB Financial or its subsidiaries for purposes of any applicable eligibility and vesting service requirements under any of First Commonwealth’s employee benefit plans, except for any defined benefit pension plan, any benefit plan that provides retiree welfare benefits or any benefit plan that is frozen or provides grandfathered benefits. Employees of DCB Financial and its subsidiaries who become employees of First Commonwealth or any of its subsidiaries will become eligible to participate in First Commonwealth’s employee benefit plans as soon as reasonably practicable after the effective time of the Merger, or if later, as of the termination of the corresponding DCB Financial benefit plan.

In addition, First Commonwealth will honor the terms of all employment, change of control, severance and other agreements and arrangements with respect to any employee of DCB Financial. Each full time employee of DCB Financial who is terminated by First Commonwealth pursuant to a qualifying termination event and who is not covered by a separate severance, change in control or employment agreement shall, upon executing an appropriate severance agreement and general release, receive a severance payment equal to two weeks of base salary (at the rate in effect on the termination date) for each year of service at DCB Financial. Additionally such terminated employees will receive 100% of accrued and unused vacation pay and 50% of accrued and unused sick pay, with a minimum payment equal to four weeks of base salary for DCB Financial employees who have at least one full year of service as of their date of termination and a maximum payment equal to 26 weeks of base salary.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, and, except as described below, whether before or after the receipt of the required DCB Financial shareholder approval and adoption, under the following circumstances:

•	by mutual written consent of First Commonwealth and DCB Financial;

•	by either First Commonwealth or DCB Financial:

•	if the Merger does not occur on or before October 2, 2017, unless the failure to complete the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;

•	if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) which either individually or in the aggregate would constitute, if occurring or continuing on the closing date of the Merger, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach (or such fewer days as remain prior to October 2, 2017), or by its nature or timing cannot be cured during such period;

•	if any governmental authority that must grant a required regulatory approval has denied approval of the Merger (or solely with respect to First Commonwealth’s right to terminate the Merger Agreement or the Bank Merger) and such denial has become final and nonappealable or any governmental authority of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger (or solely with respect to First Commonwealth’s right to terminate the Merger Agreement or the Bank Merger), provided the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted; or

•	if DCB Financial shall have failed to obtain the requisite vote of DCB Financial shareholders at the duly convened DCB Financial shareholders meeting or any adjournment thereof at which a vote on the approval and adoption of the Merger Agreement was taken;

•	by First Commonwealth, if (a) the DCB Financial board (i) withdraws, modifies, qualifies or withholds its recommendation that the DCB Financial shareholders approve and adopt the Merger Agreement or makes a statement inconsistent with such recommendation, or resolves to do so, (ii) materially breaches certain obligations related to calling a meeting of its shareholders to approve the Merger Agreement, (iii) approves or recommends an acquisition proposal, (iv) fails to recommend against an acquisition proposal within five (5) business days of the public announcement of such acquisition proposal, or (v) fails to reaffirm its recommendation to approve the Merger Agreement within five (5) business days after First Commonwealth requests that such action be taken, or (b) DCB Financial materially breaches certain obligations with respect to the non-solicitation of acquisition proposals; or

•	by DCB Financial if, during the five (5) business day period starting on the date on which all required regulatory and shareholder approvals are obtained, the average closing price of First Commonwealth common stock over the preceding ten (10) consecutive trading days (i) is less than $8.07 and (ii) underperforms the NASDAQ Bank Index by more than 20%; provided, however, that First Commonwealth shall have the option (for five (5) business days) to increase the Exchange Ratio pursuant to the formula described in the section entitled “The Merger Agreement — Merger Consideration.”

Termination Fee

DCB Financial is required to pay First Commonwealth a termination fee of approximately $5.3 million if the Merger Agreement is terminated in the following circumstances:

•	in the event that the Merger Agreement is terminated by First Commonwealth if (a) the DCB Financial board (i) withdraws, modifies, qualifies or withholds its recommendation that the DCB Financial shareholders approve and adopt the Merger Agreement or makes a statement inconsistent with such recommendation, or resolves to do so, (ii) materially breaches certain obligations related to calling a meeting of its shareholders to approve the Merger Agreement, (iii) approves or recommends an acquisition proposal, (iv) fails to recommend against an acquisition proposal within five (5) business days of the public announcement of such acquisition proposal, or (v) fails to reaffirm its recommendation to approve the Merger Agreement within five (5) business days after First Commonwealth requests that such action be taken, or (b) DCB Financial materially breaches certain obligations with respect to the non-solicitation of acquisition proposals;

•	in the event that the Merger Agreement is terminated by either First Commonwealth or DCB Financial because (a) DCB Financial has failed to obtain the required vote of its shareholders at the duly convened DCB Financial shareholder meeting or any adjournment or postponement thereof at which a vote on the approval and adoption of the Merger Agreement is taken, or (b) the Merger is not consummated by October 2, 2017, and (i) an acquisition proposal has been publicly announced, disclosed or otherwise communicated to the DCB Financial board or senior management of DCB Financial prior to the DCB Financial shareholder meeting or October 2, 2017, and (ii) within 12 months after the date of such termination, DCB Financial recommends, enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal; or

•	if First Commonwealth terminates the Merger Agreement because of a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of DCB Financial which either individually or in the aggregate would constitute, if occurring or continuing on the closing date of the Merger, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach (or such fewer days as remain prior to October 2, 2017), or by its nature or timing cannot be cured during such period, and (i) an acquisition proposal has been publicly announced, disclosed or otherwise communicated to the DCB Financial board or senior management of DCB Financial prior to any such breach, and (ii) within 12 months after the date of such termination, DCB Financial recommends, enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal.

Upon the termination of the Merger Agreement in accordance with its terms and payment of a termination fee by DCB Financial, if required by the Merger Agreement, neither party will have any continuing liability to the other party, except for liabilities or damages arising from a willful breach of the Merger Agreement or fraud.

Management and Operations After the Merger

First Commonwealth’s officers and directors serving at the effective time of the Merger will continue to serve as First Commonwealth’s officers and directors until such time as their successors have been duly elected or appointed and qualified or until their earlier resignation, death, or removal from office. At the time the Merger is completed, the board of directors of First Commonwealth will be enlarged by one seat, and one DCB Financial director, as mutually agreed upon by First Commonwealth and DCB Financial, will be appointed to the vacant seat. First Commonwealth’s articles of incorporation and by-laws in existence as of the effective time of the Merger will remain First Commonwealth’s articles of incorporation and by-laws following the effective time, until such articles of incorporation and by-laws are further amended as provided by applicable law.

Closing Date of the Merger

Unless otherwise mutually agreed to by the parties, the closing of the Merger is expected to occur on the first business day of the month immediately following the month in which satisfaction or waiver of the latest of the closing conditions shall have occurred. The parties currently anticipate closing the Merger in the second quarter of 2017. The Merger Agreement provides that the closing date of the Merger will not occur before April 1, 2017.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the Merger cannot be completed until First Commonwealth receives necessary regulatory approvals, which include the approval of the FDIC, PaDBS and the Federal Reserve Board. First Commonwealth has filed applications with the FDIC and the PaDBS for approval, however, First Commonwealth cannot be certain when or if such approval will be obtained. On November 18, 2016, First Commonwealth submitted a request to the Federal Reserve Board for a waiver of the Federal Reserve’s application requirements. In the event that a waiver is not granted, First Commonwealth will file an application with the Federal Reserve for approval of the Merger. In addition, the Bank Merger is also subject to the non-objection of the Ohio Department of Commerce, Division of Financial Institutions. Although First Commonwealth does not know of any reason why it cannot obtain these regulatory approvals or waivers in a timely manner, it cannot be certain when, or if, they will be obtained.

Voting Agreement

As of the record date, the directors of DCB Financial beneficially owned 1,671,182 common shares, or approximately 22.77% of the outstanding DCB Financial common shares. In connection with the execution of the Merger Agreement, First Commonwealth entered into a voting agreement with all of the directors of DCB Financial pursuant to which the directors agreed to vote their shares in favor of approval and adoption of the Merger Agreement.

Accounting Treatment of the Merger

First Commonwealth will account for the Merger under the “acquisition” method of accounting in accordance with United States’ generally accepted accounting principles. Using the acquisition method of accounting, the assets (including identified intangible assets) and liabilities of DCB Financial will be recorded by First Commonwealth at their respective fair values at the time of the completion of the Merger. The excess of First Commonwealth’s purchase price over the net fair value of the tangible and identified intangible assets acquired less liabilities assumed will be recorded as goodwill.

New York Stock Exchange Listing

First Commonwealth common stock currently is listed on the New York Stock Exchange under the symbol “FCF.” The shares to be issued to the DCB Financial shareholders in the Merger will be eligible for trading on the New York Stock Exchange.

DISSENTERS’ RIGHTS OF DCB FINANCIAL SHAREHOLDERS

DCB Financial shareholders who do not vote in favor of the Merger proposal and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of DCB Financial will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any DCB Financial shareholder who is a record holder of DCB Financial common shares on ●, the record date for the DCB Financial special meeting, and whose shares are not voted in favor of the approval and adoption of the Merger proposal may be entitled to be paid the “fair cash value” of such shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to DCB Financial a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the Merger proposal is taken, the shareholder must not vote in favor of the Merger proposal, and the shareholder must otherwise comply with Section 1701.85. A DCB Financial shareholder’s failure to vote against the Merger proposal will not constitute a waiver of such shareholder’s dissenters’ rights, as long as such shareholder does not vote in favor of the Merger proposal. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares. See the text of Section 1701.85 of the OGCL attached as Annex C to this proxy statement and prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If DCB Financial so requests, dissenting shareholders must submit their share certificates to DCB Financial within 15 days following such request, for endorsement on such certificates by DCB Financial that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights, at DCB Financial’s option exercised by written notice sent to the applicable dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. Such certificates will be promptly returned to the dissenting shareholders by DCB Financial. If DCB Financial and any dissenting shareholder cannot agree upon the “fair cash value” of DCB Financial’s common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Delaware County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s shares. The fair cash value of a DCB Financial common share to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the vote of the DCB Financial common shareholders. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction, such as the Merger, are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If a DCB Financial common shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s DCB Financial common shares will be suspended until DCB Financial purchases the shares, or the right to receive the fair cash value is otherwise terminated. All rights of the dissenter with respect to the dissenter’s DCB Financial common shares will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of such shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of DCB Financial’s common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex C to this proxy statement and prospectus.

INTERESTS OF DCB FINANCIAL’S DIRECTORS AND EXECUTIVE OFFICERS

IN THE MERGER

In considering the recommendation of the DCB Financial board of directors that you vote to approve the Merger, you should be aware that DCB Financial’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, those of DCB Financial shareholders generally. The DCB Financial board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending to you that you vote to approve the adoption of the Merger Agreement. These interests are further described below.

Non-Employee Directors of DCB Financial

Equity Award Vesting Acceleration. Upon completion of the Merger, certain non-employee directors of DCB Financial will become fully vested in DCB Financial restricted shares held by them immediately before the effective time of the Merger, and they will be eligible to exchange their shares for the Merger Consideration.

The following table sets forth the number of DCB Financial restricted shares held by each of the current DCB Financial non-employee directors as of ● (the latest practicable date prior to the filing of this proxy statement and prospectus), and their value based on a per-share value of DCB Financial common shares of $13.51, the average per-share closing price over the first five business days following the public announcement of the Merger Agreement on October 3, 2016:

Name	Number of Restricted Shares (#)	Value of Restricted Shares ($)
Jerome Harmeyer	485	$6,552
Bart Johnson	1,841	$24,872
Dr. Gerald L. Kremer	1,759	$23,764
Vicki J. Lewis	2,204	$29,776
Tomislav Miteveski	542	$7,322
Edward Powers	2,139	$28,898
Michael A. Priest	431	$5,823
Mark Shipps	1,845	$24,926
Adam Stevenson	2,124	$28,695
Donald J. Wolf	2,014	$27,209
Total for all non-employee Directors	15,384	$207,838

Continuing Director. At the time the Merger is completed, the boards of directors of First Commonwealth and First Commonwealth Bank will each be enlarged by one seat, and one DCB Financial director, as mutually agreed upon by First Commonwealth and DCB Financial, will be appointed to serve on the First Commonwealth and First Commonwealth Bank boards of directors.

Executive Officers of DCB Financial

The executive officers of DCB Financial are entitled to accelerated vesting of certain equity and other incentive compensation upon completion of the Merger, the payment of certain severance benefits under certain circumstances after the completion of the Merger, and such other benefits described below. In addition, certain of DCB Financial’s executive officers may continue in employment with First Commonwealth following the consummation of the Merger. To the extent the payment and benefits to an executive would be subject to the “golden parachute” excise taxes under the Code, each executive’s amount will be subject to reduction to a level that is not subject to such taxes.

Restricted Shares. Under the terms of the Merger Agreement, DCB Financial restricted shares will immediately vest upon the completion of the Merger and the holders of such restricted shares will be eligible to receive the Merger Consideration. As of ● (the latest practicable date prior to the filing of this proxy statement and prospectus), the executive officers of DCB Financial, as a group, held 83,140 DCB Financial restricted shares, which will be accelerated and will vest upon the completion of the Merger. The outstanding restricted shares held by executive officers of DCB Financial have an aggregate value of $1,123,221, based on the average per-share closing price over the first five business days following the public announcement of the Merger Agreement on October 3, 2016. See “Interests of DCB Financial’s Directors and Executive Officers in the Merger — Merger-Related Compensation,” beginning on page ● below for specific amounts payable to the named executive officers of DCB Financial.

Stock Options. Under the terms of the Merger Agreement, each option to purchase DCB Financial common shares granted under the DCB Financial 2004 Long-Term Stock Incentive Plan will fully vest and be converted into the right to receive cash equal to the amount by which the option payment amount exceeds the exercise price per share of the DCB Financial stock option multiplied by the number of DCB Financial commons shares previously subject to such stock option. From and after the completion of the Merger, any DCB Financial stock option outstanding will be cancelled and no longer exercisable by the former holder. As of ● (the latest practicable date prior to the filing of this proxy statement and prospectus), a total of 2,756 unvested stock options were held by the executive officers of DCB Financial. These unvested stock options will vest upon the completion of the Merger and have an aggregate value of $24,832 based on the average per-share closing price over the first five business days following the public announcement of the Merger Agreement on October 3, 2016 minus the average per share exercise price of such unvested stock options of $4.50. See “Interests of DCB Financial’s Directors and Executive Officers in the Merger — Merger-Related Compensation,” beginning on page ● below for specific amounts payable to the named executive officers of DCB Financial.

Deferred Compensation Plan. DCB Financial allows certain individuals to participate in its executive deferred compensation plan. As specified in the executive deferred compensation plan, if a participant in the plan is terminated in an “involuntarily termination” within twelve months of a change of control, then the participant will receive a payment equal to 100% of the employee’s vested and unvested deferred compensation account balance. For purposes of the plan, an “involuntary termination” is defined as (1) any removal of the participant from his or her position unless for cause, disability, retirement, or as a result of the participant’s death; (2) any change in who the participant reports to; (3) any change in the participant’s material duties or responsibilities; (4) a reduction in the participant’s base salary; (5) any reduction in the participant’s benefits, such as a reduction in vacation days; (6) the participant’s principal place of work is relocated to a position more than 30 miles from Delaware, Ohio; or (7) any successor company to DCB Financial fails to assume the deferred compensation plan. The aggregate value of the accelerated vesting of the unvested deferred compensation account balances, assuming such executive officers are terminated immediately following the closing of the Merger, is $37,194. See “Interests of DCB Financial’s Directors and Executive Officers in the Merger — Merger-Related Compensation,” beginning on page ● below for specific amounts payable to the named executive officers of DCB Financial.

Discretionary Bonuses. Under the Merger Agreement, the compensation committee of DCB Financial may allocate up to $350,000 in discretionary bonuses to employees of DCB Financial and its subsidiaries, including the executive officers of DCB Financial.

Employment Agreements. DCB Financial has an employment agreement with Ronald J. Seiffert. Under the employment agreement, if Mr. Seiffert’s employment is terminated by DCB Financial in connection with or within two years after a change of control, for any reason other than just cause or Mr. Seiffert terminates his employment for “good reason,” then Mr. Seiffert will be entitled to a lump sum payment of an amount equal to three times his average annual cash compensation during the three full taxable years preceding the change of control and to a lump sum payment equal to three times DCB Financial’s annual cost of providing health, life and long-term disability coverages and other fringe benefits. Further, all forms of equity-based compensation, including unexpired stock options and unvested restricted shares shall accelerate and become fully vested and, in the case of options, exercisable.

For the purposes of the employment agreement, “good reason” is defined as: (1) a material reduction in Mr. Seiffert’s total compensation (including accrued bonus or benefits); (2) an adverse change in Mr. Seiffert’s authority, duties, or responsibilities as President and Chief Executive Officer; (3) a requirement that Mr. Seiffert report to a corporate officer or employee instead of reporting directly to the board of directors; (4) a change in the geographic location at which Mr. Seiffert must perform the services, which shall include being asked to relocate more than 50 miles from Delaware, Ohio; or (5) any other action or inaction that constitutes a material breach of the employment agreement. At the time of termination of employment, if Mr. Seiffert is considered a specified employee as defined under Section 409A of the Code, payments pursuant to Mr. Seiffert’s employment agreement that are nonqualified deferred compensation within the meaning of Section 409A of the Code will start on the first day of the seventh month following separation from service instead of the payment schedule otherwise noted.

DCB Financial also has an employment agreement with J. Daniel Mohr. Under the employment agreement, if Mr. Mohr’s employment is terminated by DCB Financial in connection with or within two years after a change of control, for any reason other than just cause or Mr. Mohr terminates his employment for “good reason,” then Mr. Mohr will be entitled to a lump sum payment of an amount equal to two times his average annual cash compensation during the three full taxable years preceding the change of control and to a lump sum payment equal to two times DCB Financial’s annual cost of providing health, life and long-term disability coverages and other fringe benefits. Further, if there is a change of control, then all forms of equity-based compensation, including unexpired stock options and unvested restricted shares shall accelerate and become fully vested and, in the case of options, exercisable.

For the purposes of the employment agreement, “good reason” is defined as: (1) a material reduction in Mr. Mohr’s total compensation (including accrued bonus or benefits); (2) an adverse change in Mr. Mohr’s authority, duties, or responsibilities as Executive Vice President and Chief Financial Officer; (3) a requirement that Mr. Mohr report to a corporate officer or employee instead of reporting directly to the chief executive officer or board of directors; (4) a change in the geographic location at which Mr. Mohr must perform the services, which shall include being asked to relocate more than 50 miles from Delaware, Ohio; or (5) any other action or inaction that constitutes a material breach of the employment agreement. At the time of termination of employment, if Mr. Mohr is considered a specified employee as defined under Section 409A of the Code, payments pursuant to Mr. Mohr’s employment agreement that are nonqualified deferred compensation within the meaning of Section 409A of the Code will start on the first day of the seventh month following separation from service instead of the payment schedule otherwise noted.

Change of Control Agreements with Executive Officers. DCB Financial has entered into substantially similar change of control agreements with each of David R. Archibald, Daniel M. Roberts, and Roger A. Lossing, who are executive officers of DCB Financial. As specified in the agreements, if an executive is terminated by DCB Financial for any reason other than just cause or if such executive voluntarily terminates his own employment as the result of a “constructive termination,” within two years of a change of control, DCB Financial will (1) pay as a lump sum an amount equal to 100% of the executive’s annual compensation; (2) pay the premiums required to maintain COBRA coverage until the earlier of: (i) such executive is no longer eligible to receive COBRA coverage, (ii) 24 months after the termination, or (iii) such time that such executive obtains new employment offering health insurance coverage; and (3) all forms of equity-based compensation, including unexpired stock options and unvested restricted shares shall accelerate and become fully vested and, in the case of options, exercisable. Any such terminated executive will also be paid unpaid base salary which came due prior to termination, accrued and unused vacation pay, and unreimbursed expenses in a lump sum after termination.

For the purposes of the change of control agreement “constructive termination” is defined as: (1) a material reduction of an executive’s base salary; (2) a material reduction of an executive’s responsibilities; or (3) a relocation of an executive’s principal workplace to an area outside of Central Ohio. At the time of termination of employment, if the executive is considered a specified employee as defined under Section 409A of the Code, payments pursuant to the change of control agreements that are nonqualified deferred compensation within the meaning of Section 409A of the Code will start on the first day of the seventh month following separation from service instead of the payment schedule otherwise noted. The aggregate value of the severance payments and benefits to be provided to Messrs. Archibald, Roberts, and Lossing of DCB Financial pursuant to change of control agreements, assuming such executives are terminated immediately following the closing of the Merger, is $560,793.

Indemnification; Directors’ and Officers’ Insurance.

The Merger Agreement provides that for a period of six years after the effective time, all rights to indemnification of DCB Financial’s officers and directors under its articles of incorporation and code of regulations will survive the Merger and be assumed by First Commonwealth.

The Merger Agreement permits DCB Financial to purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage providing coverage to DCB Financial’s directors and officers for six (6) years following the effective time of the Merger; provided that the aggregate cost of such endorsement may not exceed 200% of the current annual premium (referred to as the “premium limit”). If the cost would exceed the premium limit, DCB Financial may purchase such lesser amount of coverage as may be obtained by spending the premium limit.

Merger-Related Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that are based on or otherwise related to the Merger and that may be payable to those individuals for whom disclosure by DCB Financial was most recently required under Item 402(c) of Regulation S-K (i.e., the individuals identified in the Summary Compensation Table in DCB Financial’s 2016 proxy statement), who are referenced below as DCB Financial’s “named executive officers.” See the section entitled “Interests of DCB Financial’s Directors and Executive Officers in the Merger” beginning on page ● for further information about the compensation disclosed in the table below.

The figures in the table are estimated based on compensation levels as of the date of this document and an assumed closing date of the Merger of April 3, 2017 (the first business day of the second quarter of calendar year 2017) and, where applicable, termination of the named executive officers’ employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that will occur before the completion of the Merger (such as bonuses paid for the calendar year 2016). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)		Equity(1) ($)	Pension / NQDC(2) ($)	Perquisites/ Benefits ($)		Total ($)
Ronald J. Seiffert	$1,313,000	(3)	$374,713	$12,439	—		$1,700,152
J. Daniel Mohr	$702,280	(4)	$154,568	—	—		$856,848
Daniel M. Roberts	$256,079	(5)	$50,082	$10,300	$23,558	(6)	$340,019

(1)	Represents the value of the accelerated vesting of restricted shares and unvested stock options payable upon completion of the Merger (assuming a closing date in the second quarter of 2017) without regard to any subsequent termination of employment. As required by Item 402(t) of Regulation S-K, the values in the table are based on a per-share value of DCB Financial common shares of $13.51, the average per-share closing price over the first five business days following the first public announcement of the Merger Agreement on October 3, 2016.

(2)	Consists of the value of unvested deferred compensation that will vest early because of the Merger.
(3)	Includes: (i) a double-trigger lump sum cash payment of $1,161,750 pursuant to Mr. Seiffert’s employment agreement, which contains a one (1) year non-competition clause, as more fully described in the section entitled “Interests of DCB Financial’s Directors and Executive Officers in the Merger” beginning on page ●; (ii) a single-trigger lump sum cash payment for Mr. Seiffert’s pro-rated 2017 bonus contingent on the completion of the Merger, which is estimated to be $26,250, subject to approval by the compensation committee of DCB Financial; (iii) lump sum cash payment of $125,000 expected to be payable in January 2017 in lieu of long-term equity incentive awards of equivalent value that would otherwise be customarily granted by DCB Financial in January 2017, subject to the approval of the compensation committee of DCB Financial.
(4)	Includes: (i) a double-trigger lump sum cash payment of $559,780 pursuant to Mr. Mohr’s employment agreement, which contains a one (1) year non-competition clause, as more fully described in the section entitled “Interests of DCB Financial’s Directors and Executive Officers in the Merger” beginning on page ●; (ii) single-trigger lump sum cash payments for a certain transaction bonus and a pro-rated 2017 bonus contingent on the completion of the Merger, which are estimated to be $72,500, subject to approval by the compensation committee of DCB Financial; (iii) lump sum cash payment of $70,000 expected to be payable in January 2017 in lieu of long-term equity incentive awards of equivalent value that would otherwise be customarily granted by DCB Financial in January 2017, subject to the approval of the compensation committee of DCB Financial.
(5)	Includes: (i) a double-trigger lump sum cash payment of $178,554 resulting from Mr. Roberts’s change of control agreement, as more fully described in the section entitled “Interests of DCB Financial’s Directors and Executive Officers in the Merger” beginning on page ●; (ii) single-trigger lump sum cash payments for a certain transaction bonus and a pro-rated 2017 bonus contingent on the completion of the Merger, which are estimated to be $23,925, subject to approval by the compensation committee of DCB Financial; and (iii) lump sum cash payment of $53,600 expected to be payable in January 2017 in lieu of long-term equity incentive awards of equivalent value that would otherwise be customarily granted by DCB Financial in January 2017, subject to approval by the compensation committee of DCB Financial.
(6)	Consists of the double-trigger payment of the estimated value of the employer portion of the premiums required to maintain COBRA health insurance coverage for Mr. Roberts for twenty-four months after the termination of Mr. Roberts’ employment, the longest period of time for which DCB Financial would be obligated to do so pursuant to Mr. Roberts’ change in control agreement, as more fully described in the section entitled “Interests of DCB Financial’s Directors and Executive Officers in the Merger” beginning on page ●.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

General

DCB Financial is incorporated under the laws of the State of Ohio and First Commonwealth is incorporated under the laws of the Commonwealth of Pennsylvania. Upon completion of the Merger, the articles of incorporation and by-laws of First Commonwealth in effect immediately prior to the effective time of the Merger will be the articles of incorporation and by-laws of the combined company and the rights of DCB Financial shareholders who receive shares of First Commonwealth common stock as a result of the Merger will be governed by Pennsylvania law and First Commonwealth’s articles of incorporation and by-laws. The following discussion summarizes certain material differences between the rights of holders of DCB Financial common shares and First Commonwealth common stock resulting from the differences in the companies’ respective governing documents and Ohio and Pennsylvania law.

This discussion does not purport to be a complete statement of the rights of holders of First Commonwealth common stock under applicable Pennsylvania law and First Commonwealth’s articles of incorporation and by-laws or the rights of holders of DCB Financial common shares under applicable Ohio law and DCB Financial’s articles of incorporation and DCB Financial’s code of regulations and is qualified in its entirety by reference to the governing corporate documents of First Commonwealth and DCB Financial and applicable law. See “Where You Can Find More Information” beginning on page ●.

	DCB Financial	First Commonwealth
Capital Stock

DCB Financial’s articles of incorporation authorize 17,500,000 common shares, no par value per share, and 2,000,000 shares of preferred stock, no par value.

As of ●, there were (i) 7,339,259 DCB Financial common shares issued and outstanding, (ii) 56,692 DCB Financial common shares reserved for issuance upon exercise of outstanding stock options, (iii) 322,400 DCB Financial common shares held, directly or indirectly, by DCB Financial as treasury stock, and (iv) no shares of DCB Financial preferred stock issued or outstanding.

First Commonwealth’s articles of incorporation authorize 200,000,000 shares of common stock, par value $1.00 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share.

As of ●, there were (i) 88,949,995 shares of First Commonwealth common stock issued and outstanding, (ii) 16,613,460 shares of First Commonwealth common stock held, directly or indirectly, by First Commonwealth as treasury stock, (iii) no shares reserved for issuance upon exercise of outstanding stock options or otherwise, and (iv) no shares of First Commonwealth preferred stock issued or outstanding.

Board of Directors; Classification

The Ohio Revised Code, or ORC, provides that the board of directors of an Ohio corporation must consist of one or more directors. The articles of incorporation or code of regulations of a corporation may fix the number of directors.

DCB Financial’s code of regulations provides that the number of directors shall not be less than three (3) nor more than twenty-five (25) and that the exact

The Pennsylvania Business Corporation Law of 1988, or PBCL, provides that the board of directors of a Pennsylvania corporation must consist of one or more directors. The articles or by-laws of a corporation may fix the number of directors.

First Commonwealth’s by-laws provide that the number of directors shall not be less than three (3) nor more than twenty-five (25), as may be determined from

	DCB Financial	First Commonwealth

number will be fixed by a majority vote of the board of directors or by shareholders owning at least 80% of the total outstanding DCB Financial’s common shares. The number of DCB Financial directors is currently fixed at eleven (11).

DCB Financial’s board of directors is divided into three classes, with directors in each class being elected for staggered three-year terms.

time to time by a majority of the board of directors. The number of First Commonwealth directors is currently fixed at twelve (12).

If the Merger is completed, the size of First Commonwealth’s board of directors will be expanded by one additional member. All of First Commonwealth’s directors are elected annually to a one (1) year term.

The board of directors of DCB Financial is divided into three classes with one-third of directors elected each year. All First Commonwealth directors are elected annually.
Removal of Directors

The ORC specifies that the code of regulations of a company may provide for how directors are removed from their positions.

Under DCB Financial’s code of regulations, any director of DCB Financial may be removed at any time, but only for cause, by the affirmative vote of 75% of the outstanding DCB Financial common shares or by action of the board of directors for the reasons provided in the ORC.

The PBCL provides that the entire board of directors or any individual director may be removed from office by vote of the shareholders entitled to elect the directors.

Under First Commonwealth’s by-laws, the board of directors may remove and declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of a felony or for other proper cause.

Both DCB Financial and First Commonwealth directors may be removed for cause by a vote of the shareholders. Both DCB Financial’s and First Commonwealth’s board of directors may remove a fellow director under certain circumstances.

Vacancies on the Board of Directors and Additional Directors

DCB Financial’s code of regulations provides that any vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the majority vote of the remaining directors, even if the number of remaining directors is insufficient to establish a quorum. Any director elected to fill a vacancy shall be elected for the unexpired portion of the term of the director whose place is vacant.

First Commonwealth’s by-laws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board of directors, even if the number of remaining directors is insufficient to establish a quorum.
The board of directors of each of DCB Financial and First Commonwealth may fill vacancies.

	DCB Financial	First Commonwealth
Cumulative Voting for Election of Directors	DCB Financial’s articles of incorporation provide that no holder of shares of any class shall have the right to vote cumulatively in the election of directors.	First Commonwealth’s articles of incorporation provide that shareholders shall not have the right to vote cumulatively in the election of directors.
Neither DCB Financial nor First Commonwealth permits cumulative voting for the election of directors.
Right to Call a Special Meeting of Shareholders

DCB Financial’s code of regulations provides that a special meeting of the shareholders may be called by (i) the chairman of the board of directors; (ii) the president of DCB Financial; (iii) a majority of the members of the board of directors acting with or without a meeting; or (iv) by any persons holding fifty percent (50%) or more of the shares then outstanding and entitled to vote at a meeting of shareholders.

First Commonwealth’s by-laws provide that special meetings of the shareholders may be called at any time by (i) a resolution adopted by a majority of the board of directors; or (ii) by the chairman of the board of directors upon the written request of shareholders entitled to cast at least twenty percent (20%) of the votes that all shareholders are entitled to cast at the particular meeting.
Both DCB Financial and First Commonwealth shareholders may call a special meeting of shareholders, subject to certain minimum vote requirements.
Notice of Shareholder Meetings	DCB Financial’s code of regulations provides that written notice of a meeting of shareholders shall be given, either by personal delivery or by mail not less than 10 days before the date of the meeting.

First Commonwealth’s by-laws provide that written notice of all shareholder meetings must be given personally, by electronic transmission or by mail at least five days before the date of the meeting, unless a greater period of notice is required by law.

The governing documents of DCB Financial and First Commonwealth contain similar notice requirements for meetings of shareholders. First Commonwealth’s by-laws provide for electronic transmission of notice.

Shareholder Nominations and Proposals

With respect to director nominations, DCB Financial’s code of regulations provides that nominations for directors to be elected at an annual meeting of shareholders, except those made by a majority of DCB Financial’s board of directors, must be submitted to DCB Financial in writing not less than ninety 90 days prior to the meeting.

With respect to proposals other than the election of directors to be considered at an annual or special meeting, DCB Financial’s code of regulations provides that, unless proposed by a majority of DCB Financial’s board of directors, a

First Commonwealth’s by-laws provide that nominations for election of directors and other proposals for action at a meeting of shareholders may be made only at the direction of a majority of the board of directors or by a shareholder who complies with the notice and other procedures established in the by-laws.

Notice of nominations or proposals by a shareholder must be received by First Commonwealth not earlier than 180 days and not later than 150 days prior to the anniversary of the preceding annual meeting (or not earlier than 120 days or later than 90 days before the date of the

	DCB Financial	First Commonwealth

shareholder’s proposal must be delivered to and received by DCB Financial at least 60 days prior to the date of the meeting.

Shareholder proposals and director nominations must contain certain information regarding the proposals and nominations as required by DCB Financial’s code of regulations.

meeting if the meeting date is more than 30 days before or more than 60 days after such anniversary date or the 10th day following the first public announcement of the date of the annual meeting if such announcement is less than 100 days prior to the date of the meeting).

Shareholder proposals and director nominations must contain certain information regarding the shareholder, the director nominees or other business to be brought and questionnaire, representation and agreement completed and signed by each director nominee.

DCB Financial and First Commonwealth shareholders have the ability to nominate directors and bring proposals before a meeting of shareholders, subject to certain procedural requirements.
Shareholder Quorum	DCB Financial’s code of regulations provides that those shareholders present in person or by proxy holding a majority of the outstanding capital stock constitute a quorum for any meeting of shareholders. In the event of an absence of a quorum at any meeting or at any adjournment thereof, a majority of those present in person or by proxy and entitled to vote may adjourn such meeting from time to time.

First Commonwealth’s by-laws provide that the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting of shareholders shall constitute a quorum for the purposes of consideration and action on the matter. If a meeting cannot be organized because a quorum has not attended, the chairman of the meeting or those shares present may adjourn the meeting to such time and place as they may determine.

For both DCB Financial and First Commonwealth a majority of the votes entitled to be cast on a particular matter constitutes a quorum.
Amendment of Articles of Incorporation	The articles of incorporation of DCB Financial Corp may be amended by the affirmative vote of a majority of the outstanding common shares of DCB Financial entitled to vote thereon.	Under the PBCL, unless the articles of incorporation or a specific provision of the PBCL requires a greater vote, a proposed amendment of the articles of incorporation of a corporation must be approved by a majority vote of the corporation’s board of directors and adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. First Commonwealth’s articles of incorporation require the approval of 75% of shareholders to amend the article

	DCB Financial	First Commonwealth
which requires certain mergers and other business combinations be approved by the holders of 75% of First Commonwealth’s outstanding voting shares.

The articles of incorporation of both DCB Financial and First Commonwealth may be amended only by vote of their shareholders, subject to certain minimum vote requirements and, except in certain circumstances, any amendment to First Commonwealth’s articles of incorporation must also be approved by the board of directors.

Amendment of Code of Regulations / By-Laws

The code of regulations of DCB Financial may be amended or repealed in whole or in part by the affirmative vote of a majority of the outstanding common shares of DCB Financial entitled to vote thereon or by a majority vote of DCB Financial’s board of directors. Notwithstanding the foregoing, unless two-thirds of the directors recommend a certain amendment or repeal action, the affirmative vote of eighty percent of the outstanding common shares of DCB Financial entitled to vote is needed to amend or repeal the provisions of the code of regulations governing (1) the number of directors, (2) the election and term of directors, (3), the nominating procedure for directors, (4) the removal of directors, and (5) the procedure for amending the code of regulations.

First Commonwealth’s by-laws may be amended or repealed in whole or in part by the affirmative vote of 80% of the outstanding shares of First Commonwealth’s common stock or by a majority vote of First Commonwealth’s board of directors.

The procedures to amend DCB Financial’s code of regulations and First Commonwealth’s by-laws are similar, but the minimum shareholder vote required for such an amendment is 80% for First Commonwealth compared with a majority vote for DCB Financial for most provisions.

Action without a Meeting

Any action which may be authorized or taken at a meeting of DCB Financial shareholders may be taken without a meeting if authorized by a writing signed by all shareholders who would be entitled to notice of a meeting called for such purpose.

First Commonwealth’s by-laws provide that First Commonwealth’s shareholders may take action by written consent in lieu of a meeting with the consent of all of the shareholders who would be entitled to vote thereon at a meeting of the shareholders.
DCB Financial and First Commonwealth have similar requirements for shareholders to act by written consent without a meeting.

	DCB Financial	First Commonwealth
Rights of Dissenting Shareholders

Under the ORC, dissenting shareholders are entitled to dissenters’ rights in connection with certain amendments to a corporation’s articles of incorporation and the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation unless the shares of the selling corporation are listed on a national securities exchange and the consideration consists of solely shares listed on a national securities exchange. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to dissenters’ rights.

The ORC provides that a shareholder’s written demand must, with proper advance notice, be delivered to the corporation before the vote on the matter giving rise to dissenters’ rights.

Under the PBCL, shareholders may, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Shareholders, however, do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, with certain exceptions.

DCB Financial shareholders have appraisal rights in connection with the Merger, subject to certain exceptions and limitations. First Commonwealth shareholders do not have appraisal rights in connection with the Merger.

Preemptive Rights

Preemptive rights generally allow shareholders to maintain their proportionate share of ownership of a corporation by permitting the shareholders to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances.

	Under DCB Financial’s articles of incorporation, no shareholder shall have any preemptive rights.	Under First Commonwealth’s articles of incorporation, the holders of shares of stock of First Commonwealth do not have preemptive rights.
Neither DCB Financial shareholders nor First Commonwealth shareholders have preemptive rights.
Dividends	The ORC provides that dividends may be paid in cash, property or shares of a corporation’s capital stock. The ORC further provides that a corporation may pay dividends out of surplus and if a dividend is paid out of capital surplus, the corporation must notify its shareholders as to the kind of surplus out of which it is paid. Dividends may not be paid if such distribution will violate the rights of a class of shareholders or if the corporation is insolvent or would be	Under the PBCL, the board of directors may declare and pay dividends, unless after paying such distribution the corporation would be unable to pay its debts as they come due, the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose

	DCB Financial	First Commonwealth

rendered insolvent by the distribution. No dividend or distribution on shares of any class shall be paid in shares of another class if any of the authorized shares of the latter class are already outstanding, unless the payment is authorized by the affirmative vote of the holders of at least two-thirds of the shares of the class in which payment is to be made.

preferential rights are superior to those receiving the distributions.
DCB Financial and First Commonwealth may each declare and pay dividends within the restrictions provided by Ohio and Pennsylvania law.
Business Combinations

Subject to certain exceptions, the ORC provides that the affirmative vote of the holders of at least two-thirds of the voting power of the corporation’s stock is required to approve a merger.

DCB Financial’s articles of incorporation provide that the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of DCB Financial entitled to vote shall be required to consolidate or merge DCB Financial into or engage in similar business combinations with an “interested shareholder” (defined generally as a person who beneficially owns 10% or more of the voting stock of DCB Financial), unless the “continuing directors” (defined generally as directors who served on the board prior to the time that the shareholder became an interested shareholder or who succeeded such directors and are unaffiliated with the interested shareholder) approve the transaction.

An Ohio corporation may opt out of the provisions of Ohio’s “control share acquisition” statute by adopting an appropriate amendment to its articles of incorporation or regulations. DCB Financial has amended its articles of incorporation to opt out of the control share acquisition statute.

Subject to certain exceptions, the PBCL provides that the affirmative vote of a majority of the outstanding shares entitled to vote shall be required in order to effect the merger or consolidation of a corporation. However, shareholder approval is not required to adopt a plan of merger if (i) the articles of incorporation of the surviving corporation are unchanged as a result of the merger, (ii) each share of the corporation outstanding immediately prior to the effectiveness of the merger is to continue as or be converted into an identical share of the surviving corporation, and (iii) shareholders of the corporation will continue to hold in the aggregate shares of the surviving corporation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

First Commonwealth’s articles of incorporation provide that in order to effect the merger or consolidation of First Commonwealth into another corporation (other than a merger in which shareholder approval is not required as described above), the affirmative vote of 75% of the outstanding shares entitled to vote is required.

DCB Financial’s articles of incorporation contain business combination provisions requiring a higher vote requirement in the event of transactions with interested shareholders. First Commonwealth’s articles of incorporation contain a higher vote requirement for any merger for which shareholder approval is required.

Ohio Anti-Takeover Provisions

Certain provisions of the ORC make a change in control of an Ohio corporation more difficult, even if desired by holders of a majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statues.

Ohio Control Share Acquisition Statute. Section 1701.831 of the ORC, known as the “Ohio Control Share Acquisition Statute,” generally prohibits a “control share acquisition” unless the shareholders approve the transaction at a special meeting, at which a quorum is present, by both the affirmative vote of a majority of the voting power of the corporation and by the affirmative vote of a majority of the voting power of the corporation excluding the voting power of interested shareholders. “Control share acquisition” means any acquisition of an issuer’s shares which would entitle the acquirer, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (1) one-fifth or more but less than one-third of such voting power; (2) one-third or more but less than a majority of such voting power; or (3) a majority or more of such voting power.

An Ohio corporation may opt out of the provisions of the Ohio Control Share Acquisition Statute by adopting an appropriate amendment to its articles of incorporation or regulations. The articles of incorporation of DCB Financial provide that DCB Financial is not subject to the provisions of the Ohio Control Share Acquisition Statute.

Ohio Merger Moratorium Statute. Chapter 1704 of the ORC, known as the “Ohio Merger Moratorium Statute,” prohibits certain transactions (including disposition of assets, mergers and consolidations, voluntary dissolutions and transfer of shares) between an Ohio corporation with 50 or more shareholders and a beneficial owner of 10% or more of the outstanding voting stock of the corporation (“interested shareholder”) for at least three years after such interested shareholder attains 10% ownership, unless the board of directors of the corporation approves the transaction before such shareholder attains 10% ownership. Subsequent to the three-year period, a business combination may take place provided that certain conditions are satisfied, including: (1) the board of directors approves the transaction; (2) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the disinterested shareholders; or (3) the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares.

An Ohio corporation may opt out of the provisions of the Ohio Merger Moratorium Statute by adopting an appropriate amendment to its articles of incorporation. DCB Financial has not amended its articles of incorporation to opt out of the provisions of the Ohio Merger Moratorium Statute. However, the provisions of the Ohio Merger Moratorium Statute are not applicable to the proposed merger of DCB Financial with and into First Commonwealth because neither DCB Financial nor First Commonwealth is an interested shareholder of the other as defined in the Ohio Merger Moratorium Statute.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania publicly traded companies including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. First Commonwealth has not opted out of the anti-takeover provisions listed above. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. The PBCL limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the number required to meet the applicable threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, as described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. The restoration of voting rights may only be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote in two separate votes of all of (i) the disinterested shareholders and (ii) the voting shares of the corporation.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Under the PBCL, controlling persons (as defined herein) may be required to disgorge profits in the event that (i) any person or group publicly discloses that such person or group may acquire control of the corporation, in any manner, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation (each, a “controlling person”) and, in either case, the controlling person sells shares within 18 months of becoming a controlling person. Any profits from sales of equity securities of the corporation received by the controlling person during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within the 24 month period prior to becoming a controlling person.

Business Combination Transactions with Interested Shareholders. The PBCL prohibits certain business combinations with “interested shareholders,” defined as persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•	the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•	the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the Merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. The PBCL provides, generally, that following a control transaction, any holder of voting shares may, prior to or within a reasonable time following the giving of notice by the controlling person, demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of DCB Financial common shares with respect to the exchange of DCB Financial common shares for First Commonwealth common stock and/or cash pursuant to the Merger. This discussion assumes that U.S. Holders hold their DCB Financial common shares as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, Treasury Regulations, judicial decisions and administrative pronouncements, each as in effect as of the date of this proxy statement and prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the Merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address estate or gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of DCB Financial common shares, nor does it address any tax imposed on net investment income under Section 1411 of the Code. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of DCB Financial common shares in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as, but is not limited to, holders of DCB Financial common shares that are partnerships or other pass-through entities (and persons holding their DCB Financial common shares through a partnership or other pass-through entity), persons who acquired DCB Financial common shares as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their DCB Financial common shares as part of a straddle, hedging, constructive sale or conversion or other integrated transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of DCB Financial common shares that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds DCB Financial common shares, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partners in a partnership holding DCB Financial common shares should consult their tax advisors.

First Commonwealth and DCB Financial intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of First Commonwealth and DCB Financial to consummate the Merger are conditioned upon the receipt of an opinion from Squire Patton Boggs (US) LLP for its client, First Commonwealth, and an opinion from Porter, Wright, Morris & Arthur LLP for its client, DCB Financial, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on facts, assumptions and representations set forth or referred to in the opinions and those made by First Commonwealth and DCB Financial, as well as certain covenants and undertakings by First Commonwealth and DCB Financial, including the assumption that the Merger will be completed in the manner described in the Merger Agreement and this proxy statement and prospectus.

Accordingly, and on the basis of the opinions expected to be received in connection herewith, the United States federal income tax consequences of the Merger are, in general, as follows:

Exchange of DCB Financial Common Shares Solely for Shares of First Commonwealth Common Stock. If, pursuant to the Merger, a holder of DCB Financial common shares exchanges all of its shares solely for shares of First Commonwealth common stock, such holder will not recognize any gain or loss (except to the extent that the DCB Financial shareholders receive cash in lieu of any fractional shares of First Commonwealth common stock). The holder’s aggregate adjusted tax basis in the shares of the First Commonwealth common stock received in the Merger will be equal to the holder’s aggregate adjusted tax basis in its DCB Financial common shares surrendered for the shares of the First Commonwealth common stock, and the holding period for the shares of the First Commonwealth common stock will include the period during which the DCB Financial common shares were held.

Exchange of DCB Financial Common Shares Solely for Cash. If a DCB Financial shareholder receives solely cash in exchange for all of the holder’s DCB Financial common shares pursuant to the Merger, such holder will generally recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the DCB Financial common shares surrendered. Gain or loss must be calculated separately and the holding period must be determined separately for each block of DCB Financial common shares if blocks of DCB Financial common shares were acquired at different times or for different prices. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for a particular block of DCB Financial common shares exceeds one year at the effective time of the Merger. Although the law in this area is unclear, in certain cases, if a holder actually or constructively owns First Commonwealth common stock immediately after the Merger, it is possible that the total amount of the cash received in the Merger could be treated as having the effect of a distribution of a dividend. In such cases, U.S. holders should consult their tax advisors as to their tax consequences.

Exchange of DCB Financial Common Shares for a Combination of Cash and Shares of First Commonwealth Common Stock. DCB Financial shareholders who exchange all of their DCB Financial common shares for a combination of shares of First Commonwealth common stock and cash in the Merger will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the Merger; and (ii) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the shares of the First Commonwealth common stock received in the Merger over the DCB Financial shareholder’s aggregate tax basis in its DCB Financial common shares surrendered in exchange therefor). Any gain recognized upon receipt of a combination of stock and cash will be a long-term capital gain if the holder’s holding period exceeds one year at the effective time of the Merger; provided, however, in certain circumstances, a portion of a DCB Financial shareholder’s gain could be treated as a dividend if the DCB Financial shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of the holder’s ratable share of DCB Financial’s undistributed earnings and profits accumulated after February 28, 1913, as calculated for United States federal income tax purposes.

A DCB Financial shareholder must calculate the amount of gain or loss realized separately for each DCB Financial common share surrendered. U.S. holders of DCB Financial common shares who acquired different blocks of DCB Financial common shares at different times or for different prices should consult their tax advisors regarding the manner in which gain or loss should be determined.

A loss realized on one block of DCB Financial common shares cannot be used to offset a realized gain recognized on another block of DCB Financial common shares. A DCB Financial shareholder’s aggregate tax basis in its shares of the First Commonwealth common stock received pursuant to the Merger will be equal to the holder’s aggregate tax basis in the DCB Financial common shares surrendered pursuant to the Merger, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as a dividend, as described below. A holder’s holding period for shares of First Commonwealth common stock received pursuant to the Merger will include the holding period for the block of DCB Financial common shares surrendered in exchange therefor.

For purposes of determining the amount of gain recognized, any express share-by-share designations are intended to comply with certain Treasury regulations issued under Section 358 of the Code. Although the Treasury regulations appear to authorize holders to make economically reasonable express share-by-share designations, it is unclear whether such express designations comply with those Treasury regulations. As a result, no assurance can be given that, if a holder reports gain on its United States federal income tax return on the basis of such express designation, the IRS will not challenge such designations. If the IRS successfully challenged the position taken on such return, then a holder could be required to recalculate its amount of gain recognized through a different allocation method. You should consult your tax advisor with respect to the advisability of making express designations in the form of election.

Potential Treatment of Cash as Dividend. If a DCB Financial shareholder receives a combination of cash and shares of First Commonwealth common stock pursuant to the Merger, any gain recognized may be treated as a dividend for United States federal income tax purposes to the extent of the holder’s ratable share of DCB Financial’s undistributed earnings and profits accumulated after February 28, 1913, if any, as calculated for United States federal income tax purposes. In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage of stock ownership of First Commonwealth. For purposes of determining whether the DCB Financial shareholder’s receipt of cash has the effect of a distribution of a dividend, the DCB Financial shareholder should be treated as if such holder first exchanged all of such holder’s DCB Financial common shares solely in exchange for shares of First Commonwealth common stock and then First Commonwealth immediately redeemed a portion of that stock for the cash that the holder actually received in the Merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to a DCB Financial shareholder if such receipt is, with respect to the DCB Financial shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate” with respect to a holder.

The deemed redemption generally will be “substantially disproportionate” with respect to a DCB Financial shareholder if the percentage of the outstanding First Commonwealth common stock that the holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding First Commonwealth common stock that the holder is deemed actually and constructively to have owned immediately before the deemed redemption (and after the deemed redemption the holder actually or constructively owns less than 50% of the voting power of the outstanding First Commonwealth common stock). In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of First Commonwealth following the Merger. The determination generally requires, based on the facts and circumstances, a comparison of the percentage of the outstanding stock of First Commonwealth the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of First Commonwealth the shareholder owns immediately after the deemed redemption. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has at least a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis.

For purposes of applying the foregoing tests, a shareholder will be deemed to own stock the shareholder actually owns and stock the shareholder constructively owns under the attribution rules of Section 318 of the

Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the DCB Financial shareholder’s holding period for its DCB Financial common shares exceeds one year as of the effective time of the Merger. If, after applying these tests, the deemed redemption results in the gain recognized by a DCB Financial shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Qualified dividend income is generally afforded favorable tax treatment. U.S. holders should consult their tax advisors regarding the manner and the extent to which the aforementioned rules apply in their particular circumstances.

Cash Received in Lieu of a Fractional Share Interest. Cash received by a DCB Financial shareholder in lieu of a fractional share interest in First Commonwealth common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general a gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of DCB Financial common stock allocable to such fractional interest. Such gain or loss generally will be a long-term capital gain or loss if the holding period for such shares of DCB Financial common stock was more than one year as of the effective date of the Merger. If, however, the receipt of cash instead of a fractional share of First Commonwealth common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

Backup Withholding and Information Reporting. Payments of cash to a holder of DCB Financial common shares may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished in a timely manner to the IRS.

The preceding discussion is intended only as a summary of United States federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, DCB Financial shareholders should consult their tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, DCB Financial is required to submit a proposal to its shareholders for a non-binding advisory vote to approve the compensation that may be paid or become payable to the named executive officers of DCB Financial that is based on or otherwise relates to completion of the Merger (the “Merger-Related Compensation”).

The Merger-Related Compensation is disclosed in the table entitled “Golden Parachute Compensation,” along with a narrative description of such compensation, in “Interests of DCB Financial’s Directors and Executive Officers in the Merger,” beginning on page ●.

As required by Rule 14a-21(c) of the Exchange Act, DCB Financial is requesting its shareholders to approve and adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of DCB Financial Corp that is based on or otherwise relates to completion of the Merger of DCB Financial Corp with and into First Commonwealth Financial Corporation, and the agreements and understandings concerning such compensation, as disclosed pursuant to Item 402(t) of Regulation S-K, are hereby APPROVED.”

The approval of the Merger-Related Compensation proposal is not a condition to the Merger and is a vote separate and apart from the vote to approve and adopt the Merger Agreement. Accordingly, you may vote to approve the Merger-Related Compensation payable to the named executive officers of DCB Financial in connection with the Merger and vote not to approve and adopt the Merger Agreement and vice versa. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either DCB Financial or First Commonwealth. Accordingly, as the Merger-Related Compensation is contractual, regardless of the outcome of the vote on this proposal, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger is completed.

The DCB Financial board of directors unanimously recommends that DCB Financial shareholders vote “FOR” approval of the Merger-Related Compensation Proposal.

PROPOSAL 3 — ADJOURNMENT OF THE SPECIAL MEETING

The shareholders of DCB Financial are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies if there are not sufficient votes to approve and adopt the Merger Agreement at the time of the special meeting. Under the OGCL, the holders of at least two-thirds of the outstanding DCB Financial common shares entitled to vote are required to approve and adopt the Merger Agreement by the time of the special meeting.

If, at the special meeting, the number of DCB Financial common shares present or represented and voting in favor of the Merger is insufficient to approve the Merger, DCB Financial intends to move to adjourn the special meeting in order to enable the DCB Financial board of directors to solicit additional proxies for approval of the Merger. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve and adopt the Merger Agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card. If the special meeting is adjourned, DCB Financial is not required to give notice of the time and place of the adjourned meeting unless the board of directors fixes a new record date for the special meeting.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of a majority of those present in person or by proxy and entitled to vote on the proposal. The DCB Financial board of directors retains full authority to the extent set forth in DCB Financial’s code of regulations and the OGCL to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any DCB Financial shareholders.

The DCB Financial board of directors unanimously recommends that DCB Financial shareholders vote “FOR” approval of the Adjournment Proposal.

EXPERTS

The consolidated financial statements of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated into this proxy statement and prospectus by reference to First Commonwealth Financial Corporation’s Annual report on Form 10-K for the year ended December 31, 2015 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of DCB Financial Corp and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015 have been incorporated into this proxy statement and prospectus by reference to DCB Financial Corp’s Annual report on Form 10-K for the year ended December 31, 2015 in reliance upon the reports of Plante & Moran, PLLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the First Commonwealth common stock to be issued in connection with the Merger will be passed upon for First Commonwealth by Matthew C. Tomb, Esq., Executive Vice President, Chief Risk Officer and General Counsel of First Commonwealth. Certain matters pertaining to the United States federal income tax consequences of the Merger will be passed upon for First Commonwealth by Squire Patton Boggs (US) LLP, Cincinnati, Ohio, and for DCB Financial by Porter, Wright, Morris & Arthur LLP, Columbus, Ohio.

WHERE YOU CAN FIND MORE INFORMATION

First Commonwealth and DCB Financial file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy these reports, statements, and other information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. First Commonwealth’s and DCB Financial’s public filings also are available to the public from commercial document retrieval services and on the Internet site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” The reports and other information filed by First Commonwealth with the Securities and Exchange Commission are also available at First Commonwealth’s website at www.fcbanking.com under the heading “Investor Relations,” and then under the heading “SEC Documents.” The reports and other information filed by DCB Financial with the Securities and Exchange Commission are available at DCB Financial’s website at www.webdcb.com under the heading “Investor Relations,” and then under the tab “SEC Filings.” The web addresses of the Securities and Exchange Commission, First Commonwealth and DCB Financial are included as inactive textual references only. Except as specifically incorporated by reference into the proxy statement and prospectus, information on those web sites is not a part of the proxy statement and prospectus. Shares of First Commonwealth common stock are listed on the New York Stock Exchange under the symbol “FCF,” and DCB Financial common shares are quoted on the on the OTC Pink marketplace under the symbol “DCBF.”

First Commonwealth has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of First Commonwealth being offered in the Merger. This proxy statement and prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement and prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement and prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows First Commonwealth and DCB Financial to “incorporate by reference” the information filed by First Commonwealth and DCB Financial with the Securities and Exchange Commission, which means that First Commonwealth and DCB Financial can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement and prospectus.

First Commonwealth incorporates by reference the documents and information listed below:

(1) Annual Report on Form 10-K for the year ended December 31, 2015;

(2) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

(3) Definitive Proxy Statement on Schedule 14A for First Commonwealth’s 2016 Annual Meeting;

(4) Current Reports on Form 8-K filed January 6, 2016, January 27, 2016, February 1, 2016, February 2, 2016, February 17, 2016, February 24, 2016, April 11, 2016, April 26, 2016, May 2, 2016, July 27, 2016, September 6, 2016, September 28, 2016 and October 3, 2016 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

(5) The description of First Commonwealth’s common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on June 5, 1992, including any amendment or report filed with the SEC for the purpose of updating such description.

DCB Financial incorporates by reference the documents and information listed below:

(1) Annual Report on Form 10-K for the year ended December 31, 2015;

(2) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

(3) Definitive Proxy Statement on Schedule 14A for DCB Financial’s 2016 Annual Meeting;

(4) Current Reports on Form 8-K filed March 2, 2016, May 2, 2016, June 1, 2016, August 10, 2016, and October 3, 2016 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

(5) The description of DCB Financial’s common shares set forth in Current Report on Form 8-K filed June 18, 2004, including any subsequent amendment or report filed with the SEC for the purpose of updating such description.

First Commonwealth and DCB Financial are also incorporating by reference any filings either First Commonwealth or DCB Financial make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date of the special meeting of DCB Financial shareholders; provided, however, that First Commonwealth and DCB Financial are not incorporating by reference any information furnished, but not filed.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement and prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement and prospectus.

Documents incorporated by reference are available from First Commonwealth and DCB Financial without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement and prospectus. You can obtain documents incorporated by reference in this proxy statement and prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Attn: Matthew C. Tomb, Executive Vice President,

Chief Risk Officer and General Counsel

(724) 349-7220

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attn: J. Daniel Mohr, Executive Vice President

and Chief Financial Officer

(740) 657-7000

DCB Financial shareholders requesting documents must do so by ● to receive them before the special meeting. You will not be charged for any of the documents that you request. If you request any incorporated documents from First Commonwealth or DCB Financial, First Commonwealth and DCB Financial, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement and prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement and prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement and prospectus is required to be delivered, this proxy statement and prospectus will be supplemented or amended.

All information regarding First Commonwealth in this proxy statement and prospectus has been provided by First Commonwealth, and all information regarding DCB Financial in this proxy statement and prospectus has been provided by DCB Financial.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

FIRST COMMONWEALTH FINANCIAL CORPORATION

and

DCB FINANCIAL CORP

Dated as of October 2, 2016

ARTICLE I.
THE MERGER		A-1

1.1.	The Merger	A-1

1.2.	Effective Time	A-1

1.3.	Effects of the Merger	A-2

1.4.	Closing	A-2

1.5.	Certificate of Incorporation and Bylaws; Principal Office	A-2

1.6.	Directors of the Surviving Corporation	A-2

1.7.	Officers of the Surviving Corporation	A-2

1.8.	Tax Consequences	A-2

1.9.	Bank Merger	A-2

1.10.	Additional Actions	A-3

1.11.	Consent of Surviving Corporation	A-3

1.12.	Statutory Agent	A-3

ARTICLE II.
MERGER CONSIDERATION; EXCHANGE PROCEDURES		A-3

2.1.	Merger Consideration	A-3

2.2.	Rights as Shareholders; Stock Transfers	A-3

2.3.	Fractional Shares	A-4

2.4.	Dissenters Rights	A-4

2.5.	Election	A-4

2.6.	Diversity of Payments	A-5

2.7.	Exchange Procedures	A-5

2.8.	Anti-Dilution Provisions	A-7

2.9.	Equity Based Awards	A-7

2.10.	Reservation of Right to Revise Structure	A-8

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-8

3.1.	Making of Representations and Warranties	A-8

3.2.	Organization, Standing and Authority	A-8

3.3.	Capitalization	A-8

3.4.	Subsidiaries	A-9

3.5.	Corporate Power	A-10

3.6.	Corporate Authority	A-10

3.7.	Non-Contravention	A-10

3.8.	Articles of Incorporation; Code of Regulations; Corporate Records	A-10

3.9.	Compliance with Laws	A-11

3.10.	Litigation; Regulatory Action	A-12

A-i

3.11.	SEC Documents; Financial Reports and Regulatory Reports	A-12

3.12.	Absence of Certain Changes or Events	A-13

3.13.	Taxes and Tax Returns	A-13

3.14.	Employee Benefit Plans	A-16

3.15.	Labor Matters	A-18

3.16.	Insurance	A-18

3.17.	Environmental Matters	A-19

3.18.	Intellectual Property	A-20

3.19.	Material Agreements; Defaults	A-21

3.20.	Property and Leases	A-22

3.21.	Inapplicability of Takeover Laws	A-23

3.22.	Regulatory Capitalization	A-23

3.23.	Loans; Nonperforming and Classified Assets	A-23

3.24.	Investment Securities	A-24

3.25.	Investment Management and Related Activities	A-24

3.26.	Derivative Transactions	A-24

3.27.	Repurchase Agreements	A-24

3.28.	Deposit Insurance	A-25

3.29.	CRA, Anti-money Laundering and Customer Information Security	A-25

3.30.	Transactions with Affiliates	A-25

3.31.	Brokers; Fairness Opinion	A-25

3.32.	No Other Representations or Warranties	A-26

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER		A-26

4.1.	Making of Representations and Warranties	A-26

4.2.	Organization, Standing and Authority	A-26

4.3.	Capitalization	A-26

4.4.	Corporate Power	A-26

4.5.	Corporate Authority	A-26

4.6.	Non-Contravention	A-27

4.7.	Articles of Incorporation; Bylaws	A-27

4.8.	Compliance with Laws	A-27

4.9.	Litigation; Regulatory Action	A-28

4.10.	SEC Documents; Financial Reports; and Regulatory Reports	A-28

4.11.	Absence of Certain Changes or Events	A-29

4.12.	Taxes	A-29

4.13.	Employee Benefit Plans	A-30

4.14.	Regulatory Capitalization	A-30

4.15.	Brokers	A-31

A-ii

4.16.	Inapplicability of Takeover Laws	A-31

4.17.	Deposit Insurance	A-31

4.18.	No Other Representations or Warranties	A-31

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS		A-31

5.1.	Company Forbearances	A-31

5.2.	Buyer Forbearances	A-34

ARTICLE VI.
ADDITIONAL AGREEMENTS		A-34

6.1.	Shareholder Approval	A-34

6.2.	Registration Statement	A-35

6.3.	Press Releases	A-36

6.4.	Access; Information	A-36

6.5.	No Solicitation	A-36

6.6.	Takeover Laws	A-39

6.7.	Shares Listed	A-39

6.8.	Regulatory Applications; Filings; Consents	A-39

6.9.	Indemnification; Directors’ and Officers’ Insurance	A-39

6.10.	Employees and Benefit Plans	A-40

6.11.	Notification of Certain Matters	A-42

6.12.	Financial Statements and Other Current Information	A-42

6.13.	Confidentiality Agreement	A-42

6.14.	Certain Tax Matters	A-42

6.15.	Certain Litigation	A-43

6.16.	Classified Loans	A-43

6.17.	Charitable Commitments	A-43

ARTICLE VII.
CONDITIONS TO CONSUMMATION OF THE MERGER		A-43

7.1.	Conditions to Each Party’s Obligations to Effect the Merger	A-43

7.2.	Conditions to the Obligations of Buyer	A-43

7.3.	Conditions to the Obligations of the Company	A-44

ARTICLE VIII.
TERMINATION		A-44

8.1.	Termination	A-44

8.2.	Effect of Termination and Abandonment	A-46

ARTICLE IX.
MISCELLANEOUS		A-47

9.1.	Standard	A-47

9.2.	Survival	A-48

9.3.	Certain Definitions	A-48

A-iii

9.4.	Waiver; Amendment	A-54

9.5.	Expenses	A-54

9.6.	Notices	A-54

9.7.	Understanding; No Third Party Beneficiaries	A-55

9.8.	Assignability; Binding Effect	A-55

9.9.	Headings; Interpretation	A-55

9.10.	Counterparts	A-55

9.11.	Governing Law	A-56

9.12.	Specific Performance	A-56

A-iv

AGREEMENT AND PLAN OF MERGER, dated as of October 2, 2016 (this “Agreement”), by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (“Buyer”), and DCB Financial Corp, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the Commonwealth of Pennsylvania (the “Merger”);

WHEREAS, after the Effective Time of the Merger, on a date selected by Buyer, Delaware County Bank and Trust Company (the “Company Bank”) will merge with and into First Commonwealth Bank (the “Buyer Bank”), with Buyer Bank continuing as the surviving entity;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and certain executive officers of Company and certain of their related entities has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Buyer (the “Company Voting Agreements”), pursuant to which each such director, executive officer and entity has agreed, among other things, to vote all shares of common stock of Company owned by such person and their related entities in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Company Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and 1.368-2(g) of the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Ohio General Corporation Law (the “OGCL”), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and the laws of the Commonwealth of Pennsylvania (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.2. Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Department of State of the Commonwealth of Pennsylvania Articles of Merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the PBCL, and (b) execute and file with the Secretary of State of the State of Ohio a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the OGCL. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

1.3. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the PBCL and the OGCL.

1.4. Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place remotely via electronic exchange of .pdf or similar documents on a date to be specified by the parties, which shall be no later than three (3) Business Days after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof and, in no event, earlier than April 1, 2017 (the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

1.5. Certificate of Incorporation and Bylaws; Principal Office. The Amended and Restated Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Amended and Restated Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The principal office of the Surviving Corporation shall be located at 601 Philadelphia Street, Indiana, Pennsylvania.

1.6. Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that immediately following the Effective Time, Buyer shall expand the size of its Board of Directors by one (1) seat in connection with the Merger and designate one individual who is currently a director of the Company to be named after the date hereof and prior to the Effective Time, provided such individual meets the qualifications for directors set forth in the Bylaws and corporate governance guidelines of the Surviving Corporation and is mutually agreed upon by Buyer and the Company, to serve on the Board of Directors of the Surviving Corporation (the “Company Director Designee”). The Company Director Designee shall also be appointed to the Board of Directors of the Buyer Bank in accordance with the Bylaws of the Buyer Bank and effective immediately following the Effective Time.

1.7. Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.8. Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a)(1)(A) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Section 1.368-2(g) of the Treasury Regulations promulgated thereunder.

1.9. Bank Merger.

(a) As soon as practicable after consummation of the Merger (or on such later date as Buyer shall specify), the Company Bank shall be merged with and into the Buyer Bank (the “Bank Merger”). The Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence.

(b) As soon as practicable after the execution of this Agreement (or on such later date as Buyer shall specify), Buyer shall cause the Buyer Bank, and the Company shall cause the Company Bank, to enter into an Agreement and Plan of Merger providing for the Bank Merger (the “Bank Merger Agreement”). The Bank Merger Agreement shall be in a form to be specified by Buyer and reasonably approved by the Company (such approval not to be unreasonably withheld or delayed).

1.10. Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, or record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the purposes of this Agreement, the Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (x) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company or (y) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of the Company or otherwise to take any and all such action.

1.11. Consent of Surviving Corporation. The Surviving Corporation hereby consents to be sued and served with process in the State of Ohio and to the irrevocable appointment of the Secretary of State of the State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Corporation any obligation of the Company, or to enforce the rights of a Dissenting Shareholder of the Company.

1.12. Statutory Agent. The Surviving Corporation shall transact business in the State of Ohio as a foreign corporation. The name and address of the statutory agent in Ohio upon whom any process, notice or demand against the Surviving Corporation may be served is: CT Corporation System, 1300 East 9th Street, Cleveland, Ohio, 44114.

ARTICLE II.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company, any shareholder of the Company or any shareholder of Buyer:

(a) Each share of common stock, par value $1.00 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each common share, no par value, of the Company (“Company Common Stock”) held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Subject to Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive, either (i) the right to receive 1.427 shares the “Exchange Ratio”) of Buyer Common Stock (the “Share Option”) or (ii) a cash payment in the amount of $14.50 (the “Cash Option”) (collectively, the “Merger Consideration”). Subject to the provisions and limitations of Section 2.6, a holder of Company Common Stock shall be entitled to elect the Share Option for all shares held of record, the Cash Option for all shares held of record, or the Share Option for a portion of the shares held of record and the Cash Option for a portion of the Shares held of record.

2.2. Rights as Shareholders; Stock Transfers. All Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist at the Effective Time, and each certificate (each, an “Old Certificate” it being understood that any reference herein to “Old Certificate” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the

Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this ARTICLE II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock on the New York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the five (5) consecutive trading days ending on the Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “Buyer Share Closing Price”).

2.4. Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the OGCL concerning the rights of holders of shares of Company Common Stock to require payment of fair cash value of such Company Common Stock (the “Dissenting Shares”), in accordance with Section 1701.84 and 1701.85 of the OGCL, shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(c), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case under the OGCL, each of such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(c). The Company shall notify Buyer of each shareholder who asserts rights as a Dissenting Shareholder promptly following receipt of such Shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer, voluntarily make any payment, or settle or commit to settle or offer to settle any rights of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL.

2.5. Election. An election form (the “Election Form”) shall be mailed to each record holder of Company Common Stock as of the record date (the “Special Record Date”) fixed for the Company Meeting (as defined below). In addition, commercially reasonable efforts will be made to make the Election Form available to all persons who become shareholders of the Company between the Special Record Date and the Election Deadline (as defined below). The deadline for receipt of such Election Forms shall be the close of business on the Business Day immediately prior to the Company Meeting, or such other later date mutually agreed to by the Company and Buyer (the “Election Deadline”). The Election Forms shall be mailed to each record holder of Company Common Stock as of the Special Record Date to elect, subject to Section 2.6, to have all of such holder’s shares exchanged in the Merger into either the Share Option, the Cash Option, or a combination of the Share Option and the Cash Option. An election shall be duly made by completing the Election Form and any other required documents in accordance with the instructions set forth therein and delivering them on or before 5:00 p.m., Eastern time, on the Election Deadline to the Exchange Agent or to such other person or persons mutually agreed upon by the Company and Buyer to receive elections. Shares of Company Common Stock as to which the Stock Option have been elected are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which the Cash Option has been elected are referred to as “Cash Election Shares.” Shares of Company Common Stock as to which no valid election has been made by the Election Deadline are referred to as “Non-Election Shares.”

2.6. Diversity of Payments.

(a) In the event the number of Cash Election Shares would entitle the holders of such shares (and shareholders of the Company receiving cash payments for fractional shares) to receive $21,283,773 (the “Cash Payment Target”) in cash, then all Share Option and Cash Option elections of the holders of Company Common Stock shall be honored (and each in its entirety) and all Non-Election Shares shall be treated as Stock Election Shares. For purposes of this determination, any Dissenting Shares shall be counted as though they were Cash Election Shares.

(b) In the event that the amount of cash to be received by holders of Cash Election Shares (including Dissenting Shares) and shareholders of the Company receiving cash payments for fractional shares pursuant to the terms of this Agreement would result in cash payments of more than the Cash Payment Target, then:

(i) the Non-Election Shares shall be treated as Stock Election Shares; and

(ii) the Cash Election Shares (not including any Dissenting Shares) shall be converted into Stock Election Shares pro rata (based on the total number of Stock Election Shares),

until the total remaining number of Cash Election Shares is such that the Merger will (A) result in cash payments (including Dissenting Shares and fractional shares) of equal or as nearly equal as possible to the Cash Payment Target and (B) satisfy the “continuity of interest” requirement applicable to tax-free reorganizations under the Code.

(c) In the event that the amount of cash to be received by holders of Cash Election Shares (including Dissenting Shares) and shareholders of the Company receiving cash payments for fractional shares pursuant to the terms of this Agreement would result in cash payments of less than the Cash Payment Target, then:

(i) First, the Non-Election Shares shall be treated as Cash Election Shares or Stock Election Shares, as necessary, pro rata (based on the total number of Cash Election Shares); and

(ii) Second, the Stock Election Shares (not including any Dissenting Shares) shall be converted into Cash Election Shares pro rata (based on the total number of Cash Election Shares),

until the total remaining number of Cash Election Shares is such that the Merger will (A) result in cash payments (including Dissenting Shares and fractional shares) of equal or as nearly equal as possible to the Cash Payment Target and (B) satisfy the “continuity of interest” requirement applicable to tax-free reorganizations under the Code.

(d) Buyer and the Company shall mutually determine the validity of elections submitted by shareholders of the Company.

(e) A holder of Company Common Stock that is a bank, trust company, security broker-dealer, or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of Buyer and the Company the names of persons for whom it is so holding shares (the “Beneficial Owners”). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedures and allocation of shares set forth herein.

(f) Buyer and the Company may, upon mutual agreement, apply the adjustments set forth in this Section 2.6 only to such extent and to such number of shareholders of the Company as is necessary to accomplish the objectives of this Section 2.6 and to otherwise assure that the Merger will qualify as a tax-free reorganization.

2.7. Exchange Procedures.

(a) At or before the Effective Time, for the benefit of the holders of Old Certificates, (i) Buyer shall cause to be delivered to a bank or trust company designated by Buyer and reasonably satisfactory to the

Company (the “Exchange Agent”), for exchange in accordance with this ARTICLE II, certificates representing the shares of Buyer Common Stock issuable pursuant to this ARTICLE II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the Cash Option (the “Cash Consideration”) and the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such New Certificates and cash hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable following the Effective Time, but in no event later than seven (7) Business Days thereafter, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of an Old Certificate or Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to this Agreement, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to Section 2.1 and Section 2.3 of this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock, if any, to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and (ii) a check representing (1) the Cash Consideration, (2) the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Old Certificate surrendered pursuant to this Agreement and (3) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.7(c), and the Old Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.7(b), each Old Certificate (other than Old Certificates representing Treasury Stock and subject to Section 2.4) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 2.1 and Section 2.3 and any unpaid dividends and distributions thereon as provided in Section 2.7(c). No interest shall be paid or accrued on (x) the Cash Consideration (y) any cash in lieu of fractional shares or (z) any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Section 2.7. After the surrender of an Old Certificate in accordance with this Section 2.7, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Old Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver a New Certificate or New Certificates representing shares of Buyer Common Stock and/or the Cash Consideration (or any cash in lieu of fractional shares) to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Old Certificate or Old Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.7, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Old Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Old Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Old Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.7(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Old Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Old Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Old Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

(g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if requested by Buyer, the posting by such person of a bond in such amount as Buyer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Buyer, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.8. Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, or there is any special or extraordinary dividend or distribution, the Exchange Ratio and, if appropriate, Cash Option shall be proportionately and appropriately adjusted.

2.9. Equity Based Awards.

(a) As of the Effective Time, all restricted shares of Company Common Stock granted under the Company’s 2014 Restricted Stock Plan shall vest in full so as to no longer be subject to any forfeiture or vesting requirements pursuant to the terms of the 2014 Restricted Stock Plan, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto. The Company Board (or, if appropriate, any committee thereof administering the 2014 Restricted Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

(b) As of the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the DCB Financial Corp 2004 Long-Term Stock Incentive Plan that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”), whether or not vested or exercisable, shall be cancelled and cease to represent an option to purchase Company Common Stock and shall be converted automatically into the right to receive a cash payment from the Buyer in an amount equal to the product of (i) the positive difference, if any, between the Per Company Share Cash Equivalent Consideration (as defined below) and the exercise price of such Company Stock Option and (ii) the number of shares of Company Common Stock subject to such Company Stock Option (the “Option Consideration”). If the exercise price of a Company Stock Option exceeds the Per Company Share Cash Equivalent Consideration, then at the Effective Time such Company Stock Option shall be cancelled without any payment made in exchange therefor. The payment of the Option Consideration referred to above shall be subject to each such option holder executing such instruments of cancellation as Company and Buyer may reasonably deem appropriate. The Company shall make the necessary tax withholdings from the Option Consideration as required by law.

(c) For purposes of this Agreement, “Per Company Share Cash Equivalent Consideration” means an amount equal to the amount in cash, without interest, rounded to the nearest cent, equal to the (i) the Buyer Share Closing Price multiplied by (ii) the Exchange Ratio.

2.10. Reservation of Right to Revise Structure. Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount of the consideration to be issued to holders of Company Common Stock as merger consideration as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s shareholders after the plan of merger set forth in this Agreement has been approved by the Company’s shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1. Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth on the schedules the Company has delivered to Buyer on or prior to the date hereof (the “Company Disclosure Schedule”), the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

3.2. Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company has elected to be a financial holding company under Section 4(l)(C) of the BHCA and meets all of the qualifications for a financial holding company under Section 4(l) of the BHCA and the regulations of the FRB promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of (i) 2,000,000 preferred shares, without par value, of which no shares are issued and outstanding, (ii) 17,500,000 common shares, without par value, of which 7,339,232 shares are issued and outstanding, and (iii) 322,400 issued shares that are held, directly or indirectly, by the Company as Treasury Stock. The outstanding shares of Company

Common Stock are validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c) Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each restricted stock award, the name of the grantee, the date of grant, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently vested with respect to such award, and whether the vesting of such award shall accelerate in connection with the transactions contemplated hereby.

(d) Schedule 3.3(d) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option, the name of the grantee, the date of grant, the number of shares of Company Common Stock underlying each award, the vesting schedule of each award, the number of Company Stock Options that are currently vested with respect to such award, and whether the vesting of such award shall accelerate in connection with the transactions contemplated hereby.

3.4. Subsidiaries.

(a) (i) Schedule 3.4(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and non-assessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except as set forth on Schedule 3.4(a)(i) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

3.5. Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.6. Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of two-thirds (2/3) of the shares of Company Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (a) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (b) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Company Common Stock is the only vote of any class of capital stock of the Company required by the OGCL, the Articles of Incorporation of the Company or the Code of Regulations of the Company to approve this Agreement and the transactions contemplated hereby.

3.7. Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, the Bank Merger Approvals and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Code of Regulations, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act (the “CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”)) (i) why any of the Regulatory Approvals or the Bank Merger Approvals shall not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

3.8. Articles of Incorporation; Code of Regulations; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Code of Regulations or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Code of Regulations. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies.

3.9. Compliance with Laws. Each of the Company and its Subsidiaries:

(a) has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Federal Deposit Insurance Act (“FDIA”), the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has received, since January 1, 2013, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist); and

(d) has conducted all activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other federal, state, local and foreign laws related to lending, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, and the origination, sale, servicing and collection practices with respect to any loan or credit extension by such entity (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

(e) has not, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has not, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.10. Litigation; Regulatory Action.

(a) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement or enforcement action with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”)) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission or enforcement action.

3.11. SEC Documents; Financial Reports and Regulatory Reports.

(a) Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedule, the Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2015 (the “Company 2015 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by the Company or any of its Subsidiaries subsequent to January 1, 2013, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), with the Securities and Exchange Commission (“SEC”), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the information filed or furnished as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company 2015 Form 10-K (the “Company Balance Sheet”) and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2015, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act. The Company (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Since January 1, 2013, the Company and its Subsidiaries have duly filed with the FRB, FDIC, the Ohio Division of Financial Institutions (“ODFI”) and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2015, there has not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm or (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice.

3.13. Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete; and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2015, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) included in the Company’s audited consolidated balance sheet as of December 31, 2015, and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in the Company’s audited consolidated financial statements in accordance with GAAP).

(d) Taxes required to have been withheld by the Company and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors, and third parties have been withheld.

(e) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or its Subsidiaries has received notice in writing of any pending or proposed claims, audits or proceedings with respect to Taxes.

(f) None of the Company or any of its Subsidiaries has granted in writing any power of attorney that is currently in force with respect to any Taxes or Tax Returns.

(g) None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries.

(h) None of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes (other than exclusively between the Company and its Subsidiaries or as set forth on Schedule 3.13(h) of the Company Disclosure Schedule).

(i) The federal income Tax Returns of the Company and its Subsidiaries have been examined and any disputes relating thereto have been settled with the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2012.

(j) None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns the common parent of which was the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(k) None of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) None of the Company or any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 2011 and the IRS has not initiated or proposed any such adjustment. None of the Company or its Subsidiaries will be required to include amounts in income, or to exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(m) In the last six (6) years, no claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(n) The Company and its Subsidiaries have made available to Buyer correct and complete copies of (i) all of their material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Authority within the past five (5) years with respect to Taxes.

(o) None of the Company or any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of the Company, no such deficiency or assessment is proposed.

(p) None of the Company or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision), and each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 or Section 6662A of the Code.

(q) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date.

(r) None of the Company nor any of its Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(s) Neither Company nor any Subsidiary is or has at any time been (A) a “controlled foreign corporation” as defined by Section 957 of the Code; (B) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (C) a “passive foreign investment company” nor Company or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(t) There is no agreement, contract or arrangement to which Company or any Subsidiary is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of

Sections 280G (as determined without regard to Section 280G(b)(4) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.

(u) The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(v) As of the date hereof, the Company is aware of no reason that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

3.14. Employee Benefit Plans.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate of the Company or with respect to which the Company or any ERISA Affiliate of the Company has or may have any liability (the “Company Employee Programs”).

(b) The Company has made available to Buyer true and complete copies of each of the material Company Employee Programs and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications, or material supplements to any Company Employee Program, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to any such Company Employee Program, and (iv) the most recently prepared actuarial report for each such Company Employee Program (if applicable) for each of the last three years.

(c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d) Each Company Employee Program is and has been operated in substantial compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.

(e) Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, no Company Employee Program constitutes (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any other plan subject to Title IV of ERISA, or (iii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No condition exists and no event has occurred that could constitute grounds for termination of any Company Employee Program, and neither Company nor any ERISA Affiliate of the Company has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Company Employee Program, whether or not waived. Full payment has been made of all amounts that Company or any ERISA

Affiliate of the Company is required to have paid as contributions to or benefits under any Company Employee Program as of the end of the most recent plan year thereof and there are no unfunded obligations under any Company Employee Program that have not been disclosed to Buyer in writing.

(f) None of Company or any ERISA Affiliate of the Company has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company or any ERISA Affiliate of the Company has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has been satisfied in full.

(g) Except as set forth in Schedule 3.14(g) of the Company Disclosure Schedule, Company has complied with all reporting and disclosure obligations to all governmental entities and all participants and beneficiaries with respect to each Company Employee Program required by the terms of such Company Employee Program and any statutes, orders, rules or regulations, including but not limited to ERISA, the Code, and the Sarbanes-Oxley Act of 2002.

(h) Except as set forth on Schedule 3.14(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

(i) Except as set forth on Schedule 3.14(i) of the Company Disclosure Schedule, none of Company or any ERISA Affiliate of the Company has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health, medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(j) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or its ERISA Affiliates to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program.

(k) Since December 31, 2004 and through December 31, 2008, each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained, in all material respects, in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. From and after January 1, 2009, each Company NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. Neither the Company nor any ERISA Affiliate of the Company is a party to any agreement or arrangement, oral or written, formal or informal, which provides or would provide a gross-up or reimbursement to any Person for the cost of Tax imposed by Code Section 409A.

(l) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(m) No Company Employee Program that is intended to qualify under Section 401(a) of the Code has owned stock or other equity or debt of the Company or any ERISA Affiliate of the Company.

3.15. Labor Matters.

(a) The Company and each of its Subsidiaries: (i) has at all times complied with all applicable federal, state and local laws and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, including payment of minimum wages and overtime, orders and awards relevant to terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments and paid vacations, in each case, with respect to employees, (ii) has withheld and reported all amounts required by law to be withheld and reported with respect to wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing, (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (v) is not aware that any officer, or that any group of officers, intends to terminate their employment with the Company or Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any officer. In addition, except as set forth in Schedule 3.15(a) of the Company Disclosure Schedule, (x) there are no, and within the last three (3) years there have been no, formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Company or any Subsidiary in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (y) none of the employment policies or practices of the Company or any Subsidiary is currently being audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (z) neither the Company nor any Subsidiary is, or within the last two (2) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (xx) neither the Company nor any Subsidiary has, within the last three (3) years, been audited by any Governmental Authority with respect to affirmative action compliance under applicable law; and (yy) all employees of the Company and its Subsidiaries are employed at-will. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy. At all times in the preceding three (3) years, (1) the Company and each of its Subsidiaries has properly classified as independent contractors all persons whom it has designated to be independent contractors rather than employees and (2) the Company and each of its Subsidiaries has properly classified as exempt employees for overtime pay purposes all persons whom it has designated to be exempt employees rather than non-exempt employees.

(b) No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened or reasonably anticipated. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other applicable similar laws. Neither the Company nor any of its Subsidiaries presently is, nor has it been in the past, a party to, or bound by, any collective bargaining agreement with respect to its employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

3.16. Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company’s balance sheet as of December 31, 2015.

3.17. Environmental Matters.

(a) Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, to the Knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Company Property, a Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. No facts or circumstances have come to the Company’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

(d) During the period of (i) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in any Loan Property, to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Loan Property that would reasonably be expected to result in any liabilities or obligations of the Company or any of its Subsidiaries pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (i) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would reasonably be expected to result in any liabilities or obligations of the Company or any of its Subsidiaries pursuant to Environmental Law.

(e) Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Loan Property and there are no Participation Facilities (as defined below).

(f) The following definitions apply for purposes of this Agreement: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries; (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters; (iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that poses a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (v) “Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (vi) “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

(g) Notwithstanding any other provision of this Agreement, other than as set forth in Section 3.11 (SEC Documents; Financial Reports and Regulatory Reports), Section 3.12 (Absence of Certain Changes or Events), Section 3.16 (Insurance), and Sections 3.20(a) and 3.20(b) (Property and Leases), this Section 3.17 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, Oil and other environmental matters.

3.18. Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a) the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b) all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c) there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d) neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right, other than the rights of any person or entity under any patent, and to the Company’s Knowledge, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) the rights of any person or entity under any patent;

(e) to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(f) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

(g) For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

3.19. Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.19(a) of the Company Disclosure Schedule or the index of exhibits in the Company 2015 Form 10-K, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or termination or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2015 Form 10-K; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) not terminable on sixty (60) days or less notice involving the payment of in excess of $50,000 per annum individually or $100,000 in the aggregate; (viii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; (ix) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, restricted stock plan, stock-based deferred compensation plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (x) any agreement containing provisions relating to non-competition, employee non-solicitation, or customer or client non-solicitation applicable to Company or any Company director or employee; (xi) any agreement, arrangement, commitment or understanding that restricts or limits the conduct of business by the Company or any of its Subsidiaries; (xii) obligates the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby) to conduct business with any third party on an exclusive basis, or that grants any person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights; (xiii) any agreement or arrangement which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties; (xiv) any agreement, arrangement, commitment, policy or understanding that provides for potential indemnification payments by the Company or any of its Subsidiaries or the potential obligation of the Company or any of its Subsidiaries, in the case of each of the foregoing as they are related to the repurchase loans; (xv) any agreement, arrangement, commitment or understanding which provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s or any of its Subsidiaries’ Board of Directors; or (xvi) any agreement, arrangement, commitment or understanding which is required to be disclosed on Schedule 3.7(a) of the Company Disclosure Schedule. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.20. Property and Leases.

(a) Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress and other statutory Liens securing payments not past due, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity, (vi) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

(b) Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.20(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

(c) Schedule 3.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d) None of the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of the Company, threatened against any of such properties or any plants, buildings or other structures thereon.

3.21. Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of Ohio.

3.22. Regulatory Capitalization. The Company Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations applicable to it, as amended from time to time. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time.

3.23. Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, was made and has been serviced in accordance with the Company’s lending policies in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Company has previously made available to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and the financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b) Schedule 3.23(b) of the Company Disclosure Schedule discloses as of September 19, 2016: (i) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other provision thereof; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

3.24. Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

3.25. Investment Management and Related Activities. Except as set forth on Schedule 3.25 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

3.26. Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults by the Company or its affiliates, or, to the Knowledge of the Company, allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.26, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.27. Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.28. Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.29. CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and the Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2015, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm- Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 30. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

3.30. Transactions with Affiliates. Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.31. Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Keefe, Bruyette & Woods, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously made available to Buyer. The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the Financial Advisor, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received by the common shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus.

3.32. No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1. Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth on the schedules Buyer has delivered to the Company on or prior to the date hereof (the “Buyer Disclosure Schedule”), Buyer hereby makes to the Company the representations and warranties contained in this ARTICLE IV, subject to the standards established by Section 9.1.

4.2. Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer is a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

4.3. Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 3,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding, and 200,000,000 shares of Buyer Common Stock, of which 88,949,995 shares are outstanding, and 16,613,460 shares were held, directly or indirectly, by Buyer as Treasury Stock. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

4.4. Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

4.5. Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (the “Buyer Board”). The Buyer

Board unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Buyer Common Stock. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.6. Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals and the Bank Merger Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (i) constitute a breach or violation of, or a default under, Buyer’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or (ii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or the Buyer Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why (i) any of the Regulatory Approvals or the Bank Merger Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.7. Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Amended and Restated Articles of Incorporation Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

4.8. Compliance with Laws. Each of Buyer and its Subsidiaries:

(a) has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c) has received, since January 1, 2013, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

4.9. Litigation; Regulatory Action.

(a) Except as set forth on Schedule 4.9(a) of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Except as set forth on Schedule 4.9(b) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement or enforcement action with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Except as set forth on Schedule 4.9(b) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission or enforcement action.

4.10. SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10 K, as amended through the date hereof, for the fiscal year ended December 31, 2015 (the “Buyer 2015 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2013 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed at the time filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2015 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2015, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NYSE. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c) Since January 1, 2013, Buyer and its Subsidiaries have duly filed with the FRB, FDIC, OCC and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

4.11. Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2015, there has been not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (b) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Buyer or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice.

4.12. Taxes. For purposes of this Section 4.12, any reference to Buyer or its Subsidiaries shall be deemed to include a reference to Buyer’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 4.12.

(a) Each of Buyer and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete; and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b) The unpaid Taxes of Buyer and its Subsidiaries (i) did not, as of December 31, 2015, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) included in Buyer’s audited consolidated balance sheet as of December 31, 2015, and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of Buyer and its Subsidiaries in filing their Tax Returns.

(c) Taxes required to have been withheld by Buyer and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors, and other third parties have been withheld except for matters contested in good faith.

(d) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Buyer or any of its Subsidiaries, and none of Buyer or its Subsidiaries has received notice in writing of any pending or proposed claims, audits or proceedings with respect to Taxes.

(e) The federal income Tax Returns of Buyer and its Subsidiaries have been examined and any disputes relating thereto have been settled with the IRS (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2011.

(f) None of Buyer or any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of Buyer, no such deficiency or assessment is proposed.

(g) None of Buyer or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision).

(h) As of the date hereof, Buyer is aware of no reason that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

4.13. Employee Benefit Plans.

(a) Buyer has provided copies of or access to every material Employee Program currently maintained by Buyer or an ERISA Affiliate (“Buyer Employee Program”).

(b) Each Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Buyer Employee Program to lose such qualification.

(c) Each Buyer Employee Program is and has been operated in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, except as would not result in any material liability. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Buyer, threatened with respect to any Buyer Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made in all material respects with respect to all Buyer Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Buyer Employee Program and applicable law.

4.14. Regulatory Capitalization. The Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC, as amended from time to time. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time

4.15. Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of FBR Capital Markets & Co., whose expenses shall be paid by Buyer.

4.16. Inapplicability of Takeover Laws. Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Law, if any, of the Commonwealth of Pennsylvania.

4.17. Deposit Insurance. The deposits of the Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

4.18. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby

(b) Buyer acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1. Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of the Company’s shareholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals and the Bank Merger Approvals) or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Other than pursuant to awards outstanding as of the date of this Agreement under the Company’s DCB Financial Corp 2004 Long-Term Stock Incentive Plan or 2014 DCB Financial Corp Restricted

Stock Plan listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock-based awards (other than as required by the terms of existing stock-based awards), or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable, or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two (2) dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal merit increases in the ordinary course of business consistent with past practice, not to exceed an aggregate increase of more than three percent (3%) from the aggregate amount paid in 2016, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule or the index of exhibits in the Company 2015 Form 10-K or (iv) as set forth on Schedule 5.1(d) or otherwise expressly provided in this Agreement.

(e) Benefit Plans. Except as may be required (i) by applicable law or the express terms of this Agreement or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, enter into, establish, adopt or amend any Company Employee Program or other pension, retirement, stock option, stock purchase, restricted stock, savings, profit sharing, deferred compensation, consulting, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder, other than amendments in the ordinary course that do not materially increase the cost or expense of maintaining such agreements.

(f) Company Employees. Hire any employee of the Company other than (i) to replace a departing employee of the Company or (ii) hire or terminate any employee of Company with an annual base salary of $50,000 or less, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board or the board of directors of the Company Bank any person who is not a member of the Company Board or the board of the Company Bank, respectively, as of the date of this Agreement.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(h) Governing Documents. Amend its Articles of Incorporation or Code of Regulations (or equivalent documents).

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice and as subject to Section 5.1(r)) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(k) Contracts. Enter into or terminate any Company Material Contract, amend or modify in any material respect any Company Material Contract, or waive any material rights under any Company Material Contract other than in the ordinary course of business consistent with past practice.

(l) Claims. Except for debt workouts in the ordinary course of business, enter into any settlement or similar agreement in excess of $50,000 individually or $100,000 in the aggregate, with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect.

(m) Banking Operations. Enter into any new material line of business; change, in any material way, its lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation, including but not limited to loan production offices.

(n) Derivative Transactions. Enter into any Derivative Transactions.

(o) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount other than in the ordinary course of business consistent with past practice, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified.

(q) Loans. Except for Loans or commitments for Loans that have been approved prior to the date of this Agreement, (i) make or acquire any new Loan or issue new commitments for any Loan in excess of $1,000,000 or (ii) renegotiate, renew, increase or modify any existing Loan in excess of $1,000,000; provided, however, that no action shall be taken with respect to any Classified Loans; provided, further, that the Loan thresholds referenced herein shall refer to the amount of all Loans to any one borrower or related borrowers in the aggregate, as defined in the Company’s credit policies.

(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than one (1) — four (4) family residential properties with a value of less than $1,000,000.

(s) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t) Tax Matters. Make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(u) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v) Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w) Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2. Buyer Forbearances. From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to: (a) amend its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws in a manner that would materially and adversely affect the economic benefit of the Merger to the holders of Company Common Stock; (b) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (c) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) adjust, split, combine or reclassify any capital stock of Buyer or declare or pay any special or extraordinary dividend on Buyer Capital Stock; or (e) take any action reasonably likely to adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, including without limitation, the Regulatory Approvals and the Bank Merger Approvals.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1. Shareholder Approval.

(a) Company Shareholder Approval.

(i) Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Articles of Incorporation and Code of Regulations, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(ii) Subject to Section 6.5 hereof, the Company shall use its reasonable best efforts to obtain the requisite vote of the Company’s shareholders to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the OGCL, the Articles of Incorporation of the Company and the Code of Regulations of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(iii) Subject to Section 6.5 hereof, (A) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (B) the Proxy Statement/Prospectus shall include the Company Recommendation.

6.2. Registration Statement.

(a) Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Buyer and the Company relating to the Company Meeting, as applicable, and constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company’s independent registered public accounting firm in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to the Company’s shareholders.

(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/ Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing by or on behalf of the Company, to shareholders and at the time of the Company Meeting will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.3. Press Releases. Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.4. Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

6.5. No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;(ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its

Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 25% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.5(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (y) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals (including timing of such regulatory approvals) or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following receipt of an Acquisition Proposal, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the

Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

6.6. Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7. Shares Listed. Prior to the Effective Time, to the extent required by NYSE, Buyer shall file a notice of additional listing of shares with NYSE with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.8. Regulatory Applications; Filings; Consents. Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities, including, without limitation, the Regulatory Approvals and the Bank Merger Approvals, necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, nothing contained herein shall be deemed to require the Buyer, the Company or their Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any third parties and Governmental Authorities that would reasonably be expected to have a Company Material Adverse Effect or Buyer Material Adverse Effect, after giving effect to the transaction contemplated by this Agreement (together, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB, the FDIC and the Pennsylvania Department of Banking and Securities (the “PDBS”) and, if necessary, any other Governmental Authority including Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9. Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Code of Regulations or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Prior to the Effective Time, the Company, in consultation with and subject to the approval by Buyer, shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10. Employees and Benefit Plans.

(a) Following the Effective Time and until December 31, 2017 (the “Continuation Period”), Buyer shall provide the individuals who are employed by Company or any of its Subsidiaries immediately before the Effective Time (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation no less than the annual base compensation provided to such Company Employees immediately prior to the Effective Time; (ii) target incentive opportunities that are no less than the target incentive amounts provided to such Company Employees immediately prior to the Effective Time; and (iii) other employee benefits (which shall not include severance benefits) that are substantially comparable in the aggregate to the employee benefits provided to Buyer’s and its ERISA Affiliates’ similarly-situated employees after the Effective Time; provided, however, that until such time as Buyer fully integrates the Company Employees into its plans, participation in Company Employee Programs shall be deemed to satisfy the foregoing standards, and with it being understood that the Company Employees may commence participating in the plans of Buyer on different dates after the Effective Time with respect to Buyer’s and its ERISA Affiliates’ different plans.

(b) Without limiting the generality of subsection (a) above, from and after the Effective Time, Buyer shall assume, honor and continue during the Continuation Period or, if later, until all obligations thereunder have been satisfied, all of Company’s employment, retention, termination and change in control plans, policies, programs, agreements, arrangements, and other Company Employee Programs (which shall not include severance benefits) maintained by Company or any of its Subsidiaries, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable law. Notwithstanding the foregoing, Buyer may amend or terminate any such arrangement to the extent that such amendment or termination is permitted by the terms of the applicable arrangement as of the Effective Time.

(c) With respect to all plans maintained by Buyer in which the Company Employees are eligible to participate after the Closing Date (including any vacation, paid time-off and severance plans) for purposes of determining eligibility to participate, level of benefits and vesting (but not for benefit accrual under any defined benefit pension plan), each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Buyer to the extent such service would have been recognized by Company or its Subsidiaries under analogous Company Employee Programs prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or result in violations of applicable law.

(d) Without limiting the generality of subsection (a) above, Buyer shall use all commercially reasonable efforts to waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Employee Program immediately prior to the Effective Time. Buyer shall use all commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time. After the Effective Time, Buyer shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of Company who terminated employment on or before such date and to all persons who are considered “M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with this transaction

(e) If requested by Buyer in writing at least sixty (60) days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Buyer requests that any Company 401(k) Plan be terminated, the Company Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Buyer (a “Buyer 401(k) Plan”). Company and Buyer shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and Buyer 401(k) Plan to permit the Company Employees who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within in the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof. Company shall provide Buyer with evidence reasonably satisfactory to Buyer that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this subsection; provided, however, that prior to amending or terminating the Company 401(k) Plan, Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and approval (which review shall not be unreasonably withheld, conditioned, or delayed).

(f) Buyer agrees to honor the severance guidelines attached as Schedule 6.10(f) of the Buyer Disclosure Schedule in connection with the termination of employment of any Company Employee, in such amounts, at such times and upon such conditions as set forth on said Schedule.

(g) Prior to the Effective Time, the parties shall allocate the dollar amount as set forth on Schedule 6.10(g) of the Company Disclosure Schedule (the “Employee Retention Amount”) among certain employees of the Company and its Subsidiaries as shall be determined by Buyer’s Chief Executive Officer (it being understood and agreed that no amounts shall be allocated to any employee with a severance or change in control agreement with the Company or any of its Subsidiaries). Each portion of the Employee Retention Amount that is so allocated will be paid in such amounts, at such times and upon such conditions as shall be set forth in letter agreements with each such Company Employee, in such form as mutually agreed upon by Buyer and the Company.

(h) Prior to the Effective Time, the Company may allocate the dollar amount as set forth on Schedule 6.10(h) of the Company Disclosure Schedule (the “Discretionary Bonus Amount”) among certain employees of the Company and its Subsidiaries as shall be determined by the Compensation Committee of the Company Board. Each portion of the Discretionary Bonus Amount that is so allocated will be paid by the Company on the Closing Date.

(i) The Company and Buyer shall use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(j) Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.10 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.

6.11. Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in ARTICLE VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.12. Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.4(b).

6.13. Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

6.14. Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (b) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims. The Chief Financial Officer of the Company shall execute and deliver to Squire Patton Boggs (US) LLP and Porter, Wright, Morris & Arthur, LLP certificates substantially in the form agreed to by the Company and such firms at such time as may reasonably be requested by such firms in connection with such firms’ respective delivery of its tax opinions pursuant to Section 7.2(b) and Section 7.3(b). All parties hereto shall report the Merger as a reorganization within the meaning of Code Section 368(a) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.15. Certain Litigation. The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16. Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Classified Loans.

6.17. Charitable Commitments. Buyer is committed to supporting charitable activities in the communities which the Company serves consistent with the Company’s past practices and agrees that it will honor all charitable commitments of the Company as of the Effective Time and, for a period of three (3) years following the Effective Time, Buyer will continue the Company’s charitable giving in the region currently served by the Company at an annual level as set forth on Schedule 6.17 of the Company Disclosure Schedule. Determinations regarding the allocation of these funds shall be made by Buyer.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1. Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present and voting at the Company Meeting

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby (other than the Bank Merger, which is the subject of Section 7.2(c)).

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

7.2. Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Squire Patton Boggs (US) LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Squire Patton Boggs (US) LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

(c) Bank Merger. All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the PDBS and the FDIC (such approvals, the “Bank Merger Approvals”), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Bank Merger Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that includes a Burdensome Condition. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of the Bank Merger.

(d) Dissenters’ Rights. Holders of no more than ten percent (10%) of the issued and outstanding shares of Company shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 2.4 hereof prior to the Closing Date.

(e) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate results in or is reasonably likely to result in a Company Material Adverse Effect.

7.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Porter, Wright, Morris & Arthur, LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Porter, Wright, Morris & Arthur, LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

(c) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate results in or is reasonably likely to result in a Buyer Material Adverse Effect.

ARTICLE VIII.

TERMINATION

8.1. Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company, in the event that the Merger is not consummated prior to the one year anniversary of the execution of this Agreement (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under ARTICLE VII;

(d) by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement (including, solely with respect to Buyer’s right to terminate this Agreement, the Bank Merger) shall have been denied by final nonappealable action of such Governmental Authority, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (including, solely with respect to Buyer’s right to terminate this Agreement, the Bank Merger); provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e) by Buyer or the Company, if the approval of the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof; provided the Company has met all of its obligations with respect to such meeting of Company shareholders under this Agreement;

(f) by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.1, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of the public announcement of such Acquisition Proposal, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach of Section 6.5; or

(g) by the Company, if the Company Board so determines by a majority vote of the members of the Company Board, at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) the Buyer Market Value is less than 80% of the Initial Buyer Market Value; and

(ii) the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value (“Buyer Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

(iii) If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall give prompt written notice thereof to Buyer. During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Buyer Ratio. If Buyer so elects, it shall give, within such five (5) Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

(iv) For purposes of this Section 8.1(g), the following terms shall have the meanings indicated below:

(A) “Buyer Market Value” shall be the average of the daily closing sales prices of a share of Buyer Common Stock as reported on NYSE for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), (ii) all Bank Merger Approvals (and waivers, if applicable) have been received (disregarding any waiting period) (unless the condition in Section 7.2(c) is waived by Buyer), (iii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated herein is obtained and (iv) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of Buyer in order to consummate the Merger and the transactions contemplated herein is obtained.

(C) “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D) “Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean the KBW Bank Index.

(E) “Initial Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Common Stock, as reported on NYSE, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(v) If Buyer or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(g).

8.2. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer an amount equal to $5,320,943 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b) due to the failure to obtain the approval of the Company’s shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within twelve (12) months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “25%” shall instead refer to “50%.”

(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within twelve (12) months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “25%” shall instead refer to “50%.”

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two (2) Business Days after the date of the event giving rise to the obligation to make such payment. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX.

MISCELLANEOUS

9.1. Standard. No representation or warranty of the Company contained in ARTICLE III or of Buyer contained in ARTICLE IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in ARTICLE III, in the case of the Company, or ARTICLE IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12 and Section 4.11). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.4, 3.5, 3.6, 3.7(a)(ii), 3.21, 3.31, the second sentence of Section 3.8, and the first three sentences of Section 3.2, in the case of the Company, and Sections 4.3, 4.4, 4.5, 4.6(a)(ii), 4.15 and the first two sentences of Section 4.2, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12, in the case of the Company, and Section 4.11, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.2. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

9.3. Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Ohio are authorized or obligated to close.

“Buyer Board” shall mean the Board of Directors of Buyer.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) any act of war (whether or not declared), armed hostilities, civil unrest, terrorism, and natural or man-made disaster, or other acts of god.

“Company Board” shall mean the Board of Directors of the Company.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) and (vi) any act of war (whether or not declared), armed hostilities, civil unrest, terrorism, and natural or man-made disaster, or other acts of god.

“Confidentiality Agreement” shall mean that certain letter agreement, dated July 29, 2016, by and between Buyer and the Company.

“Employee Program” shall mean (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (i) above; and (iii) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle. An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of a Person means an entity if it would have ever been considered a single employer with such Person under Section 4001(b) of ERISA or part of the same “controlled group” as such Person for purposes of Section 302(d)(3) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the individuals listed on Schedule 9.3(a)(i), or (ii) in the case of Buyer, the individuals listed on Schedule 9.3(a)(ii), provided, however, that in no event shall “reasonable inquiry” require environmental sampling or testing of any kind.

“Multiemployer Plan” shall mean an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement (other than the Bank Merger Approvals), including, without limitation, the approval of the FRB.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 1.9(a).

“Bank Merger Agreement” shall have the meaning set forth in Section 1.9(b).

“Bank Merger Approvals” shall have the meaning set forth in Section 7.2(c).

“Beneficial Owners” shall the meaning set forth in Section 2.6(e).

“BHCA” shall have the meaning set forth in Section 3.2.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2015 Form 10-K” shall have the meaning set forth in Section 4.10(a).

“Buyer 401(k) Plan” shall have the meaning set forth in Section 6.10(e).

“Buyer Bank” shall have the meaning set forth in the recitals to this Agreement.

“Buyer Board” shall have the meaning set forth in Section 4.5.

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1.

“Buyer Employee Program” shall have the meaning set forth in Section 4.13(a).

“Buyer Market Value” shall have the meaning set forth in Section 8.1(g)(iv)(A).

“Buyer Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Buyer Share Closing Price” shall have the meaning set forth in Section 2.3.

“Cash Consideration” shall have the meaning set forth in Section 2.7(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.5.

“Cash Option” shall have the meaning set forth in Section 2.1(c).

“Cash Payment Target” shall have the meaning set forth in Section 2.6(a).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2015 Form 10-K” shall have the meaning set forth in Section 3.11(a).

“Company 401(k) Plan” shall have the meaning set forth in Section 6.10(e).

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in the recitals to this Agreement.

“Company Common Stock” shall have the meaning set forth in Section 2.1(b).

“Company Director Designee” shall have the meaning set forth in Section 1.6.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Material Contract” shall have the meaning set forth in Section 3.19(a).

“Company Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 6.1(a)(iii).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.11(a).

“Company Stock Option” shall have the meaning set forth in Section 2.9(b).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“Company Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Continuation Period” shall have the meaning set forth in Section 6.10(a).

“CRA” shall have the meaning set forth in Section 3.7(b).

“Derivative Transactions” shall have the meaning set forth in Section 3.26.

“Determination Date” shall have the meaning set forth in Section 8.1(g)(iv)(B).

“OGCL” shall have the meaning set forth in Section 1.1.

“Discretionary Bonus Amount” shall have the meaning set forth in Section 6.10(h).

“Dissenting Shareholder” shall have the meaning set forth in Section 2.4.

“Dissenting Shares” shall have the meaning set forth in Section 2.4.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Election Deadline” shall have the meaning set forth in Section 2.5.

“Election Form” shall have the meaning set forth in Section 2.5.

“Employee Retention Amount” shall have the meaning set forth in Section 6.10(g).

“Environment” shall have the meaning set forth in Section 3.17(f).

“Environmental Laws” shall have the meaning set forth in Section 3.17(f).

“Exchange Agent” shall have the meaning set forth in Section 2.7(a).

“Exchange Fund” shall have the meaning set forth in Section 2.7(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FDIA” shall have the meaning set forth in Section 3.9(a).

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Final Index Price” shall have the meaning set forth in Section 8.1(g)(iv)(C).

“Finance Laws” shall have the meaning set forth in Section 3.9(d).

“Financial Advisor” shall have the meaning set forth in Section 3.31.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.17(f).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Index” shall have the meaning set forth in Section 8.1(g)(iv)(D).

“Index Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“Initial Buyer Market Value” shall have the meaning set forth in Section 8.1(g)(iv)(E).

“Initial Index Price” shall have the meaning set forth in Section 8.1(g)(iv)(F).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IRS” shall have the meaning set forth in Section 3.13(i).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section 3.17(f).

“Loans” shall have the meaning set forth in Section 3.23(a).

“Marks” shall have the meaning set forth in Section 3.18(g).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(f).

“Multiple Employer Plan” shall have the meaning set forth in Section 3.14(f).

“New Certificates” shall have the meaning set forth in Section 2.7(a).

“Non-Election Shares” shall have the meaning set forth in Section 2.5.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“NQDC Plan” shall have the meaning set forth in Section 3.14(k).

“NYSE” shall have the meaning set forth in Section 2.3.

“OCC” shall have the meaning set forth in Section 3.10(b).

“ODFI” shall have the meaning set forth in Section 3.11(c).

“Old Certificate” shall have the meaning set forth in Section 2.2.

“Oil” shall have the meaning set forth in Section 3.17(f).

“Option Consideration” shall have the meaning set forth in Section 2.9(b).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Participation Facility” shall have the meaning set forth in Section 3.17(f).

“Patents” shall have the meaning set forth in Section 3.18(g).

“Per Company Share Cash Equivalent Consideration” shall have the meaning set forth in Section 2.9(c).

“PBCL” shall have the meaning set forth in Section 1.1.

“PDBS” shall have the meaning set forth in Section 6.8.

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Products” shall have the meaning set forth in Section 3.18(g).

“Registration Statement” shall have the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).

“Special Record Date” shall have the meaning set forth in Section 2.5.

“SEC” shall have the meaning set forth in Section 3.11(a).

“Share Option” shall have the meaning set forth in Section 2.1(c).

“Stock Election Shares” shall have the meaning set forth in Section 2.5.

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.21.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.7(b).

9.4. Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

9.5. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

9.6. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer, to:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Attention: T. Michael Price, President and Chief Executive Officer

Facsimile: (724) 463-5501

With a copy to (which shall not constitute notice):

Squire Patton Boggs (US) LLP

221 E. Fourth St., Suite 2900

Cincinnati, Ohio 45202

Attention: James J. Barresi, Esq.

Facsimile: (513) 361-1201

If to the Company, to:

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attention: Ronald J. Seiffert, Chairman, President, and Chief Executive Officer

Facsimile: (740) 657-7511

With a copy to (which shall not constitute notice):

Porter, Wright, Morris & Arthur, LLP

41 S. High St., Suite 3100

Columbus, OH 43215

Attention: Jeremy D. Siegfried, Esq.

Facsimile: (614) 227 – 2100

9.7. Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), nothing in this Agreement, including the documents and instruments referred to herein, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.8. Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.9. Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of the PBCL are applicable). Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Common Pleas of Delaware County, Ohio, or if that court does not have jurisdiction, a federal court sitting Columbus, Ohio in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ T. Michael Price

Name: T. Michael Price
Title: President and Chief Executive Officer

DCB FINANCIAL CORP

By:	/s/ Ronald J. Seiffert

Name: Ronald J. Seiffert

Title:	Chairman, President, and Chief Executive Officer

Annex B

October 2, 2016

The Board of Directors

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, OH 43035

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of DCB Financial Corp (“DCB”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of DCB with and into First Commonwealth Financial Corporation (“First Commonwealth”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between DCB and First Commonwealth. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of First Commonwealth, DCB, any holder of common shares, no par value, of DCB (“DCB Common Stock”) or any holder of shares of common stock, par value $1.00 per share, of First Commonwealth (“First Commonwealth Common Stock”), each share of DCB Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenting Shares (each as defined in the Agreement)) will become and be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) 1.427 shares of First Commonwealth Common Stock (the “Stock Consideration”) or (ii) $14.50 in cash (the “Cash Consideration”); provided that, pursuant to proration and reallocation as set forth in the Agreement, the aggregate Cash Consideration (including cash payments for fractional shares and counting Dissenting Shares as Cash Election Shares (as defined in the Agreement)) will be equal or as nearly equal as possible to $21,283,773. The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, as soon as practicable after consummation of the Merger or on such later date as First Commonwealth shall specify, Delaware County Bank and Trust Company, a wholly-owned subsidiary of DCB (“DCB Bank”), will merge with and into First Commonwealth Bank, a wholly-owned subsidiary of First Commonwealth (“First Commonwealth Bank”), with First Commonwealth Bank as the surviving entity, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to DCB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and further to certain existing sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, DCB and First Commonwealth and, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of DCB or First Commonwealth for its and their own accounts and for the accounts of its and their respective customers and clients. We have acted exclusively for the board of directors of DCB (the “Board”) in rendering this opinion and will receive a fee from DCB for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, DCB has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to DCB. In the past two years, KBW has provided investment banking and financial advisory services to First Commonwealth but did not receive compensation for such services. KBW was engaged to act as financial advisor to First Commonwealth in October 2014 and July 2015, in each case in connection with a potential acquisition by First Commonwealth that was not consummated and for which no compensation was received. We may in the future provide investment banking and financial advisory services to DCB or First Commonwealth and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of DCB and First Commonwealth and bearing upon the Merger, including among other things, the following: (i) an execution version of the Agreement (the most recent version made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of DCB; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of DCB; (iv) certain draft and unaudited financial results for the two-month period ended August 31, 2016 of DCB (provided to us by representatives of DCB); (v) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of First Commonwealth; (vi) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of First Commonwealth: (vii) certain regulatory filings of DCB, DCB Bank, First Commonwealth and First Commonwealth Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP, the quarterly reports on Form FR Y-9LP, and the quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015, the quarter ended March 31, 2016 and the semi-annual period and quarter ended June 30, 2016; (viii) certain other interim reports and other communications of DCB and First Commonwealth to their respective shareholders; and (ix) other financial information concerning the businesses and operations of DCB and First Commonwealth that was furnished to us by DCB and First Commonwealth or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of DCB and First Commonwealth; (ii) the assets and liabilities of DCB and First Commonwealth; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for DCB and First Commonwealth with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of DCB that were prepared by, and provided to us and discussed with us by, DCB management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of First Commonwealth for 2016, 2017, and 2018 (which “street estimates” include assumptions regarding First Commonwealth’s pending acquisition of bank branches of FirstMerit Corporation that was publicly announced on July 27, 2016 (such acquisition, the “FirstMerit Branch Acquisition”)), as well as assumed long-term First Commonwealth growth rates provided to us by First Commonwealth management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions at the direction of DCB management and with the consent of the Board; (vii) projected balance sheet and capital data of First Commonwealth, giving effect to First Commonwealth’s estimates and assumptions regarding the pro forma impact of the FirstMerit Branch Acquisition, that was prepared by First Commonwealth management, provided to and discussed with us by such management and used and relied upon by us based on such discussions at the direction of DCB management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on First Commonwealth (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of First Commonwealth, and used and relied upon by us based on such discussions at the direction of DCB management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of DCB and First Commonwealth regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies (including, in the case of First Commonwealth management, matters pertaining to the FirstMerit Branch Acquisition) and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by or on behalf of DCB, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with DCB.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of DCB as to the reasonableness and achievability of the financial and operating forecasts and projections of DCB (and the assumptions and bases therefor) referred to above and we have assumed that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of DCB, upon First Commonwealth management as to the reasonableness and achievability of (i) the publicly available consensus “street estimates” of First Commonwealth (and the assumed First Commonwealth long-term growth rates provided to us by such management) referred to above, and (ii) the projected balance sheet and capital data of First Commonwealth referred to above and (iii) the estimates regarding certain pro forma financial effects of the Merger on First Commonwealth (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) referred to above, and we have assumed that all such information was reasonably prepared on bases reflecting, or in the case of the First Commonwealth “street estimates” referred to above that such information is consistent with, the best currently available estimates and judgments of First Commonwealth management and that the forecasts, projections and estimates reflected in all such information will be realized in the amounts and in the time periods currently estimated. We express no view or opinion as to the FirstMerit Branch Acquisition (or any terms, aspects or implications thereof) and have assumed, with the consent of DCB, that the FirstMerit Branch Acquisition will be consummated as described to us by First Commonwealth management in the fourth quarter of 2016.

It is understood that the portion of the foregoing financial information of DCB and First Commonwealth that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Commonwealth referred to above that we were directed to use, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of DCB and First Commonwealth and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either DCB or First Commonwealth since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for DCB and First Commonwealth are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of DCB or First Commonwealth, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of DCB or First Commonwealth under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution version reviewed by us referred to above) with no adjustments to the Merger Consideration (or the cash and stock components thereof) and with no other payments in respect of the DCB Common Stock); (ii) that the FirstMerit Branch Acquisition will be completed as described to us by representatives of First Commonwealth; (iii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iv) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (v) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction (including the Bank Merger) will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of DCB, First Commonwealth or the pro forma entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of DCB that DCB has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to DCB, First Commonwealth, the Merger and any related transaction (including the Bank Merger), the FirstMerit Branch Acquisition and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of DCB Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger or any related transaction to DCB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of DCB to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by DCB or the Board, (iii) the fairness of the amount or nature of any compensation to any of DCB’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of DCB Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of DCB (other than the holders of DCB Common Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Commonwealth or any other party to any transaction contemplated by the Agreement, (v) whether First Commonwealth has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Cash Consideration to the holders of DCB Common Stock at the closing of the Merger, (vi) the election by holders of DCB Common Stock to receive the Cash Consideration or the Stock Consideration, or any combination thereof, or the actual allocation between the Cash Consideration and the Stock Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Stock Consideration and the Cash Consideration, (vii) any adjustment (as provided in the Agreement) to the Merger Consideration assumed for purposes of our opinion, (viii) the actual value of First Commonwealth Common Stock to be issued in the Merger, (ix) the prices, trading range or volume at which DCB Common Stock or First Commonwealth Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which First Commonwealth Common Stock will trade following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement or (xi) any legal, regulatory, accounting, tax or similar matters relating to DCB, First Commonwealth, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), or the FirstMerit Branch Acquisition, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of DCB Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of DCB Common Stock, what election any such shareholder should make with respect to the Cash Consideration, the Stock Consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of DCB Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex C

Section 1701.85 of the Ohio Revised Code

Qualifications of and procedures for dissenting shareholders

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701. 801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Indemnification under the Registrant’s by-laws. The Registrant’s by-laws require the Registrant to indemnify its directors and officers against expenses and liabilities to the fullest extent permitted by law. Any director or officer who is made, or threatened to be made, a party to any claim, action, suit or proceeding by reason of such person being or having been a director or officer of the Registrant or a subsidiary of the Registrant, or by reason of the fact that such person is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or other representative of another corporation or entity, will be entitled to indemnification. The by-laws further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the by-laws, any agreement, charter provision, vote of shareholders or directors, or otherwise.

Indemnification under the PBCL. The Pennsylvania Business Corporation Law (“PBCL”) authorizes indemnification of a director or officer against expenses and liabilities if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Unless ordered by a court, indemnification may be made only upon a determination that indemnification of the director or officer is proper under the circumstances because the director or officer has met this standard of care. The determination may be made:

(1) by the board of directors of the Registrant by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

(2) if such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the Registrant’s shareholders.

Notwithstanding the above, to the extent that a director or officer has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue or matter in any such action or proceeding, such person is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by in connection with the action or proceeding.

Limitation of Liability under the Registrant’s by-laws. The Registrant’s by-laws provide that no director or officer of the Registrant will be liable by reason of having been a director or officer of the Registrant if the person performs his or her duties in good faith and in a manner reasonably believed to be in the best interests of the Registrant. This standard will be satisfied if the person acted without self-dealing, willful misconduct or recklessness.

Directors’ and Officers’ Liability Insurance. The Registrant maintains primary directors’ and officers’ liability insurance with a $40 million limit per year and excess “Side A” insurance with a limit of $10 million.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit	Description

2.1	Agreement and Plan of Merger dated October 2, 2016 between First Commonwealth Financial Corporation and DCB Financial Corp (included as Annex A to this proxy statement and prospectus).

3.1	Amended and Restated Articles of Incorporation of First Commonwealth Financial Corporation (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q for the quarter ended June 30, 2010, filed on July 30, 2010).

3.2	Amended and Restated By-Laws of First Commonwealth Financial Corporation (incorporated by reference to Exhibit 3.1 to First Commonwealth’s Current Report as Form 8-K filed February 1, 2016).

5.1*	Opinion of Matthew C. Tomb, Executive Vice President, Chief Risk Officer and General Counsel of First Commonwealth Financial Corporation, as to the validity of the securities being issued.

8.1*	Opinion of Squire Patton Boggs (US) LLP regarding tax matters.

8.2*	Opinion of Porter, Wright, Morris & Arthur, LLP regarding tax matters.

23.1	Consent of KPMG LLP.

23.2	Consent of Plante & Moran, PLLC.

23.3*	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 8.1).

23.4*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 8.2).

24	Powers of Attorney (included on signature page).

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2*	Form of DCB Financial Corp proxy card.

99.3*	Form of DCB Financial Corp Election.

*	To be filed by Amendment.

The Registrant has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. The Registrant will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Indiana, Commonwealth of Pennsylvania, on the 18th day of November, 2016.

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ T. Michael Price
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, T. Michael Price and James R. Reske, his true and lawful attorney-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. Michael Price T. Michael Price	President and Chief Executive Officer Director (Principal Executive Officer)	11/18/16

/s/ James R. Reske James R. Reske	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	11/18/16

/s/ David S. Dahlmann David S. Dahlmann	Chairman of the Board	11/18/16

/s/ James G. Barone James G. Barone	Director	11/18/16

/s/ Julie A. Caponi Julie A. Caponi	Director	11/18/16

/s/ Ray T. Charley Ray T. Charley	Director	11/18/16

/s/ Gary R. Claus Gary R. Claus	Director	11/18/16

Signature	Title	Date

/s/ Johnston A. Glass Johnston A. Glass	Director	11/18/16

/s/ Jon L. Gorney Jon L. Gorney	Director	11/18/16

/s/ David W. Greenfield David W. Greenfield	Director	11/18/16

/s/ Luke A. Latimer Luke A. Latimer	Director	11/18/16

/s/ Laurie Stern Singer Laurie Stern Singer	Director	11/18/16

/s/ Robert J. Ventura Robert J. Ventura	Director	11/18/16